Exhibit 10.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is dated effective as of December 12, 2016 (the “Execution Date”) by and among Pacific Ethanol Central, LLC, a Delaware limited liability company (“PEC”), Aurora Cooperative Elevator Company, a Nebraska cooperative corporation (“ACEC”) and Pacific AURORA, LLC, a Delaware limited liability company (“Pacific Aurora”).

RECITALS:

WHEREAS, PEC holds 100% of the issued and outstanding equity interests (the “Equity Interests”) of each of Pacific Ethanol Aurora East, LLC, a Delaware limited liability company (“AE”) and Pacific Ethanol Aurora West, LLC, a Delaware limited liability company (“AW”, and together with AE, the “Plant Owners”).

WHEREAS, each of the Plant Owners wholly owns and operates an ethanol production plant and related facilities on its properties;

WHEREAS, ACEC wholly owns and operates a grain elevator adjacent to the Plant Owners’ properties as well as related grain handling assets, including the outer rail loop, and the real property on which they are located, all as more particularly described in Section 2.02 below; and

WHEREAS, the parties desire to enter into a joint venture transaction by which PEC will contribute the Equity Interests, and ACEC will contribute the Grain Facilities (as defined below) and other specified assets, to Pacific Aurora, all pursuant to the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“ACEC Material Adverse Effect” means any fact, event, circumstance or effect that, individually or together with all other such facts, events, circumstances and effects, is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of the Contributed Assets, taken as a whole.

“Adjusted Net Assets” means the value, as of the Closing Date, of (i) the sum of cash and cash equivalents, accounts receivable, inventory (including raw materials, supplies and work in process), prepaid expenses, intercompany/related party receivables (to the extent not eliminated in consolidation of AW and AE), derivatives (to the extent an asset), deposits (including bonds) and any other assets agreed to by PEC and ACEC, in each case owned by the Plant Owners as of the Closing Date, minus (ii) the sum of accounts payable, accrued payroll and benefits, derivatives (to the extent a liability), intercompany/related party payables (to the extent not eliminated in consolidation of AW and AE), outstanding capital leases, accrued taxes, and any other liabilities agreed to by PEC and ACEC, in each case owed by the Plant Owners as of the Closing Date, with all of the foregoing as calculated in accordance with GAAP and the example set forth in Exhibit A hereto, it being acknowledged and agreed by the parties that Exhibit A hereto represents an example only and is not a prediction of the Adjusted Net Assets as of the Closing.

1

“Affiliate” of any Person shall mean another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Applicable Law” means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), or consent of the court, other Governmental Entity or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues to which such Person or any of its assets or revenues are subject.

“Business Day” means any day, other than a Saturday or a Sunday, or a day on which National banking associations located in the State of California or the State of Nebraska are required by Applicable Law to remain closed.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract(s)” means any agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, covenants not to sue, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied (each, including all amendments thereto).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended.

“Disqualified Person” means a person who is (a) a “tax-exempt entity” within the meaning of Section 168(h) of the Code, or (b) a partnership or other pass-through entity (including a disregarded entity) a direct owner of which is a Disqualified Person described in clause (a) or this clause (b).

“Environmental Law(s)” means any and all applicable international, federal, state, or local Applicable Laws or rule of common law which regulate or relate to (a) the condition, protection or cleanup of the environment, or the preservation or protection of waterways, groundwater, surface water, drinking water, land, soil, air, wildlife, plants or other natural resources, (b) the generation, manufacturing, labeling, use, treatment, storage, transportation, handling, disposal, presence or release of Hazardous Substances, (c) the protection of public health or property, or (d) impose Liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, California’s Proposition 65, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, and all analogous Applicable Laws promulgated or issued by any Governmental Entity.

“Equipment” means all machinery, mobile or otherwise, equipment and systems, including (a) all processing units, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, and heating, refrigerating, air conditioning, and ventilating systems, (c) all tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, sewers and loading and unloading lines, (d) all telecommunication assets and equipment and computer hardware and software, (e) all supplies, spare parts, tools, computers, and warehouse stores, (f) all other fixtures, furniture and furnishings, (g) works-in-process, (h) vehicles, trucks, tractors, trailers and rail cars, and (i) all other tangible personal property of every kind whatsoever, in each case owned or leased by ACEC and used or held for use in connection with the ownership and operation of the business associated with the Contributed Assets.

2

“Escrow Agent” means Commonwealth Land Title Insurance Company, or another escrow agent mutually agreed upon by PEC and ACEC.

“Excluded Assets” means all grain stored in or with respect to the Contributed Assets as of the Closing.

“GAAP” means United States generally accepted accounting principles.

“General Warranty Deed” means the Warranty Deed or Deeds, as the case may be, substantially in the form attached hereto as Exhibit B, in form and substance reasonably satisfactory to the Title Company.

“Governmental Entity” means any foreign, federal, state, local or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority.

“Grain Facilities” means all grain elevators, buildings, structures, rail lines, fixtures and aboveground and underground conveyors, piping and appurtenances owned or leased by ACEC or its Affiliates and that are located on the Real Estate Interests, but excluding for the avoidance of doubt (a) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Real Estate Interests, and (b) rail lines, pipelines and other improvements and fixtures owned by third parties and located on existing easements for such purpose which encumber the Real Estate Interests.

“Hazardous Substances” means any pollutant, chemical, chemical compound, waste, material or substance that is defined, classified or regulated, or controlled by any Environmental Law, whether solid, liquid or gas, and including any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, mixtures or derivatives.

“Knowledge” and “Known” mean, in the case of (a) ACEC, the actual knowledge of any of Chris Vincent, Robert Brown and Chris Decker, and the knowledge any reasonable person under similar circumstances would be reasonably likely to obtain upon reasonable investigation, and (b) PEC, the actual knowledge of any of Neil Koehler, Mike Kandris, Bryon McGregor and Christopher Wright, and the knowledge any reasonable person under similar circumstances would be reasonably likely to obtain upon reasonable investigation.

“Liability” or “Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Lien” means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, right of first refusal, option, conditional or installment sale agreement, charge or other claims of third parties of any kind.

“Loss” means any and all costs, losses, diminution in property value, Liabilities, damages, Taxes, judgments, lawsuits, claims and expenses (whether or not arising out of third party claims), including interest, penalties, and reasonable attorneys’ fees incurred by a party.

3

“PEC Sold Assets” means all assets of the Plant Owners identified in subparagraph (i) of the definition of Adjusted Net Assets.

“Permit” means any license, franchise, permit, certificate, approval, registration, consent decree, consent, order, variance or other similar right, authorization or directive issued by a Governmental Entity.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Plant Owner Material Adverse Effect” means any fact, event, circumstance or effect that, individually or together with all other such facts, events, circumstances and effects, is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of the Plant Owners, taken as a whole.

“Pre-Closing Tax Period” means a taxable period or a portion thereof that ends on or before the Closing Date.

“Pre-Closing Taxes” means, with respect to PEC, Taxes of the Plant Owners for any Pre-Closing Tax Period, and with respect to ACEC, Taxes with respect to the Contributed Assets for any Pre-Closing Tax Period. Taxes for a Straddle Period shall be allocated to the Pre-Closing Tax Period (a) ratably based on the number of days in the Straddle Period that are in the Pre-Closing Tax Period if they are imposed on a periodic basis and (b) based on an interim closing of the books if they are based upon or related to income or receipts.

“Proceeding(s)” means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Entity.

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” or “Taxes” means all taxes of whatever kind or nature, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity.

“Tax Return” means any report, return (including information return or declaration of estimated Taxes), claim for refund, or statement relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Title Commitments” means customary title insurance commitments with respect to the Real Estate Interests, the Plant Owner Real Property and the Plant Owner Leased Real Property, as applicable, in connection with the Closing to be issued by the Title Company, which such Title Commitments must be authorized and countersigned by a duly authorized agent for the Title Company.

“Title Company” means Commonwealth Land Title Insurance Company, or another title insurance company mutually agreed upon by PEC and ACEC.

4

“Title Policy” or “Title Policies” means the Standard Coverage Policy of Title Insurance, insuring AE’s, AW’s or Pacific Aurora’s interests, as applicable, in the tracts, pieces or parcels of real property described in the Title Commitments, in accordance with and subject to the matters set forth in the Title Commitments.

“Transferor” means PEC or ACEC.

ARTICLE 2
Contributions

Section 2.01. PEC Contribution. Upon the terms and subject to the conditions of this Agreement, PEC agrees to contribute, transfer, assign, convey and deliver to Pacific Aurora, and Pacific Aurora agrees to accept from PEC at the Closing (as defined below), in exchange for the consideration payable to PEC set forth in Section 2.05 below, the Equity Interests, free and clear of all Liens.

Section 2.02. ACEC Contribution. Upon the terms and subject to the conditions of this Agreement, ACEC agrees to contribute, transfer, assign, convey and deliver to Pacific Aurora, and Pacific Aurora agrees to accept from ACEC, at the Closing, in exchange for the consideration payable to ACEC set forth in Section 2.05 below, all of ACEC’s right, title and interest in, to and under the Grain Facilities and all of ACEC’s right, title and interest in, to and under the following rights, properties and assets, in each case free and clear of all Liens (except such Liens as are expressly permitted herein) (collectively, and including the Grain Facilities, the “Contributed Assets”):

(a)       the tracts or parcels of land owned in fee listed on Section 2.02(a) of the ACEC Disclosure Schedule (as defined below) (the “Land”), together with all buildings, structures, fixtures and other improvements owned by ACEC and located thereon (including all construction work-in-progress, process units, storage tanks, silos, control houses, office buildings, facilities, warehouses and similar improvements) (the Land, all such improvements and personal property, collectively, the “ACEC Owned Real Property”);

(b)       the leasehold estates listed on Section 2.02(b) of the ACEC Disclosure Schedule (the “ACEC Leased Real Property”), and the related lease or sublease agreements (the “Real Property Leases”) respecting land, buildings, fixtures and real property improvements (whether owned or leased), together with all construction work-in-progress in respect of same;

(c)       the easements, licenses and other privileges appurtenant to the ACEC Owned Real Property and the ACEC Leased Real Property and operation of the Grain Facilities and any other facilities, including the easements identified on Section 2.02(c) of the ACEC Disclosure Schedule (the “Easements” and, together with the ACEC Owned Real Property and ACEC Leased Real Property, the “Real Estate Interests”);

(d)       any inventories other than the Excluded Assets;

(e)       the Equipment, including the Equipment described on Section 2.02(e) of the ACEC Disclosure Schedule;

(f)       all rights of ACEC under the Contracts described on Section 2.02(f) of the ACEC Disclosure Schedule (collectively, the “Assigned Contracts”);

(g)       all Permits held by ACEC or its Affiliates that relate to the ownership and operation of the Contributed Assets, including the Permits described on Section 2.02(g) of the ACEC Disclosure Schedule;

5

(h)       all books, records, files and papers of ACEC, whether in hard copy or computer format, relating to the Contributed Assets including all of ACEC’s plans, specifications, construction documents, real estate files (including copies of all surveys, site plans and agreements relating to the Real Estate Interests), environmental studies and reports, government compliance files, and all other records, reports and files related to the Contributed Assets;

(i)       all rights, title and interest of ACEC in unexpired warranties from third parties related to the Contributed Assets, including warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services; and

(j)       all deposits, advance payments, prepayments, prepaid expenses and other similar payments made by or on behalf of ACEC, in each case to the extent related to the Contributed Assets.

The Excluded Assets shall remain assets of ACEC and shall be stored pursuant to the terms and conditions of a Grain Procurement Agreement to be executed and delivered by Pacific Aurora and ACEC at the Closing.

Section 2.03. [RESERVED.]

Section 2.04. Retained Liabilities. Pacific Aurora shall assume no Liability of ACEC or its Affiliates by virtue of the conveyance of the Contributed Assets or the transactions contemplated by this Agreement. The Liabilities of ACEC and its Affiliates as of the Closing Date (hereinafter the “Retained Liabilities”) shall remain the obligation of ACEC and its Affiliates, respectively, and ACEC covenants and agrees that it will pay, perform and discharge the Retained Liabilities as and when due. The Liabilities arising solely by virtue of the ownership of the Contributed Assets and the operation of Pacific Aurora’s business, in each case after the Closing, shall be the obligations of Pacific Aurora and Pacific Aurora covenants and agrees that it will pay, perform and discharge its Liabilities as and when due. Likewise, the Liabilities arising after the Closing by virtue of the operation of ACEC’s business shall be the obligations of ACEC and ACEC covenants and agrees that it will pay, perform and discharge its Liabilities as and when due. Solely for purposes of this Section 2.04, the term “Affiliate” shall not include, as to ACEC, Pacific Aurora. The Retained Liabilities include without limitation the following:

(a)       except as expressly set forth in this Agreement, all Liabilities relating to or arising out of the ownership or operation of the Contributed Assets or the conduct of the business associated with the Contributed Assets prior to the Closing, including ACEC’s Liabilities for Taxes for the period prior to and through the Closing Date;

(b)       all Liabilities of ACEC or any of its Affiliates under any Assigned Contract to the extent required to be paid or performed prior to the day of the Closing;

(c)       any Liability to the extent relating to any asset not part of the Contributed Assets;

(d)       any Pre-Closing Taxes of ACEC;

(e)       all accrued fees, expenses and other costs to be borne by ACEC pursuant to this Agreement;

(f)       all of the obligations, covenants, commitments, undertakings and other Liabilities arising under any Contract not part of the Assigned Contracts;

6

(g)       ACEC’s Liabilities under any Contract regarding indebtedness, including all existing bank indebtedness, indebtedness from financial institutions, personal indebtedness or capitalized lease obligations;

(h)       all Liabilities (including any accrued and unpaid wages, vacation, holiday, personal leave time, sick leave, or severance benefits or other accrued benefits of any nature) arising out of or with respect to (i) the employees of the business associated with the Contributed Assets or their employment with, their benefits, or the termination of their employment from, ACEC or its Affiliates prior to the Closing, (ii) any employees formerly employed by ACEC, employment with, or the termination of their employment from ACEC or its Affiliates prior to the Closing, (iii) all employment benefit plans, (iv) any and all employee grievances arising prior to the Closing, and (v) the misclassification by ACEC or its Affiliates of any Person providing services to the business associated with the Contributed Assets or ACEC or its Affiliates as an independent contractor or consultant where such classification should have been as an employee;

(i)       Any Liabilities under any Environmental Law;

(j)       all expenses, costs and fees (including attorneys’, auditors’ and advisors’ fees, if any) incurred by ACEC or its Affiliates in connection with the transactions contemplated by this Agreement;

(k)       any other Liabilities expressly allocated to ACEC or its Affiliates under this Agreement; and

(l)       except as expressly set forth in this Agreement, all such other Liabilities arising out of the ownership, operation or use of the Contributed Assets or the business associated with the Contributed Assets at any time prior to the Closing.

Section 2.05. Contribution Consideration.

(a)       The consideration to be paid by Pacific Aurora to PEC for its contribution of the Equity Interests to Pacific Aurora shall consist of (i) 88.15 units of membership interests of and issued by Pacific Aurora, representing immediately post-Closing 88.15% of the issued and outstanding equity interests of Pacific Aurora (the “PEC Interest”), which shall have the rights and obligations set forth in Pacific Aurora’s limited liability company agreement dated as of the Closing in the form attached hereto as Exhibit C (the “LLC Agreement”), and (ii) the Closing Adjusted Net Assets Payment, if any (as defined below) (collectively, the “PEC Consideration”). The parties agree that the Equity Interests, not including the PEC Sold Assets, have an aggregate value of $186,000,000.

(b)       The consideration to be paid by Pacific Aurora to ACEC for its contribution of the Contributed Assets to Pacific Aurora shall consist of 11.85 units of membership interests of and issued by Pacific Aurora, representing immediately post-Closing, 11.85% of the issued and outstanding equity interests of Pacific Aurora (the “ACEC Interest”), which shall have the rights and obligations set forth in the LLC Agreement (the “ACEC Consideration”). The parties agree that the Contributed Assets have an aggregate value of $25,000,000.

(c)       Within thirty (30) days after the Closing Date, Pacific Aurora shall prepare and deliver to each of PEC and ACEC a statement prepared on a basis consistent with the principles, practices and methodologies reflected on Exhibit A hereto (the “Closing Statement”) calculating in reasonable detail the amount of the Adjusted Net Assets as of the Closing Date (as may be adjusted pursuant to Section 2.05(d) below, the “Closing Adjusted Net Assets”). Pacific Aurora shall promptly provide both PEC and ACEC access to all relevant documents and information reasonably requested by PEC or ACEC, respectively, in connection with, and reasonably necessary to conduct, their review and analysis of the Closing Statement (including all components thereof).

7

(d)       If either PEC or ACEC disputes any amounts as shown on the Closing Statement, the disputing party shall deliver to Pacific Aurora within ten (10) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth the disputing party’s calculation of such amount and describing in reasonable detail the basis for the determination of such different amount. If any of PEC and ACEC does not deliver a Dispute Notice to Pacific Aurora within such ten (10) day period, the Closing Statement prepared and delivered by Pacific Aurora (as may be adjusted pursuant to this Section 2.05(d)) shall be deemed to be the “Final Closing Statement” as to such party or parties. Pacific Aurora and the disputing party or parties shall use commercially reasonable efforts to resolve such differences within a period of ten (10) days after delivery of the applicable Dispute Notice. If Pacific Aurora and the disputing party or parties resolve such differences, the Closing Statement agreed to by Pacific Aurora and the disputing party or parties shall be deemed to be the Final Closing Statement. If Pacific Aurora and any of PEC and ACEC do not reach a final resolution on the Closing Statement within ten (10) days after delivering a Dispute Notice, unless Pacific Aurora and the disputing party or parties mutually agree to continue their efforts to resolve such differences, a national independent accounting firm mutually acceptable to them (“Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement among Pacific Aurora, all of the disputing parties and the Neutral Accountant (which Pacific Aurora, and PEC and ACEC, to the extent they are disputing parties, agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items and amounts under dispute by the parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. Pacific Aurora and the disputing parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Pacific Aurora, the disputing party or parties and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such party’s determination of the amounts to be set forth on the Closing Statement; and Pacific Aurora and the disputing parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Pacific Aurora and the disputing parties and determine the amounts to be set forth on the Closing Statement within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of Pacific Aurora and the disputing parties (i.e., not on independent review) and on the definitions and other terms included herein. The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the parties, absent fraud or manifest error. The fees and expenses of the Neutral Accountant shall be paid by the party whose calculation of the Closing Adjusted Net Assets is furthest from the Neutral Accountant’s calculation thereof. Nothing in this Section 2.05(d) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Pacific Aurora, PEC and/or ACEC regarding the determination of the Final Closing Statement; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Pacific Aurora and any of PEC and ACEC. Neither Pacific Aurora nor PEC or ACEC shall have any right to dispute the Adjusted Net Assets determination once it has been finally determined in accordance with Section 2.05(c) or Section 2.05(d), absent fraud or manifest error.

(e)       Promptly, but no later than five (5) days after the final determination of the Closing Adjusted Net Assets, Pacific Aurora shall pay to PEC the positive amount, if any, of the Closing Adjusted Net Assets set forth in the Final Closing Statement (the “Closing Adjusted Net Assets Payment”). If the amount of the Closing Adjusted Net Assets is negative, PEC shall pay Pacific Aurora such amount. Any payments made pursuant to this Section 2.05(e) shall be treated as an adjustment to the PEC Consideration by the parties.

8

(f)       PEC and ACEC shall use their best efforts to jointly prepare a schedule allocating the PEC Consideration and the ACEC Consideration (and any other items that are required for federal income Tax purposes to be treated as consideration) (the “Allocation”) among (i) in the case of PEC, the Equity Interests and the PEC Sold Assets, and (ii) in the case of ACEC, the Contributed Assets. If PEC and ACEC are unable to agree on an Allocation, they shall refer such dispute to a Neutral Accountant, which shall make a final, binding and conclusive determination as to all matters in dispute with respect to the Allocation within thirty (30) days after such submission and shall promptly notify PEC and ACEC in writing of its resolution. PEC and ACEC each shall bear and pay one-half of the fees and other costs for services rendered by the Neutral Accountant pursuant to this Section 2.05(f). PEC, ACEC and Pacific Aurora shall report and file all Tax Returns consistent with the Allocation as agreed upon, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Entity or in any other Proceeding). In the event that any part of the Allocation is disputed by a Governmental Entity, the party receiving notice of such dispute shall use reasonable efforts to promptly notify the other parties, and PEC, ACEC and Pacific Aurora shall cooperate in good faith in responding to such challenge to preserve the effectiveness of such Allocation, each at its own cost and expense. PEC, ACEC and Pacific Aurora shall cooperate in the filing of any forms with respect to such Allocation, including any required amendments to such forms.

Section 2.06. Closing and Closing Mechanics. The parties shall conduct an escrow-style closing (the “Closing”) of the contribution of the Equity Interests and the Contributed Assets hereunder through the Escrow Agent so that it will not be necessary for any party to attend the Closing. The Closing shall occur as soon as possible after satisfaction of the conditions set forth in Article 8 (other than conditions that by their nature are to be, and will be, satisfied at the Closing), or at such other time as PEC, ACEC and Pacific Aurora may agree. Provided all conditions precedent to PEC’s obligations hereunder have been satisfied, PEC agrees to convey the Equity Interests to Pacific Aurora upon the Closing. Provided all conditions precedent to ACEC’s obligations hereunder have been satisfied, ACEC agrees to convey the Contributed Assets to Pacific Aurora upon the Closing. Provided all conditions precedent to Pacific Aurora’s obligations hereunder have been satisfied, Pacific Aurora agrees to issue to PEC the PEC Interest and to ACEC the ACEC Interest, in each case upon the Closing, by timely delivering the same to the Escrow Agent on the scheduled Closing Date. The items to be delivered by PEC, ACEC and Pacific Aurora in accordance with the terms of this Section 2.06 shall be delivered to the Escrow Agent no later than 5:00 p.m. Central Time on the last Business Day prior to the scheduled Closing Date. The Closing shall be deemed to be effective as of 12:00:01 a.m. Central Time on the Closing Date. At the Closing:

(a)       PEC shall deliver or cause to be delivered to ACEC and/or Pacific Aurora, as applicable, through the Escrow Agent:

(i)       a duly executed assignment of limited liability company interest in form and substance reasonably satisfactory to ACEC and Pacific Aurora assigning 100% of the issued and outstanding equity interests of AE to Pacific Aurora;

(ii)       a duly executed assignment of limited liability company interest in form and substance reasonably satisfactory to ACEC and Pacific Aurora assigning 100% of the issued and outstanding equity interests of AW to Pacific Aurora;

9

(iii)       copies of any third party consents and authorizations obtained by PEC pursuant to this Agreement;

(iv)       a certificate as to the good standing of PEC and each of the Plant Owners issued by the Delaware Secretary of State as of a date not more than ten (10) Business Days prior to the Closing;

(v)       duly executed escrow instructions in the form attached as Exhibit D hereto (“Escrow Instructions”);

(vi)       a certificate dated as of the Closing Date in form and substance required under the Treasury Regulations issued under Section 1445 of the Code stating that PEC is not a “foreign person” as defined in Section 1445 of the Code;

(vii)       as applicable, either (A) copies of the Plant Owner’s existing title policies on the Plant Owner Real Property and the Plant Owner Leased Real Property with endorsements insuring with endorsements insuring AW and AE, as applicable, as policy owner, or (B) any and all documents required by the Title Company to issue a Title Policy, including a customary owner’s affidavit sufficient to delete the standard title exceptions in the Title Commitment with respect to the Plant Owner Real Property and the Plant Owner Leased Real Property;

(viii)       any other agreements, documents, instruments and writings required to be delivered by PEC to ACEC or Pacific Aurora at or prior to the Closing pursuant to this Agreement;

(ix)       an executed application to Hamilton County, Nebraska, for a lot line adjustment between Lot 3 and Lot 6 (as each such term is defined below), conveying all of that portion of Lot 3 underlying the outer rail loop to Lot 6 (the “Lot Line Application”); and

(x)       such other documents and instruments as may be reasonably requested by ACEC, Pacific Aurora, the Title Company or the Escrow Agent in order to consummate or better effectuate the transactions contemplated in this Agreement.

(b)       ACEC shall deliver or cause to be delivered to PEC and/or Pacific Aurora, as applicable, through the Escrow Agent:

(i)       a bill of sale in form and substance reasonably satisfactory to PEC and Pacific Aurora (the “Bill of Sale”);

(ii)       copies of any third party consents and authorizations obtained by ACEC pursuant to this Agreement;

(iii)       a duly executed and acknowledged General Warranty Deed, together with Real Estate Transfer Statement, Form 521 and any other required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any Governmental Entity in connection with the transactions contemplated hereunder;

(iv)       a certificate as to the good standing of ACEC issued by the Nebraska Secretary of State as of a date not more than ten (10) Business Days prior to the Closing;

(v)       duly executed Escrow Instructions;

10

(vi)       a certificate dated as of the Closing Date in form and substance required under the Treasury Regulations issued under Section 1445 of the Code stating that ACEC is not a “foreign person” as defined in Section 1445 of the Code;

(vii)       any and all documents required by the Title Company to issue a Title Policy, including a customary owner’s affidavit sufficient to delete the standard title exceptions in the Title Commitment with respect to the Real Estate Interests;

(viii)       a duly executed easement agreement regarding Lot 3 (Aurora West Subdivision Replat) (“Lot 3”) and Lot 6 (Aurora West Subdivision Replat) (“Lot 6”) conveying all rights to use, access, improve and maintain the portion of Lot 3 underlying the outer rail loop to the Plant Owners except retaining for ACEC only those rights necessary for its existing fertilizer plant to use the outer rail loop until such time as a lot line adjustment between Lot 3 and Lot 6 is approved and of record and thereafter retaining to ACEC those rights necessary for its existing fertilizer plant to use the outer rail loop, in the form attached as Exhibit E hereto (“Outer Track Loop Easement and Use Agreement”);

(ix)       the duly executed Lot Line Application;

(x)       any other agreements, documents, instruments and writings required to be delivered by ACEC to PEC or Pacific Aurora at or prior to the Closing pursuant to this Agreement; and

(xi)       such other documents and instruments as may be reasonably requested by PEC, Pacific Aurora, the Title Company or the Escrow Agent in order to consummate or better effectuate the transactions contemplated in this Agreement.

(c)       Pacific Aurora shall deliver or cause to be delivered to PEC and/or ACEC, as applicable, through the Escrow Agent:

(i)       the Bill of Sale duly executed by Pacific Aurora;

(ii)       copies of any third party consents and authorizations obtained by Pacific Aurora pursuant to this Agreement;

(iii)       a certificate as to the good standing of Pacific Aurora issued by the Delaware Secretary of State as of a date not more than ten (10) Business Days prior to the Closing;

(iv)       duly executed Escrow Instructions;

(v)       Any and all documents required by the Title Company to issue the Title Policy or Title Policies;

(vi)       the duly executed Outer Track Loop Easement and Use Agreement;

(vii)       any other agreements, documents, instruments and writings required to be delivered by Pacific Aurora to PEC or ACEC at or prior to the Closing pursuant to this Agreement; and

(viii)       such other documents and instruments as may be reasonably requested by PEC, ACEC, the Title Company or the Escrow Agent in order to consummate or better effectuate the transactions contemplated in this Agreement.

11

(d)       At Closing, the Escrow Agent shall record or cause to be recorded in the official records of Hamilton County, Nebraska all of the following:

(i)       The General Warranty Deed; and

(ii)       The Outer Track Loop Easement and Use Agreement.

ARTICLE 3
Representations and Warranties of PEC

Subject to the disclosures expressly set forth in the correspondingly numbered sections of the disclosure schedule of PEC delivered to ACEC and Pacific Aurora concurrently with the parties’ execution of this Agreement (the “PEC Disclosure Schedule”), PEC represents and warrants to ACEC and Pacific Aurora, as follows:

Section 3.01. Organization and Qualification. Each of the Plant Owners is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Plant Owners is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be so duly licensed or qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Plant Owner Material Adverse Effect.

Section 3.02. Capitalization. PEC holds, beneficially and of record, the Equity Interests, except as set forth in Section 3.02 of the PEC Disclosure Schedule, free and clear of all Liens. None of the Plant Owners has any issued and outstanding options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests.

Section 3.03. Subsidiaries. None of the Plant Owners has any Subsidiary.

Section 3.04. Authorization. The execution, delivery and performance by PEC of this Agreement and the consummation of the transactions contemplated hereby are within PEC’s corporate or other powers and have been duly authorized by all necessary corporate or other action on the part of PEC. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of PEC enforceable against PEC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 3.05. Noncontravention. The execution, delivery and performance by PEC of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than compliance with the matters expressly contemplated in this Agreement or set forth on Section 3.05 of the PEC Disclosure Schedule. The execution, delivery and performance by PEC of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the organizational documents of PEC, (b) violate any Applicable Law, (c) except for the consents expressly contemplated in this Agreement or as set forth in Section 3.05 of the PEC Disclosure Schedule, require any consent, approval or other action under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the business of any of the Plant Owners to which any of them is entitled under any provision of any Contract binding upon any of the Plant Owners, or (d) result in the creation or imposition of any Lien on any of the Plant Owners’ assets.

12

Section 3.06. Litigation. Except as set forth in Section 3.06 of the PEC Disclosure Schedule, there is no Proceeding pending, or, to the Knowledge of PEC, threatened, against any of the Plant Owners or any of their respective directors, managers or officers (in their capacities as such or relating to their employment, services or relationship with any of the Plant Owners) or that would materially relate to or affect the Plant Owners. Since July 1, 2015, none of the Plant Owners has committed a violation of any judgment, decree, injunction or order of any Governmental Entity applicable to it or any of its respective properties or assets. None of the Plant Owners, nor, to the Knowledge of PEC, any of the directors, managers or officers of any of the Plant Owners (in their capacities as such or relating to their employment, services or relationship with any of the Plant Owners as applicable) is subject to any judgment, decree, injunction or order of any Governmental Entity. Except as set forth in Section 3.06 of the PEC Disclosure Schedule, none of the Plant Owners has any Proceeding pending against any other Person.

Section 3.07. Compliance with Applicable Law and Permits.

(a)       Each of the Plant Owners holds all material authorizations, Permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including any Governmental Entity engaged in the regulation of the Plant Owners’ respective products) which are required for the Plant Owners to own, lease, license and operate their respective properties and other assets and to carry on their respective businesses in the manner as they are being conducted as of the date hereof (the “Plant Owner Permits”), and all the Plant Owner Permits are valid, and in full force and effect other than any Plant Owner Permit which if not held or not valid, as the case may be, would not individually or in the aggregate, reasonably be expected to have a Plant Owner Material Adverse Effect.

(b)       Each of the Plant Owners is, and has been since July 1, 2015, in compliance with the terms of the Plant Owner Permits and all Applicable Laws relating to the Plant Owners or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Plant Owner Permits or such Applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Plant Owner Material Adverse Effect. Since July 1, 2015, none of the Plant Owners has received any written notification from any Governmental Entity (i) asserting that any Plant Owner is not in compliance with any Plant Owner Permit or Applicable Law, or (ii) threatening to revoke any Plant Owner Permit.

Section 3.08. Tax Matters.

(a)       Each of the Plant Owners has (i) duly and timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in substantial compliance with all Applicable Laws, and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). None of the Plant Owners currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Entity in a jurisdiction where any Plant Owner does not file Tax Returns that any Plant Owner is or may be subject to taxation by that jurisdiction.

(b)       There are no Liens for Taxes upon any asset of the Plant Owners, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate Proceedings and reserved against in accordance with GAAP.

13

(c)       No deficiencies for Taxes with respect to any of the Plant Owners have been set forth or claimed in writing, or proposed or assessed by a Governmental Entity, which deficiencies have not been paid in full. There are no pending or, to the Knowledge of PEC, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to any of the Plant Owners. No material issues relating to Taxes of the Plant Owners were raised by the relevant Governmental Entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of the Plant Owners has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver.

(d)       Except for any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, none of the Plant Owners is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(e)       The transactions contemplated by this Agreement will not have an adverse effect on the continuing validity and effectiveness of any state or local Tax exemption, Tax holiday, other Tax-sharing arrangement or Tax incentives for which the Plant Owners are currently eligible. No asset of the Plant Owners has been subject to a preferential or special property tax assessment, value limitation, or other favored property Tax treatment and no such asset is, has been, or (as a result of the contribution pursuant to Section 2.01) will be subject to rollback Taxes.

(f)       PEC is not a Disqualified Person.

Section 3.09. Environmental Matters.

(a)       Except as set forth in Section 3.09 of the PEC Disclosure Schedule, the Plant Owners are in compliance and have been in compliance since July 1, 2015, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying, in all material respects, with all Permits required pursuant to Environmental Laws to own, lease, license and operate their respective properties and other assets and to carry on their respective businesses in the manner as they are being conducted as of the date hereof.

(b)       Except as set forth in Section 3.09 of the PEC Disclosure Schedule, since July 1, 2015, none of the Plant Owners has received any written notice, report or other information regarding any actual or alleged material violation of, or Liability under, Environmental Laws with respect to their past or current operations, properties or facilities.

(c)       Except as set forth in Section 3.09 of the PEC Disclosure Schedule, none of the following exists at any property or facility owned or operated by any Plant Owner (i) underground storage tanks, (ii) asbestos-containing material, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or waste disposal areas.

(d)       Except as set forth in Section 3.09 of the PEC Disclosure Schedule, since July 1, 2015, none of the Plant Owners has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to any Hazardous Substance in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to any material Liability or corrective or remedial obligation under any Environmental Laws.

(e)       Except as set forth in Section 3.09 of the PEC Disclosure Schedule, and to the Knowledge of PEC, no release or threatened release of any Hazardous Substance has occurred or is occurring at, on, under, from or to any property or facility currently or formerly owned, operated or leased by any Plant Owner, or to which any Plant Owner has sent a Hazardous Substance, and no such property or facility is contaminated by any Hazardous Substance, in either case that would reasonably be expected to give rise to any Liability or corrective or remedial obligation under any Environmental Laws.

14

(f)       Except as set forth in Section 3.09 of the PEC Disclosure Schedule, to the Knowledge of PEC, none of the Plant Owners has assumed, provided an indemnity with respect to, or otherwise become subject to any material Liabilities of any other Person under any Environmental Law.

(g)       To the Knowledge of PEC, there are no past or present actions, activities, circumstances, conditions, events or incidents that would reasonably be expected to form the basis of any material claim, action, cause of action, suit, Proceeding, investigation, order, demand, notice or other material Liability of any Plant Owner arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated or leased by any Plant Owner, now or in the past, or (ii) any violation, or alleged violation of any Environmental Law by the Plant Owners.

(h)       PEC has made available to ACEC and Pacific Aurora all assessments, reports, data, results of investigations or audits, and other material information that is in the possession of PEC or any of the Plant Owners regarding environmental matters pertaining to or the environmental condition of the businesses and properties of the Plant Owners, or the compliance (or material noncompliance) by such entities with any Environmental Laws.

Section 3.10. Real Property.

(a)       Section 3.10(a) of the PEC Disclosure Schedule sets forth a complete list of all real property owned by the Plant Owners as of the date hereof (“Plant Owner Real Property”). Except as set forth in the title reports made available to ACEC and Pacific Aurora, the Plant Owners have good and valid title in fee simple to all of their respective Plant Owner Real Property, except as set forth in Section 3.10(a) of the PEC Disclosure Schedule, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, or (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Plant Owners’ respective business operations (in the manner presently carried on by the Plant Owners). Except as set forth in Section 3.10(a) of the PEC Disclosure Schedule, no litigation, condemnation, expropriation, eminent domain or similar Proceeding affecting all or any material portion of any Plant Owner Real Property is pending or threatened. The Plant Owner Real Property has the benefit of indefeasible easements or other real property rights sufficient to continue the current use and operation of the Plant Owner Real Property, including to the extent in use as of the date hereof, easements or other grants of access rights to common rail service lines from the Plant Owner Real Property. None of the Plant Owners has granted any unrecorded leases, arrangements, agreements, understandings, options, contracts, or rights of first refusal affecting or relating to the Plant Owner Real Property in any way, except as set forth in Section 3.10(a) of the PEC Disclosure Schedule.

15

(b)       Section 3.10(b) of the PEC Disclosure Schedule sets forth a complete list of all real property leased by any Plant Owner as of the date hereof (“Plant Owner Leased Real Property”). A copy of the leases, including all amendments, extensions, renewals, guaranties and other agreements for each Plant Owner Leased Real Property (the “Plant Owner Leases”) has been made available to ACEC and Pacific Aurora. With respect to each of the Plant Owner Leases (i) such Plant Owner Lease is legal, valid, and binding on the Plant Owner party thereto, and, to the Knowledge of PEC, each other Person party thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Plant Owner Lease, will not result in a breach of or default under such Plant Owner Lease, or otherwise cause such Plant Owner Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (iii) none of the Plant Owners nor any other party to the Plant Owner Lease is in material breach or default under such Plant Owner Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Plant Owner Lease, (iv) the other party to such Plant Owner Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Plant Owner, (v) none of the Plant Owners has subleased, licensed or otherwise granted any Person the right to use or occupy such Plant Owner Leased Real Property or any portion thereof, and (vi) none of the Plant Owners has collaterally assigned or granted any other security interest in such Plant Owner Lease or any interest therein.

(c)       The applicable Plant Owner has good and valid leasehold interests to its Plant Owner Leased Real Property, except as set forth in Section 3.10(c) of the PEC Disclosure Schedule, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, or (iii) Liens imposed by law and incurred in the ordinary course of business for obligations not past due, and Liens, encumbrances and defects in title, that in each case do not materially detract from the value or use of the property subject thereto (clauses (i)-(iii) of this subsection (c) are, collectively, the “Permitted Liens”).

(d)       Except as set forth in Section 3.10(d) of the PEC Disclosure Schedule, the present use of the land, buildings, structures and improvements on the Plant Owner Real Property and Plant Owner Leased Real Property are, in all material respects, in conformity with all Applicable Laws, including all applicable zoning Applicable Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and none of the Plant Owners has received any written notice of material violation thereof. None of the Plant Owners has received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any Plant Owner Real Property and Plant Owner Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Plant Owner Real Property and Plant Owner Leased Real Property as presently conducted (or as would be conducted at full capacity).

(e)       None of the Plant Owners has received any notice from any insurance company of any material defects or inadequacies in the Plant Owner Real Property or Plant Owner Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such Plant Owner Real Property or Plant Owner Leased Real Property.

Section 3.11. Insurance. The Plant Owners are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Plant Owners reasonably believes to be prudent and customary in the businesses in which the Plant Owners are engaged. None of the Plant Owners has, since July 1, 2015, been refused any insurance coverage sought or applied for, and PEC has no reasonable basis to believe that any of the Plant Owners will be unable to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Plant Owner Material Adverse Effect.

16

Section 3.12. Assets. Except as disclosed in Section 3.12 of the PEC Disclosure Schedule, the Plant Owners have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective properties and assets, real and personal, used or held for use in their respective businesses located on their respective premises, free and clear of any Liens other than Permitted Liens (as defined below). As fee owners and operators of the Plant Owner Real Property, except as disclosed in Section 3.12 of the PEC Disclosure Schedule, each Plant Owner holds indefeasible rights of access to common rail service lines from its Plant Owner Real Property as necessary for the operation of the Plant Owner Real Property in the normal course of business consistent with past use and practice. Except as disclosed in Section 3.12 of the PEC Disclosure Schedule, the buildings, Equipment, facilities, plants, structures, furniture, fixtures, machinery, vehicles and other items of tangible personal property of the Plant Owners:

(a)       are structurally sound, in good operating condition and repair (normal wear and tear excepted), and are fit for use in the ordinary course of the Plant Owners’ respective businesses, consistent with past use and practice;

(b)       are adequate for the uses to which they are being put, consistent with past use and practice; and

(c)       are sufficient for the conduct of the Plant Owners’ respective businesses as of the date hereof in substantially the same manner as conducted prior to the date hereof and constitute all of the rights, properties and assets necessary to conduct the Plant Owners’ respective businesses as currently conducted as of the date hereof.

Section 3.13. Brokers and Finders. PEC has not entered into any Contract with any Person or firm which may result in the obligation of PEC to pay any investment banking fees, finder’s fees, or brokerage commissions in connection with the transactions contemplated hereby.

Section 3.14. No Additional Representations. Except for the representations and warranties contained in this Article III, each of ACEC and Pacific Aurora acknowledges that neither PEC nor any other Person on behalf of PEC makes any other express or implied representation or warranty with respect to PEC or the Plant Owners or with respect to any other information provided to ACEC or Pacific Aurora (other than information provided to ACEC or Pacific Aurora specifically referred to in any of the representations and warranties contained in this Article III), including any information, documents, projections, forecasts or other material made available to ACEC or Pacific Aurora or any of their respective representatives or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information. PEC disclaims any other representations or warranties, whether made by PEC or any other Person.

ARTICLE 4
Representations and Warranties of ACEC

Subject to the disclosures expressly set forth in the correspondingly numbered sections of the disclosure schedule of ACEC delivered to PEC and Pacific Aurora concurrently with the parties’ execution of this Agreement (the “ACEC Disclosure Schedule”), ACEC represents and warrants to PEC and Pacific Aurora, as follows:

17

Section 4.01. Organization and Qualification. ACEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. ACEC is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be so duly licensed or qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an ACEC Material Adverse Effect.

Section 4.02. Authorization. The execution, delivery and performance by ACEC of this Agreement and the consummation of the transactions contemplated hereby are within ACEC’s corporate or other powers and have been duly authorized by all necessary corporate or other action on the part of ACEC. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of ACEC enforceable against ACEC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.03. Noncontravention. The execution, delivery and performance by ACEC of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than compliance with the matters expressly contemplated in this Agreement or set forth on Section 4.03 of the ACEC Disclosure Schedule. The execution, delivery and performance by ACEC of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the articles of incorporation, bylaws or other organizational documents of ACEC, (b) violate any Applicable Law, (c) except for the consents expressly contemplated in this Agreement or as set forth in Section 4.03 of the ACEC Disclosure Schedule, require any consent, approval or other action under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Contributed Assets to which it is entitled under any provision of any Contract binding upon ACEC, or (d) result in the creation or imposition of any Lien on any of the Contributed Assets.

Section 4.04. Litigation. Except as set forth in Section 4.04 of the ACEC Disclosure Schedule, there is no Proceeding pending, or, to the Knowledge of ACEC, threatened, against ACEC with respect to any of the Contributed Assets or any of its directors, managers or officers (in their capacities as such or relating to their employment, services or relationship with ACEC with respect to any of the Contributed Assets) or that would materially relate to or affect the Contributed Assets. Since July 1, 2015, ACEC has not committed a violation of any judgment, decree, injunction or order of any Governmental Entity applicable to it or any of the Contributed Assets. Neither ACEC, nor, to the Knowledge of ACEC, any of its directors, managers or officers (in their capacities as such or relating to their employment, services or relationship with ACEC with respect to any of the Contributed Assets) is subject to any judgment, decree, injunction or order of any Governmental Entity. Except as set forth in Section 4.04 of the ACEC Disclosure Schedule, ACEC does not have any Proceeding pending against any other Person with respect to any of the Contributed Assets.

Section 4.05. Compliance with Applicable Law and Permits.

(a)       ACEC holds all material authorizations, Permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including any Governmental Entity engaged in the regulation of ACEC’s products) which are required for ACEC to own, lease, license and operate the Contributed Assets and to carry on its business with respect to the Contributed Assets in the manner as it is being conducted as of the date hereof (the “ACEC Permits”), and all the ACEC Permits are valid, and in full force and effect other than any ACEC Permit which if not held or not valid, as the case may be, would not individually or in the aggregate, reasonably be expected to have an ACEC Material Adverse Effect.

18

(b)       ACEC is, and has been since July 1, 2015, in compliance with the terms of the ACEC Permits and all Applicable Laws relating to ACEC’s ownership and operation of the Contributed Assets, except where the failure to be in compliance with the terms of the ACEC Permits or such Applicable Laws would not, individually or in the aggregate, reasonably be expected to have an ACEC Material Adverse Effect. Since July 1, 2015, ACEC has not received any written notification from any Governmental Entity (i) asserting that it is not in compliance with any ACEC Permit or Applicable Law with respect to any Contributed Asset, or (ii) threatening to revoke any ACEC Permit.

Section 4.06. Tax Matters.

(a)       ACEC has (i) duly and timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in substantial compliance with all Applicable Laws, and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). ACEC is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Entity in a jurisdiction where ACEC does not file Tax Returns that ACEC is or may be subject to taxation by that jurisdiction.

(b)       There are no Liens for Taxes upon any Contributed Asset, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate Proceedings and reserved against in accordance with GAAP.

(c)       No deficiencies for Taxes with respect to ACEC have been set forth or claimed in writing, or proposed or assessed by a Governmental Entity, which deficiencies have not been paid in full. There are no pending or, to the Knowledge of ACEC, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to ACEC. No material issues relating to Taxes of ACEC were raised by the relevant Governmental Entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. ACEC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver.

(d)       Except for any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, ACEC is not a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(e)       The transactions contemplated by this Agreement will not have an adverse effect on the continuing validity and effectiveness of any state or local Tax exemption, Tax holiday, other Tax-sharing arrangement or Tax incentives for which ACEC is currently eligible with respect to any Contributed Asset. No Contributed Asset has been subject to a preferential or special property tax assessment, value limitation, or other favored property Tax treatment and no such asset is, has been, or (as a result of the contribution pursuant to Section 2.02) will be subject to rollback Taxes.

19

(f)       ACEC is not a Disqualified Person.

Section 4.07. Environmental Matters.

(a)       Except as set forth in Section 4.07 of the ACEC Disclosure Schedule, ACEC is in compliance and has been in compliance since July 1, 2015, in all material respects, with all Environmental Laws with regard to the Contributed Assets, which compliance has included obtaining and complying, in all material respects, with all Permits required pursuant to Environmental Laws to own, lease, license and operate the Contributed Assets and to carry on its business with respect thereto in the manner as it is being conducted as of the date hereof.

(b)       Except as set forth in Section 4.07 of the ACEC Disclosure Schedule, since July 1, 2015, ACEC has not received any written notice, report or other information regarding any actual or alleged material violation of, or Liability under, Environmental Laws with respect to its past or current operations, properties or facilities in association with or related to the Contributed Assets.

(c)       Except as set forth in Section 4.07 of the ACEC Disclosure Schedule, none of the following exists at any of the Contributed Assets (i) underground storage tanks, (ii) asbestos-containing material, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or waste disposal areas.

(d)       Except as set forth in Section 4.07 of the ACEC Disclosure Schedule, since July 1, 2015, ACEC has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to any Hazardous Substance in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to any material Liability or corrective or remedial obligation under any Environmental Laws, in either case in association with or related to the Contributed Assets.

(e)       Except as set forth in Section 4.07 of the ACEC Disclosure Schedule, and to the Knowledge of ACEC, no release or threatened release of any Hazardous Substance has occurred or is occurring at, on, under, from or to any property or facility comprising part of the Contributed Assets, or to which ACEC, in connection with its ownership or operation of the Contributed Assets, has sent a Hazardous Substance, and no such property or facility is contaminated by any Hazardous Substance, in either case that would reasonably be expected to give rise to any Liability or corrective or remedial obligation under any Environmental Laws.

(f)       Except as set forth in Section 4.07 of the ACEC Disclosure Schedule, to the Knowledge of ACEC, ACEC has not assumed, provided an indemnity with respect to, or otherwise become subject to any material Liabilities of any other Person under any Environmental Law in association with or related to the Contributed Assets.

(g)       To the Knowledge of ACEC, there are no past or present actions, activities, circumstances, conditions, events or incidents that would reasonably be expected to form the basis of any material claim, action, cause of action, suit, Proceeding, investigation, order, demand, notice or other material Liability of ACEC arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated or leased by ACEC, now or in the past, or (ii) any violation, or alleged violation of any Environmental Law by ACEC, in either case in association with or related to the Contributed Assets.

(h)       ACEC has made available to PEC and Pacific Aurora all assessments, reports, data, results of investigations or audits, and other material information that is in the possession of ACEC regarding environmental matters pertaining to or the environmental condition of the Contributed Assets, or the compliance (or material noncompliance) by ACEC with any Environmental Laws in association with or related to the Contributed Assets.

20

Section 4.08. Real Property.

(a)       Section 4.08(a) of the ACEC Disclosure Schedule sets forth a complete list of all ACEC Owned Real Property. Except as set forth in the title reports made available to PEC and Pacific Aurora, ACEC has good and valid title in fee simple to all of the ACEC Owned Real Property, except as set forth in Section 4.08(a) of the ACEC Disclosure Schedule, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, or (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the operation of the Contributed Assets (in the manner presently carried on by ACEC). Except as set forth in Section 4.08(a) of the ACEC Disclosure Schedule, no litigation, condemnation, expropriation, eminent domain or similar Proceeding affecting all or any material portion of any ACEC Owned Real Property is pending or threatened. The ACEC Owned Real Property has the benefit of indefeasible easements or other real property rights sufficient to continue the current use and operation of the ACEC Owned Real Property, including to the extent in use as of the date hereof, easements or other grants of access rights to common rail service lines from the ACEC Owned Real Property. ACEC has not granted any unrecorded leases, arrangements, agreements, understandings, options, contracts, or rights of first refusal affecting or relating to the ACEC Owned Real Property in any way, except as set forth in Section 4.08(a) of the ACEC Disclosure Schedule.

(b)       Section 4.08(b) of the ACEC Disclosure Schedule sets forth a complete list of all ACEC Leased Real Property. A copy of the leases, including all amendments, extensions, renewals, guaranties and other agreements for each ACEC Leased Real Property (the “ACEC Leases”) has been made available to PEC and Pacific Aurora. With respect to each of the ACEC Leases (i) such ACEC Lease is legal, valid, and binding on ACEC and, to the Knowledge of ACEC, each other Person party thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such ACEC Lease, will not result in a breach of or default under such ACEC Lease, or otherwise cause such ACEC Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (iii) neither ACEC nor any other party to the ACEC Lease is in material breach or default under such ACEC Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such ACEC Lease, (iv) the other party to such ACEC Lease is not an Affiliate of, and otherwise does not have any economic interest in, ACEC, (v) ACEC has not subleased, licensed or otherwise granted any Person the right to use or occupy such ACEC Leased Real Property or any portion thereof, and (vi) ACEC has not collaterally assigned or granted any other security interest in such ACEC Lease or any interest therein.

(c)       ACEC has good and valid leasehold interests to its ACEC Leased Real Property, except as set forth in Section 4.08(c) of the ACEC Disclosure Schedule, free and clear of all Liens of any nature whatsoever, except for Permitted Liens.

21

(d)       Section 4.08(d) of the ACEC Disclosure Schedule sets forth a complete list of all material union, management, service, maintenance and supply Contracts with respect to the ACEC Owned Real Property or the ACEC Leased Real Property.

(e)       Except as set forth in Section 4.08(e) of the ACEC Disclosure Schedule, the present use of the land, buildings, structures and improvements on the ACEC Owned Real Property and ACEC Leased Real Property is, in all material respects, in conformity with all Applicable Laws, including all applicable zoning Applicable Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and ACEC has not received any written notice of material violation thereof. ACEC has not received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any ACEC Owned Real Property or ACEC Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the ACEC Owned Real Property and ACEC Leased Real Property as presently conducted (or as would be conducted at full capacity).

(f)       ACEC has not received any notice from any insurance company of any material defects or inadequacies in the ACEC Owned Real Property or ACEC Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such ACEC Owned Real Property or ACEC Leased Real Property.

Section 4.09. Insurance. ACEC is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of ACEC reasonably believes to be prudent and customary in the business in which ACEC is engaged with respect to the Contributed Assets. ACEC has not, since July 1, 2015, been refused any insurance coverage sought or applied for in any way related to the Contributed Assets, and ACEC has no reasonable basis to believe that it will be unable to renew its existing insurance coverage related to the Contributed Assets as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business with respect to the Contributed Assets at a cost that would not have an ACEC Material Adverse Effect.

Section 4.10. Assets. Except as disclosed in Section 4.10 of the ACEC Disclosure Schedule, ACEC has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Contributed Assets, free and clear of any Liens other than Permitted Liens. As the fee owner and operator of the ACEC Owned Real Property, except as disclosed in Section 4.10 of the ACEC Disclosure Schedule, ACEC holds indefeasible rights of access to common rail service lines from its ACEC Owned Real Property as necessary for the operation of the ACEC Owned Real Property in the normal course of business consistent with past use and practice. Except as disclosed in Section 4.10 of the ACEC Disclosure Schedule, the buildings, Equipment, Grain Facilities, plants, structures, furniture, fixtures, machinery, vehicles and other items of tangible personal property comprising the Contributed Assets:

(a)       are structurally sound, in good operating condition and repair (normal wear and tear excepted), and are fit for use in the ordinary course of ACEC’s business, consistent with past use and practice;

(b)       are adequate for the uses to which they are being put, consistent with past use and practice; and

(c)       are sufficient for the conduct of ACEC’s business with respect to the Contributed Assets as of the date hereof in substantially the same manner as conducted prior to the date hereof and constitute all of the rights, properties and assets necessary to conduct ACEC’s business with respect to the Contributed Assets as currently conducted as of the date hereof.

22

Section 4.11. Brokers and Finders. ACEC has not entered into any Contract with any Person or firm which may result in the obligation of ACEC to pay any investment banking fees, finder’s fees, or brokerage commissions in connection with the transactions contemplated hereby.

Section 4.12. No Additional Representations. Except for the representations and warranties contained in this Article IV, each of PEC and Pacific Aurora acknowledges that neither ACEC nor any other Person on behalf of ACEC makes any other express or implied representation or warranty with respect to ACEC or the Contributed Assets or with respect to any other information provided to PEC or Pacific Aurora (other than information provided to PEC or Pacific Aurora specifically referred to in any of the representations and warranties contained in this Article IV), including any information, documents, projections, forecasts or other material made available to PEC or Pacific Aurora or any of their respective representatives or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information. ACEC disclaims any other representations or warranties, whether made by ACEC or any other Person.

ARTICLE 5
Representations and Warranties of Pacific Aurora

Pacific Aurora represents and warrants to PEC and ACEC as follows:

Section 5.01. Organization and Qualification. Pacific Aurora is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Pacific Aurora is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 5.02. Capitalization. PEC holds, beneficially and of record, 100% of the issued and outstanding equity interests of Pacific Aurora. Except as provided in this Agreement, Pacific Aurora does not have any issued and outstanding options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests. Immediately following the Closing, PEC and ACEC shall hold, beneficially and of record, 100% of the issued and outstanding equity interests of Pacific Aurora in the respective amounts set forth in Sections 2.05(a) and (b) above.

Section 5.03. Subsidiaries. Pacific Aurora has no Subsidiaries.

Section 5.04. Authorization. The execution, delivery and performance by Pacific Aurora of this Agreement and the consummation of the transactions contemplated hereby are within Pacific Aurora’s corporate or other powers and have been duly authorized by all necessary corporate or other action on the part of Pacific Aurora. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of Pacific Aurora enforceable against Pacific Aurora in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 5.05. Noncontravention. The execution, delivery and performance by Pacific Aurora of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than compliance with the matters expressly contemplated in this Agreement. The execution, delivery and performance by Pacific Aurora of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the organizational documents of Pacific Aurora, or (b) violate any Applicable Law, (c) except for the consents expressly contemplated in this Agreement, require any consent, approval or other action under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the business of Pacific Aurora to which it is entitled under any provision of any Contract binding upon Pacific Aurora.

23

Section 5.06. Brokers and Finders. Pacific Aurora has not entered into any Contract with any Person or firm which may result in the obligation of Pacific Aurora to pay any investment banking fees, finder’s fees, or brokerage commissions in connection with the transactions contemplated hereby.

Section 5.07. No Additional Representations. Except for the representations and warranties contained in this Article V, each of PEC and ACEC acknowledges that neither Pacific Aurora nor any other Person on behalf of Pacific Aurora makes any other express or implied representation or warranty with respect to Pacific Aurora, the PEC Interest or the ACEC Interest (except as provided in the LLC Agreement) or with respect to any other information provided to PEC or ACEC (other than information provided to PEC or ACEC specifically referred to in any of the representations and warranties contained in this Article V or in the LLC Agreement), including any information, documents, projections, forecasts or other material made available to PEC or ACEC or any of their respective representatives or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information. Pacific Aurora disclaims any other representations or warranties, whether made by Pacific Aurora or any other Person.

ARTICLE 6
Covenants

Section 6.01. Conduct of the Businesses.

(a)       From the Execution Date through the Closing Date, except as expressly contemplated by the terms of this Agreement, PEC shall cause each of the Plant Owners to (i) conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with Applicable Law, (ii) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with it, and (iii) not take any action which would adversely affect or delay in any material respect the ability of either ACEC or Pacific Aurora to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby.

(b)       From the Execution Date through the Closing Date, except as expressly contemplated by the terms of this Agreement, ACEC shall (i) conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with Applicable Law, (ii) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with it, and (iii) not take any action which would adversely affect or delay in any material respect the ability of either PEC or Pacific Aurora to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby.

(c)       Without limiting the generality of subsections (a) and (b) immediately above, from the Execution Date through the Closing Date, except as expressly contemplated by the terms of this Agreement or as required by Applicable Law, PEC shall cause the Plant Owners not to do, and ACEC shall not do, any of the following outside of the ordinary course of business consistent with past practices without the prior written consent of the other parties to this Agreement (which consents shall not be unreasonably withheld, conditioned or delayed):

24

(i)       alter (through merger, liquidation, reorganization, restructuring or in any other fashion) its corporate structure or ownership, or enter into any agreement with respect to the voting of its capital stock or other securities (in the case of ACEC, solely in any way that would adversely affect ACEC’s obligations under this Agreement with respect to the Contributed Assets);

(ii)       acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice (in the case of ACEC, solely in any way that would adversely affect ACEC’s obligations under this Agreement with respect to the Contributed Assets);

(iii)       sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets (in the case of ACEC, any of the foregoing solely with respect to one or more Contributed Assets);

(iv)       knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any Applicable Law or under any order, settlement agreement or judgment (in the case of ACEC, with respect to its ownership or operation of the Contributed Assets);

(v)       terminate, cancel, amend or modify any material insurance coverage policy which is not simultaneously replaced by a comparable amount of insurance coverage (in the case of ACEC, any of the foregoing with respect to any of the Contributed Assets); or

(vi)       authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.02. Access to Information; Confidentiality.

(a)       Each party shall afford to each other party’s officers, employees, accountants, counsel, financial advisors and other representatives reasonable access (subject to Applicable Law regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the Execution Date through the Closing Date or the termination of this Agreement, to its (or in the case of PEC, to the Plant Owners’) properties, books and records, Contracts, commitments and personnel. Any investigation conducted pursuant to the access contemplated by this Section 6.02 shall be conducted in a manner that does not unreasonably interfere with the conduct of the parties’ (or, in the case of PEC, the Plant Owners’) respective businesses, or create a risk of damage or destruction to any of the parties’ (or, in the case of PEC, the Plant Owners’) property or assets. During such period, the parties shall furnish or make available promptly to each other all other information concerning its (or, in the case of PEC, each Plant Owner’s) business, properties, assets and personnel as any other party may reasonably request. Notwithstanding the foregoing, any party may restrict or otherwise prohibit access to any documents or information to the extent that access to such documents or information would risk waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. Except as otherwise required by Applicable Law, all information obtained by any party pursuant to this Section 6.02 shall be kept in strict confidence; provided, however, that the parties may disclose such information to their respective banks, investment bankers and other sources or prospective sources of financing and their respective representatives. Each party agrees to use the other party’s information obtained pursuant to this Section 6.02 solely in the course of performing obligations and exercising rights under this Agreement and, from and after the Closing, for the business of the joint venture.

25

(b)       No information or knowledge obtained in any investigation pursuant to this Section 6.02 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Closing.

Section 6.03. Exclusivity. From the Execution Date through the Closing each of PEC and ACEC agree that it will not, and will cause its respective officers, directors, agents, representatives and Affiliates not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any person or entity (other than the other parties to this Agreement and their respective Affiliates and representatives) relating to any transaction involving, in the case of PEC, the sale of any stock or assets (other than the sale of inventory in the ordinary course of business) of any of the Plant Owners or, in the case of ACEC, the sale of assets (other than the sale of inventory in the ordinary course of business) comprising the Contributed Assets, or, except as contemplated in this Agreement, any acquisition, divestiture, merger, share or equity exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving, in the case of PEC, any of the Plant Owners or affecting the ownership or operation of their respective businesses, properties or assets or involving, in the case of ACEC, the ownership or operation of the Contributed Assets (in each case, an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, the party receiving the Acquisition Proposal shall immediately notify the other parties of such Acquisition Proposal and all related details.

Section 6.04. Public Announcements. PEC and ACEC will provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or other public statement with respect to this Agreement and the joint venture contemplated hereby and, except as may be required by Applicable Law or any listing agreement with, or regulation of, any securities exchange or market on which the capital stock or other securities of any Affiliate of any party is traded or listed, will not issue any such press release or make any such public statement prior to receiving the other party’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that Pacific Ethanol, Inc. may make (a) public disclosure reasonably required in its public SEC filings in connection with the transactions and joint venture contemplated hereby, and (b) public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst and earnings conference calls, so long as any such statements are not inconsistent with previous statements that have been mutually agreed upon by the parties with respect to press releases, public disclosures or public statements.

Section 6.05. Reasonable Best Efforts.

(a)       Prior to the Closing, each of the parties shall use their respective reasonable best efforts to (i) take, or cause to be taken, all reasonable actions, and do, or cause to be done, all reasonable things necessary and proper under Applicable Law to consummate and make effective the Closing as promptly as practicable, (ii) obtain from any Governmental Entity or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such party (including, in the case of PEC, the Plant Owners) in connection with the consummation of the transactions contemplated hereby, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Closing required under any Applicable Law. The parties shall cooperate with each other in connection with the making of all such filings (subject to Applicable Law regarding the sharing of information).

26

(b)       Each of the parties, as applicable, shall give (or, in the case of PEC, shall cause the Plant Owners to give) any notices to third Persons, and use (and, in the case of PEC, cause the Plant Owners to use), their commercially reasonable efforts to obtain any third Person consents related to or required in connection with the transactions contemplated in this Agreement that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the PEC Disclosure Schedule or the ACEC Disclosure Schedule, or (iii) required to prevent a Plant Owner Material Adverse Effect or an ACEC Material Adverse Affect from occurring prior to or after the Closing. If any party shall fail to obtain any consent from a third Person described in this subsection (b), such party will use its reasonable efforts, and will take any such actions reasonably requested by any other party hereto, to limit the adverse effect upon the parties (and in the case of PEC, the Plant Owners) and their respective businesses resulting, or that would reasonably be expected to result after the consummation of the Closing, from the failure to obtain such consent. No party shall be obligated to make any payment to any Person to obtain any consent, approval or waiver of such Person under any contract.

(c)       Each party shall keep the other parties apprised of the status of matters relating to the completion of the transactions contemplated in this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Entity.

Section 6.06. Notification of Certain Matters. Each party shall promptly advise the other parties orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Plant Owner Material Adverse Effect or an ACEC Material Adverse Effect. Each party shall give prompt notice to the other parties of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.07. Litigation. Each of the parties hereto shall promptly notify the other parties of any Proceeding that shall have been instituted or threatened against a party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Agreement.

Section 6.08. Post-Closing Payments. Should PEC or any of its Affiliates, after the Closing, receive payments to which Pacific Aurora or any of its Affiliates is entitled pursuant to this Agreement, then PEC shall (and PEC shall cause its Affiliates to), within ten (10) Business Days of receipt of the same, forward such payments to Pacific Aurora or its applicable Affiliate; and should ACEC or any of its Affiliates, after the Closing, receive payments to which Pacific Aurora or any of its Affiliates is entitled pursuant to this Agreement, then ACEC shall (and ACEC shall cause its Affiliates to), within ten (10) Business Days of receipt of the same, forward such payments to Pacific Aurora or its applicable Affiliate.

Section 6.09. Further Assurances. Each party hereto, at the reasonable request of any other party hereto, shall promptly execute and deliver such other instruments and do and perform such other acts and things in order to carry out the full intentions and purposes of this Agreement.

27

Section 6.10. Title Matters.

(a)       On or before the date that is ten (10) days after the Execution Date, ACEC shall deliver to PEC and Pacific Aurora the Title Commitments issued by the Title Company with respect to the Real Estate Interests, together with legible copies of all documents referenced therein as exceptions to title. ACEC shall be obligated to remove and cure at ACEC’s expense at or prior to the Closing (a) all monetary liens encumbering title to the Real Estate Interests, and (b) all title matters which ACEC agrees in writing to cure. ACEC’s removal of all such items prior to the Closing shall be an express condition precedent to the Closing for the benefit of PEC and Pacific Aurora.

(b)       On or before the date that is ten (10) days after the Execution Date, PEC, at its option, shall deliver to ACEC and Pacific Aurora either (i) copies of the Plant Owner’s existing title policies on the Plant Owner Real Property and the Plant Owner Leased Real Property with endorsements insuring AW and AE, as applicable, as policy owner, or (ii) Title Commitments issued by the Title Company with respect to the Plant Owner Real Property and the Plant Owner Leased Real Property, together with legible copies of all documents referenced therein as exceptions to title. PEC shall be obligated to remove and cure at PEC’s expense at or prior to the Closing (A) all monetary liens encumbering title to the Plant Owner Real Property and the Plant Owner Leased Real Property, and (B) in the event PEC shall deliver Title Commitments issued by the Title Company, all title matters which PEC agrees in writing to cure, and PEC’s removal of all such items prior to the Closing shall be an express condition precedent to the Closing for the benefit of ACEC.

Section 6.11. Certain Post-Closing Matters/Conditions Subsequent. As soon after the Closing as is reasonably practical, ACEC, PEC and Pacific Aurora shall work together and cooperate in good faith, at Pacific Aurora’s sole expense, to, as appropriate, process, prepare, execute, obtain all necessary approvals of Governmental Entities of, and file and record the following items:

(a)       The Lot Line Application.

(b)       A termination and release of easements benefitting or burdening the Plant Owner Real Property and/or the Plant Owner Leased Property and the Real Estate Interests, which, after conveyance of the Plant Owner Real Property and/or Plant Owner Leased Property to Pacific Aurora after Closing by operation of merger, will no longer be of any legal force or effect, in the form attached as Exhibit F hereto, executed by Pacific Aurora and any other releases, quitclaims, modifications or other actions involving the existing easements burdening and benefitting the Real Estate Interests and the Plant Owner Real Property and/or the Plant Owner Leased Real Property that have been terminated by the doctrine of merger after Pacific Aurora takes title to the Plant Owner Real Property and the Plant Owner Leased Real Property or that the parties agree are no longer necessary.

Notwithstanding any other section of this Agreement, and not in limitation of any other section of this Agreement, the failure of any party to take or participate in any of the actions set forth in this Section 6.11 shall be subject to the remedy of specific performance as set forth in Section 10.17 of this Agreement.

ARTICLE 7
Taxes, Prorations and Closing Costs

Section 7.01. Taxes.

(a)       Each Transferor shall indemnify Pacific Aurora and hold it harmless for (i) any Pre-Closing Taxes of the Transferor, (ii) any liability for Taxes of any other person as a result of the Transferor’s (or in the case of PEC, the Plant Owners) being a member of any affiliated, consolidated, combined or unitary group for Tax purposes before the Closing, and (iii) any liability for Taxes of any other person imposed on the Transferor (or in the case of PEC, the Plant Owners) as a result of being a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring prior to the Closing.

28

(b)       Any Tax refunds that are received by Pacific Aurora or a Plant Owner, or amounts credited against Tax to which Pacific Aurora or a Plant Owner becomes entitled, that relate to Pre-Closing Taxes of a Transferor shall be for the account of the Transferor, and Pacific Aurora shall pay over to the Transferor the amount of any such refund or credit within fifteen (15) days after receipt or entitlement thereto.

(c)       Pacific Aurora, PEC and ACEC shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request) the provision of records and information that are reasonably relevant to the filing of such Tax Returns and any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.02. Pacific Aurora. Pacific Aurora shall pay: (a) all recording costs payable in connection with the recordation of the General Warranty Deeds, (b) the costs of endorsements insuring AE and AW, as applicable, as policy owner under the Plant Owner’s existing title policies on the Plant Owner Real Property and the Plant Owner Leased Real Property, (c) the premiums for the Title Policies, (d) the additional costs related to Pacific Aurora’s election to upgrade each of the Title Policies to an American Land Title Association Owner’s Policy of Title Insurance with Extended Coverage, (e) the costs of any binders or endorsements to the Title Policies obtained by PEC or ACEC to cure title matters which PEC or ACEC, respectively, agrees in writing to cure, (f) any escrow fees and escrow costs for the transfer of the Real Estate Interests and the other transactions contemplated in this Agreement, and (g) all Transfer Taxes. “Transfer Taxes” means all excise, value added, registration, stamp, recording, documentary, conveyance, franchise, property, sales, use, transfer and other similar Taxes incurred in connection with the transfers pursuant to Section 2.01 and Section 2.02. PEC, ACEC and Pacific Aurora shall cooperate in securing and providing each other with any appropriate resale exemption certifications.

ARTICLE 8
Conditions to Closing

Section 8.01. Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Closing are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)       No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that prior to asserting this condition, subject to Section 6.05, the party seeking to assert this condition shall have used its reasonable best efforts to prevent the entry of any such judgment, injunction, order or decree.

(b)       All authorizations, consents, orders, declarations or approvals of, or filings and registrations with, any Governmental Entity that are required to effect the Closing or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

(c)       There shall not be pending any suit, action or other Proceeding by any Person or Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the transactions contemplated by this Agreement or that would otherwise cause a Plant Owner Material Adverse Effect or an ACEC Material Adverse Effect.

29

Section 8.02. Conditions to Obligations of PEC and Pacific Aurora. The obligations of PEC and Pacific Aurora to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by PEC and Pacific Aurora, respectively:

(a)       Each of the representations and warranties of ACEC set forth in this Agreement, without giving effect to any materiality or ACEC Material Adverse Effect qualification therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, an ACEC Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be so true and correct as of such certain date only); provided, however, that the representations and warranties contained in Section 4.01 (Organization and Qualification), Section 4.02 (Authorization) and Section 4.03(a) (Noncontravention) shall be true and correct in all respects as of the Closing Date;

(b)       ACEC shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing;

(c)       Since the Effective Date, there shall have been no ACEC Material Adverse Effect;

(d)       Each of PEC and Pacific Aurora shall have received a certificate signed on behalf of ACEC by its Chief Financial Officer to the effect that the conditions contained in Sections 8.02(a), (b) and (c) have been satisfied;

(e)       ACEC shall have obtained the consent or approval of each Person or Governmental Entity whose consent or approval shall be required in connection with the Closing and the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other Contract, or otherwise, as required to be set forth in Section 4.03 of the ACEC Disclosure Schedule;

(f)       each of the conditions to closing under the Escrow Instructions of all of the Transactions (as defined therein) shall have been satisfied; and

(g)       ACEC shall have executed and delivered to PEC and Pacific Aurora such other documents and instruments, and shall have taken such other actions, as may be reasonably requested by PEC and Pacific Aurora, respectively, to consummate the transactions contemplated by this Agreement.

PEC and Pacific Aurora may waive, for itself only, any condition specified in this Section 8.02 if it executes a writing so stating at or prior to the Closing.

Section 8.03. Conditions to Obligations of ACEC. The obligations of ACEC to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by ACEC:

(a)       Each of the representations and warranties of PEC and Pacific Aurora set forth in this Agreement, without giving effect to any materiality or Plant Owner Material Adverse Effect qualification therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Plant Owner Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be so true and correct as of such certain date only); provided, however, that the representations and warranties contained in Section 3.01 (Organization and Qualification), Section 3.02 (Capitalization), Section 3.04 (Authorization), Section 3.05(a) (Noncontravention), Section 5.01 (Organization and Qualification), Section 5.02 (Capitalization), Section 5.04 (Authorization) and Section 5.05(a) (Noncontravention) shall be true and correct in all respects as of the Closing Date;

30

(b)       Each of PEC and Pacific Aurora shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing;

(c)       Since the Effective Date, there shall have been no Plant Owner Material Adverse Effect;

(d)       ACEC shall have received a certificate signed on behalf of PEC by its Chief Financial Officer to the effect that the conditions contained in Sections 8.03(a), (b) and (c) have been satisfied as to PEC;

(e)       ACEC shall have received a certificate signed on behalf of Pacific Aurora by its sole member to the effect that the conditions contained in Sections 8.03(a) and (b) have been satisfied as to Pacific Aurora;

(f)       PEC shall have obtained the consent or approval of each Person or Governmental Entity whose consent or approval shall be required in connection with the Closing and the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other Contract, or otherwise, as required to be set forth in Section 3.05 of the PEC Disclosure Schedule; and

(g)       PEC and Pacific Aurora shall have executed and delivered to ACEC such other documents and instruments, and shall have taken such other actions, as may be reasonably requested by ACEC to consummate the transactions contemplated by this Agreement.

ACEC may waive any condition specified in Section 8.03 if it executes a writing so stating at or prior to the Closing.

Section 8.04. Frustration of Closing Conditions. Neither PEC nor Pacific Aurora, on the one hand, nor ACEC, on the other hand, may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused (to any substantial extent) by either PEC’s or Pacific Aurora’s failure, or ACEC’s failure, respectively, to act in good faith to comply with this Agreement and to consummate the transactions provided for herein.

ARTICLE 9
Indemnification

Section 9.01. Survival of Representations and Warranties. None of the representations and warranties of either PEC to ACEC or ACEC to PEC shall survive the Closing. All of the representations and warranties of each of PEC to Pacific Aurora, ACEC to Pacific Aurora, and Pacific Aurora to each of PEC and ACEC shall survive the Closing and continue in full force and effect for the period ending on the first anniversary of the Closing Date; provided, that PEC’s representations and warranties to Pacific Aurora contained in Section 3.08 (Tax Matters) and Section 3.09 (Environmental Matters), and ACEC’s representations and warranties to Pacific Aurora contained in Section 4.06 (Tax Matters) and Section 4.07 (Environmental Matters) shall survive the Closing and continue in full force and effect until 120 days following the expiration of the applicable statute of limitations period (including any extensions thereof) pertaining to the subject matter of such representations and warranties; and provided, further, that PEC’s representations and warranties to Pacific Aurora contained in Section 3.01 (Organization and Qualification), Section 3.02 (Capitalization), Section 3.04 (Authorization), the first sentence of Section 3.12 (Title to Assets) and Section 3.13 (Brokers and Finders), ACEC’s representations and warranties to Pacific Aurora contained in Section 4.01 (Organization and Qualification), Section 4.02 (Authorization), the first sentence of Section 4.10 (Title to Assets) and Section 4.11 (Brokers and Finders) and Pacific Aurora’s representations and warranties to PEC and ACEC contained in Section 5.01 (Organization and Qualification), Section 5.02 (Capitalization), Section 5.04 (Authorization) and Section 5.06 (Brokers and Finders) shall survive the Closing and continue in full force and effect forever thereafter.

31

Section 9.02. Indemnification by PEC.

(a)       Prior to the Closing (including if this Agreement is terminated and the Closing shall not have occurred), PEC shall defend and indemnify ACEC and shall hold it harmless from, against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any of the following:

(i)       any inaccuracy in or breach of any of PEC’s representations and warranties set forth in this Agreement; or

(ii)       any breach or non-fulfillment by PEC of any covenant, agreement or other obligation set forth in this Agreement.

(b)       From and after the Closing, PEC shall defend and indemnify ACEC and shall hold it harmless from, against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any breach or non-fulfillment by PEC of any covenant, agreement or other obligation set forth in this Agreement.

(c)       From and after the Closing, PEC agrees to and shall defend and indemnify Pacific Aurora and shall hold it harmless from, against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any of the following:

(i)       any inaccuracy in or breach of any of PEC’s representations and warranties set forth in this Agreement;

(ii)       any breach or non-fulfillment by PEC of any covenant, agreement or other obligation set forth in this Agreement; or

(iii)       any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any of the Plant Owners or their respective businesses conducted, existing or arising on or prior to the Closing Date;

provided, however, that PEC’s obligations under Section 9.02(c)(i) shall survive the Closing only for the applicable period set forth in Section 9.01; and provided, further, that PEC’s obligations under Section 9.02(c)(iii) shall survive the Closing only for the period ending on the first anniversary of the Closing Date.

Section 9.03. Indemnification by ACEC.

(a)       Prior to the Closing (including if this Agreement is terminated and the Closing shall not have occurred), ACEC shall defend and indemnify PEC and shall hold it harmless from, against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any of the following:

32

(i)       any inaccuracy in or breach of any of ACEC’s representations and warranties set forth in this Agreement; or

(ii)       any breach or non-fulfillment by ACEC of any covenant, agreement or other obligation set forth in this Agreement.

(b)       From and after the Closing, ACEC shall defend and indemnify PEC and shall hold it harmless from, against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any breach or non-fulfillment by ACEC of any covenant, agreement or other obligation set forth in this Agreement.

(c)       From and after the Closing, ACEC agrees to and shall defend and indemnify Pacific Aurora and shall hold it harmless from, against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any of the following:

(i)       any inaccuracy in or breach of any of ACEC’s representations and warranties set forth in this Agreement;

(ii)       any breach or non-fulfillment by ACEC of any covenant, agreement or other obligation set forth in this Agreement;

(iii)       any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of ACEC, including with respect to any of the Contributed Assets, and the business associated therewith conducted, existing or arising on or prior to the Closing Date; or

(iv)       any Retained Liability;

provided, however, that ACEC’s obligations under Section 9.03(c)(i) shall survive the Closing only for the applicable period set forth in Section 9.01; and provided, further, that ACEC’s obligations under Section 9.03(c)(iii) shall survive the Closing only for the period ending on the first anniversary of the Closing Date.

Section 9.04. Indemnification by Pacific Aurora. Pacific Aurora agrees to and shall defend and indemnify each of PEC and ACEC and shall hold each of them harmless from, against and with respect to any Loss incurred in connection with, arising out of, resulting from, based on, or relating or incident to any of the following: (a) any inaccuracy in or breach of any of Pacific Aurora’s representations and warranties set forth in this Agreement, (b) any breach or non-fulfillment by Pacific Aurora of any covenant, agreement or other obligation set forth in this Agreement, or (c) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Pacific Aurora or its business conducted, existing or arising after the Closing Date (except, in the case of PEC, to the extent of PEC’s indemnification obligations in Section 9.02(c) and, in the case of ACEC, to the extent of ACEC’s indemnification obligations in Section 9.03(c)); provided, however, that Pacific Aurora’s obligations under Section 9.04(a) shall survive the Closing only for the applicable period set forth in Section 9.01.

Section 9.05. Third Party Claim Procedures.

(a)       If any matter shall arise which constitutes or may give rise to a Loss subject to indemnification by any party as provided in this Agreement (an “Indemnity Claim”), the party seeking to be indemnified (the “Indemnified Party”) shall give prompt written notice (a “Notice of Claim”) of such Indemnity Claim to the party from whom it seeks indemnification (the “Indemnifying Party”), setting forth the relevant facts and circumstances of such Indemnity Claim in reasonable detail and the amount of indemnity sought from the Indemnifying Party with respect thereto; provided, however, that any failure to promptly notify the Indemnifying Party of the Indemnity Claim will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

33

(b)       If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against the Indemnified Party (a “Third Party Claim”), then the Indemnified Party, at the time it gives the Indemnifying Party the Notice of Claim with respect to such Third Party Claim, shall offer to the Indemnifying Party the option to have the Indemnifying Party assume the defense of such Third Party Claim, which option shall be exercised by the Indemnifying Party (if the Indemnifying Party elects to exercise) by written notice to the Indemnified Party within ten (10) days after the Indemnifying Party receives written notice of the Third Party Claim. If the Indemnifying Party exercises such option, then the Indemnifying Party shall, at its own expense, assume the defense of such Third Party Claim, shall conduct such defense diligently and in good faith, shall fully discharge at its own expense all Liability of the Indemnified Party with respect to such Third Party Claim, shall keep the Indemnified Party apprised of all developments with respect to such defense and permit the Indemnified Party (at its own expense) to consult in such defense, and shall be entitled, in its sole discretion and at its sole expense, but without any Liability of the Indemnified Party therefore and without obligating the Indemnified Party in any way, to compromise or settle such Third Party Claim upon terms acceptable to the Indemnifying Party. In the event the Indemnifying Party does not exercise its option to undertake the defense of such Third Party Claim in the manner set forth above or does not defend such Third Party Claim diligently and in good faith, the Indemnified Party shall be entitled to conduct such defense in any manner it may deem appropriate (and need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article 9. The provisions of this Section 9.05 shall not be construed so as to invalidate or impair the protection afforded by any insurance policy maintained by any party.

Section 9.06. Certain Indemnification Limitations. Notwithstanding anything to the contrary set forth in this Agreement:

(a)       PEC shall not be obligated to indemnify any Person under this Agreement with respect to any Loss if the aggregate amount of all Losses for all Persons who have received (and recovered upon) indemnification under this Agreement from PEC equals or exceeds an amount equal to the sum of (i) $186,000,000, plus (ii) the amount, if any, of the Closing Adjusted Net Assets Payment, and minus (iii) the amount, if any, payable by PEC to Pacific Aurora under Section 2.05(e); and

(b)       ACEC shall not be obligated to indemnify any Person under this Agreement with respect to any Loss if the aggregate amount of all Losses for all Persons who have received (and recovered upon) indemnification under this Agreement from ACEC equals or exceeds an amount equal to $25,000,000;

provided, however, that this Section 9.06 shall not limit PEC’s indemnification obligations pursuant to Section 9.02(a)(ii), Section 9.02(b) or Section 9.02(c)(ii) or ACEC’s indemnification obligations pursuant to Section 9.03(a)(ii), Section 9.03(b) or Section 9.03(c)(ii) (for PEC’s or ACEC’s respective breaches or failure to perform any of its covenants or agreements made or contained in this Agreement, or fulfill any obligation in respect thereof), or to the extent of PEC’s or ACEC’s respective own fraud as determined by a court of competent jurisdiction in a final non-appealable judgment.

34

In no event shall any party be liable for any punitive damages (other than punitive damages arising from a Third Party Claim that are direct damages as a result of being assessed against an Indemnified Party).

Section 9.07. Other Indemnification Matters. All claims (and matters relating thereto) made in writing prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved. All indemnification payments under this Article 9 by PEC or ACEC, if any, will be deemed adjustments to the PEC Consideration or ACEC Consideration, respectively. The right to indemnification under this Article 9 will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Execution Date, with respect to any representation, warranty, covenant or agreement in this Agreement. The amount of any Losses with respect to which any Person is entitled to indemnification under this Article 9 shall be reduced by the amount of any insurance proceeds for such Losses, net of (a) all costs and expenses incurred in collecting such insurance proceeds, including reasonable attorneys’ fees, and (b) any increases in insurance premiums paid resulting from making the claim giving rise to such recovery and attorneys’ fees and other expenses incurred in connection with such recovery. Any such Person who is so entitled to indemnification under this Article 9 shall use commercially reasonable efforts to claim and recover under any applicable insurance policy for which a claim may be reasonably brought, and the parties to this Agreement agree to facilitate and cooperate with any such claim.

Section 9.08. Exclusive Remedy. Subject to Section 10.17, each party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Affiliates arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article 9. Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.17, or to seek any remedy on account of fraud by any party hereto.

ARTICLE 10
Termination, Etc.

Section 10.01. Grounds for Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing:

(a)       by mutual written agreement of PEC and ACEC; or

(b)       by PEC if ACEC breaches, or by ACEC if PEC or Pacific Aurora breaches, this Agreement in any material respect and such breaching party fails to cure such breach within thirty (30) days after notice by the non-breaching party of such breach; or

(c)       (i) by either PEC or ACEC upon notice to the other party if the Closing shall not have been consummated on or before March 31, 2017 (the “Termination Date”), (ii) by PEC upon notice to ACEC, if any of the conditions in Section 8.03 shall have become incapable of fulfillment on or prior to the Termination Date, or (iii) by ACEC upon notice to PEC, if any of the conditions in Section 8.02 shall have become incapable of fulfillment on or prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such date.

35

If this Agreement is terminated as permitted by this Section 10.01, such termination shall be without Liability of any party to any other party to this Agreement (except for any Liability of any party for any breach prior to such termination).

Section 10.02. Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) include (A) all exhibits, schedules and other attachments thereto, (B) all documents, instruments or agreements issued or executed in replacement thereof and (C) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Applicable Law means such Applicable Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

Section 10.03. Interpretation; Other Remedies. The captions and headings contained in this Agreement are solely for convenience of reference and shall not be used to interpret or construe this Agreement. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 10.04. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to PEC or Pacific Aurora:

c/o Pacific Ethanol, Inc.

400 Capitol Mall, Suite 2060

Sacramento, California 95814

Email: cwright@pacificethanol.com

Fax: (916) 403-2785

Attention: General Counsel

36

If to ACEC:

Aurora Cooperative Elevator Company
2225 Q Street
Aurora, NE 68818

Fax: (402) 694-6943

Email: cvincent@auroracoop.com

Attn: Chris Vincent, CEO

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 10.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. Except as expressly set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.06. Attorneys’ Fees. If any legal action or other Proceeding is brought to enforce this Agreement, or due to an alleged breach of or default under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or Proceeding, in addition to any other relief to which it may be entitled.

Section 10.07. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.09. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 10.10. Jurisdiction. The parties hereto agree that any suit, action or other Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court sitting in Wilmington County, Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or Proceeding, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therein) in any such suit, action or Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding brought in any such court has been brought in an inconvenient forum.

37

Section 10.11. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED BY THE PARTIES IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 10.13. Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 10.14. Entire Agreement. This Agreement, including its Exhibits and Schedules, and the documents and instruments referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof.

Section 10.15. Bulk Sales Applicable Laws. The parties each hereby waive compliance by ACEC with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 10.16. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.17. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

38

Section 10.18. Disclosure Schedules. Any matter disclosed in any Section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular Section of the party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

[Signature Page Follows]

39

IN WITNESS WHEREOF, the parties hereto have duly executed this Contribution Agreement as of the day and year first above written.

PEC:	PACIFIC ETHANOL CENTRAL, LLC,
a Delaware limited liability company

By: /s/ Neil M. Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

ACEC:	Aurora Cooperative Elevator Company,
a Nebraska cooperative corporation

By: /s/ Chris Vincent
Name: Chris Vincent
Title: Chief Executive Officer

PACIFIC AURORA:	PACIFIC AURORA, LLC,
a Delaware limited liability company

By: PACIFIC ETHANOL CENTRAL, LLC,
a Delaware limited liability company,
its sole member

By: /s/ Neil M. Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

Signature Page to Contribution Agreement

EXHIBIT A

ADJUSTED NET ASSETS CALCULATION METHODOLOGY

Pacific Ethanol Aurora
Balance Sheets
As of October 31, 2016
120716v1

	PE AW	PE AE	Elimination	PA Consolidated		"Adjusted Net Assets"
ASSETS						
CURRENT ASSETS						
Cash and Equivalents	$ -	$ -	$ -	$ -		
Accounts Receivable	43,260	29,851	-	73,111	73,111	
Raw Materials Inventory	311,334	293,819		605,153	605,153	
Supplies Inventory	375,210			375,210	375,210	
Work in Process Inventories	1,441,971	547,575		1,989,546	1,989,546	
Prepaid Expenses	319,885	143,001		462,886	462,886	
Receivable - Kinergy	7,853,438	2,811,069		10,664,507	10,664,507	
Receivable - PAP	2,030,379	1,319,664		3,350,043	3,350,043	
Receivable - PECOL	712			712	712	
Receivables - Aurora East	2,087,613		(2,087,613)	-	0	
Other Current Assets	561,307	261,012		822,319	822,319	
TOTAL CURRENT ASSETS	**15,025,109**	**5,405,993**	**(2,087,613)**	**18,343,488**	**18,343,488**	**$18,343,488**
Property and Equipment Net	80,859,544	19,397,153		100,256,697		
OTHER ASSETS						
Deposits	850,000	450,000	-	1,300,000	1,300,000	
Receivables from Aurora County	-	136,429	-	136,429	136,429	
TOTAL OTHER ASSETS	**850,000**	**586,429**	**-**	**1,436,429**	**1,436,429**	**$1,436,429**
TOTAL ASSETS	$ 96,734,653	$ 25,389,574	$ (2,087,613)	$ 120,036,614		
LIABILITIES AND EQUITY						
CURRENT LIABILITIES						
Current Portion - Long Term Debt	$ -	$ -	$ -	$ -	0	
Accounts Payable	3,925,905	1,740,174	-	5,666,080	5,666,080	
Accrued Payroll & Benefits	296,012	96,064		392,077	392,077	
Derivative Instruments	158,051	63,824		221,875	221,875	
Payable - PEI-DE	41,284	13,244		54,528	54,528	
Payables - PE CENTRAL	-	-		-	0	
Payables - Aurora West		2,087,613	(2,087,613)	-	0	
Payables - Canton				-	0	
Capital Leases	1,812,651	1,637,717		3,450,368	3,450,368	
Other Current Liabilities	715,083	217,298		932,381	932,381	
TOTAL CURRENT LIABILITIES	**6,948,986**	**5,855,935**	**(2,087,613)**	**10,717,308**	**10,717,308**	**$10,717,308**
				-		**$9,062,609**
TOTAL NONCURRENT LIABILITIES	-	-		-		
				-		
TOTAL LIABILITIES	**6,948,986**	**5,855,935**	**(2,087,613)**	**10,717,308**		
TOTAL EQUITY	**89,785,667**	**19,533,639**	**-**	**109,319,306**		
				-		
TOTAL LIABILITIES AND EQUITY	**$ 96,734,653**	**$ 25,389,574**	**$ (2,087,613)**	**$ 120,036,614**		
Working Capital				***$ 7,626,180***		

"Adjusted Net Assets" equal to **$18,343,488** plus **$1,436,429** less **$10,717,308**.

EXHIBIT B

GENERAL WARRANTY DEED

Aurora Cooperative Elevator Company, a Nebraska cooperative corporation (“Grantor”), in consideration of One Dollar ($1.00) and other good and valuable consideration received from Pacific Aurora, LLC, a Delaware limited liability company (“Grantee”) hereby grants and conveys to Grantee the real estate (as defined in Neb. Rev. Stat. §76-201) legally described on Exhibit “A” attached hereto and incorporated herein by this reference. The real estate described on Exhibit “A”, together with all tenements, hereditaments and appurtenances thereunto belonging and all fixtures, equipment, signage and improvements that are located thereon and attached thereto is hereinafter referred to as the “Real Estate”.

Grantor covenants with Grantee that Grantor:

1.	Is lawfully seised of such Real Estate and that it is free from liens and encumbrances except easements, covenants, and restrictions of record.
2.	Has the legal power and lawful authority to convey the Real Estate to Grantee.
3.	Warrants and will defend title to the Real Estate in conformity herewith against the claims of all persons.

Executed this ____ day of ____________, 2016.

GRANTOR

Aurora Cooperative Elevator Company,
a Nebraska cooperative corporation

By: ____________________
Name:__________________
Title:___________________

STATE OF NEBRASKA	)
) ss:
COUNTY OF HAMILTON	)

The foregoing instrument was acknowledged before me this ____ day of _____________, 2016, by __________________, _______________ of Aurora Cooperative Elevator Company, on behalf of the company.

__________________________________________
Notary Public

EXHIBIT C

PACIFIC AURORA, LLC

LIMITED LIABILITY COMPANY AGREEMENT

(attached hereto)

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PACIFIC AURORA, LLC

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS (OR EXEMPTION THEREFROM) AND WITHOUT COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO CERTAIN CONDITIONS AND RESTRICTIONS ON TRANSFER SET FORTH HEREIN, AND PACIFIC AURORA, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNLESS AND UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO THE REQUESTED TRANSFER.

Dated as of December ___, 2016

Page

ARTICLE 1 Definitions

1.1 Definitions.	1
1.2 Construction.	13
ARTICLE 2 Organization
2.1 Formation.	13
2.2 Name.	13
2.3 Registered Office; Registered Agent; Principal Office; Other Offices.	14
2.4 Purpose; Powers.	14
2.5 Foreign Qualification.	14
2.6 Term.	14
2.7 No State Law Partnership.	14
2.8 Title to Company Assets.	14
2.9 No Liability.	14
2.10 Mergers and Exchanges.	14
2.11 Competitive Activities.	15
ARTICLE 3 Members; Certificates; Issuance and Transfer of Membership Interests
3.1 Members.	15
3.2 Number of Members.	15
3.3 Membership Interests; Membership Units.	15
3.4 Representations and Warranties.	16
3.5 Restrictions on Transfer.	16
3.6 Permitted Affiliate Transfers; Right of First Offer.	17
3.7 Documentation; Validity of Transfer; Conditions.	21
3.8 Additional Members and Membership Interests; Substituted Members.	21
3.9 Information; Confidentiality.	22
3.10 Withdrawal.	23
3.11 Fair Market Value.	23
3.12 Possible Additional Restrictions on Transfer.	24
3.13 Compliance with Law.	24
3.14 Preemptive Rights.	24
3.15 Tag-Along Rights	25
3.16 Drag-Along Right.	26
3.17 Provisions Applicable to Tag-Along and Drag-Along Sales.	26

i

(Continued)

Page

ARTICLE 4 Capital Contributions
4.1 Capital Contributions.	27
4.2 Failure to Contribute.	28
4.3 Return of Contributions.	28
4.4 Capital Accounts.	29
ARTICLE 5 AlLocations and Distributions
5.1 Allocations.	29
5.2 Other Allocation Rules.	31
5.3 Tax Allocations; Code Section 704(c).	32
5.4 Distributions.	32
ARTICLE 6 Management
6.1 Generally.	32
6.2 Management Committee.	33
6.3 Meetings.	34
6.4 Action by Management Committee.	34
6.5 Resignation; Removal and Vacancies.	34
6.6 Reliance on Reports.	35
6.7 Officers.	35
6.8 Compensation; Employees.	37
6.9 Interested Party Transactions.	37
6.10 Exculpation; Fiduciary Duties.	37
6.11 Indemnification.	38
ARTICLE 7 Inspection; Books and Records; Taxes
7.1 Maintenance of Books and Records.	39
7.2 Tax Statements.	39
7.3 Accounts.	40
7.4 Independent Auditors.	40
7.5 Tax Returns.	41
7.6 Tax Elections.	42
7.7 Tax Representative.	42
7.8 Tax Treatment of Contribution Agreement Transactions.	43

ii

(Continued)

Page

ARTICLE 8 Dissolution, Liquidation and Termination
8.1 Dissolution.	43
8.2 Liquidation and Termination.	44
8.3 Provision for Contingent Claims.	45
8.4 Deficit Capital Accounts.	45
8.5 Deemed Contribution and Distribution.	45
8.6 Certificate of Cancellation.	45
ARTICLE 9 Member Meetings
9.1 Meetings.	45
9.2 Notice of a Meeting.	45
9.3 Adjournment.	46
9.4 Waiver of Notice; Approval of Meeting; Approval of Minutes.	46
9.5 Conduct of Meeting.	46
9.6 Actions Requiring Consent of Members.	46
9.7 Action Without a Meeting.	47
ARTICLE 10 General Provisions
10.1 Notices.	47
10.2 Entire Agreement.	48
10.3 Waiver.	48
10.4 Non-Compensatory Damages.	48
10.5 Binding Effect.	48
10.6 Governing Law.	48
10.7 Further Action.	49
10.8 No Right to Action for Dissolution or Partition.	49
10.9 Third-Party Beneficiaries.	49
10.10 Amendments.	49
10.11 Specific Performance.	50
10.12 Creditors.	50
10.13 Disclosure; Public Announcements.	50
10.14 Counterparts.	50
10.15 Legal Representation.	50

iii

(Continued)

Page

Exhibits

Exhibit A Members and Membership Units	A-1
Exhibit B Initial Committee Members & Alternate Committee Members	B-1
Exhibit C Initial Officers	C-1
Exhibit D Joinder Agreement	D-1

iv

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
PACIFIC AURORA, LLC

This Amended and Restated Limited Liability Company Agreement of Pacific Aurora, LLC, a Delaware limited liability company, dated as of December ___, 2016, is adopted, executed and agreed to, for good and valuable consideration, by and among Pacific Ethanol Central, LLC, a Delaware limited liability company (“PEC”), and Aurora Cooperative Elevator Company, a Nebraska cooperative corporation (“ACEC”), and any other Persons (as defined below) who are hereafter admitted as Members (as defined below) of the Company in accordance with the terms of this Agreement (as defined below).

RECITALS:

WHEREAS, the Members desire to jointly own, operate and manage (i) two ethanol plants (the “Plants”) and related assets (collectively, the “Plant Assets”) located in Aurora, Nebraska, and (ii) the adjacent elevator and related grain handling assets (collectively, the “Grain Facilities”); and

WHEREAS, the Members have determined that the operation and further development of the Plant Assets and the Grain Facilities can best be pursued through the formation of the Pacific Aurora, LLC, a Delaware limited liability company (as further defined in Section 1.1, the “Company”); and

WHEREAS, the Company was formed on November 9, 2016 (the “Effective Date”) upon the filing with the Secretary of State of the State of Delaware of the Certificate of Formation pursuant to Section 18-201 of the Act (the “Certificate”); and

WHEREAS, the Members now desire to enter into this Agreement in order to set forth the terms of their relationship with the Company and each other.

NOW THEREFORE, the Members, by execution of this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

ARTICLE 1
Definitions

1.1 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth for those terms in the Contribution Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

“Acceptable Terms and Conditions” means that such Transfer shall (a) include representations and warranties (which shall be customary in form) only with respect to (i) such ROFO Transferring Member’s existence and power and authority to enter into and consummate the sale of the Subject Units, (ii) such ROFO Transferring Member’s valid title and ownership of the Subject Units free and clear of all liens, claims and encumbrances (excluding those arising under applicable securities Laws), (iii) the absence of, or receipt or completion of, any Permit, governmental or third party consent, approval, waiver or notification required to be obtained or made by such ROFO Transferring Member in connection with such Transfer, and (iv) the absence of any broker’s, finder’s or financial advisor’s fee or commission in connection with such Transfer that would be payable by the Members who are not ROFO Transferring Members, the Company or any of their respective Affiliates, (b) not contain any material conditions (except with respect to obtaining any Permit), and (c) include other customary terms proposed by the ROFO Transferring Member in connection with the delivery of the ROFO Notice.

1

“ACEC” has the meaning set forth in the preamble to this Agreement.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, and any successor to such statute.

“Additional Capital Call” has the meaning set forth in Section 4.1(c)(i)(A).

“Additional Capital Contributions” has the meaning set forth in Section 4.1(b).

“Adjusted Capital Account” means, with respect to any Member, the Member’s Capital Account after giving effect to the following adjustments: (a) increase the Capital Account by any amounts that such Member is deemed obligated to restore pursuant to the penultimate sentences in Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), and decrease the Capital Account by the items described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). This definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person. Notwithstanding the foregoing, for purposes of this Agreement, (a) no Member, by virtue of being a Member of the Company or a party to this Agreement, shall be considered an Affiliate of the Company or any of its Subsidiaries or investees and (b) no Member or its Affiliates, by virtue of being a Member of the Company or a party to this Agreement, shall be considered an Affiliate of any other Member or any of such other Members’ Affiliates.

“Affiliate Contract” has the meaning set forth in Section 6.9.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Alternate Committee Member” has the meaning set forth in Section 6.2(a)(iii).

“Asset Management Agreement” means that certain Asset Management Agreement dated the date hereof by and among Pacific Ethanol, Inc. and the Company.

“Assumed Tax Liability” means, for any Fiscal Year, an amount equal to the product of (i) the Company’s net federal taxable income (if any) for the Fiscal Year (not taking into account allocations pursuant to Code section 704(c) or any special basis adjustment pursuant to Code section 743) and (ii) the highest combined marginal federal, state and local tax rates then applicable to a corporation doing business only in Nebraska (assuming no income or loss from sources other than the Company, and treating state and local taxes as fully deductible).

“Available Cash” means, with respect to any quarter ending prior to the dissolution or liquidation of the Company, and without duplication:

(a) the sum of all cash and cash equivalents of the Company on hand at the end of such quarter, less

(b) the sum of (i) the amount of any cash reserves determined by the Management Committee, in its reasonable discretion, to be necessary or appropriate to (A) provide for the proper conduct of the business of the Company (including reserves for accrued obligations of the Company, future maintenance expenditures, and anticipated future needs of the Company) subsequent to such quarter, or (B) comply with Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject, and (ii) any amounts necessary to fund expenditures for the subsequent quarter or (B) as may be required in connection with an Emergency.

2

Notwithstanding the foregoing, “Available Cash” with respect to the quarter in which a liquidation or dissolution of the Company occurs and any subsequent quarter shall be deemed to equal zero.

“Bankrupt Member” means any Member that suffers a Bankruptcy.

“Bankruptcy” (and its correlative terms) means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (iii) and (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) one hundred twenty (120) days have passed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or ninety (90) days have passed after the appointment, without such Person’s consent or acquiescence, of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or ninety (90) days have passed after the date of expiration of any such stay, if the appointment has not been vacated. The foregoing definition of “Bankruptcy” shall supersede and replace the definition of “Bankruptcy” contained in the Act.

“Budget Act” has the meaning set forth in Section 7.7(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking associations located in the State of California or the State of Nebraska are required or authorized by applicable Law to remain closed.

“Capital Account” means the capital account maintained for each Member pursuant to Section 4.4.

“Capital Contribution” means the total value of cash, cash equivalents and the Fair Market Value of Property that a Member contributes to the Company.

“Certificate” has the meaning set forth in the recitals to this Agreement.

“Claim” means any and all debts, losses, liabilities, duties, claims (including any cross-claim or counterclaims), damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened action), costs, and reasonable Third Party expenses including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending any action.

“Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

3

“Committee Member” means any individual appointed as a member of the Management Committee as provided in Section 6.2 or Section 3.6(a), but such term does not include any individual who has ceased to be a member of the Management Committee.

“Company” means Pacific Aurora, LLC, a Delaware limited liability company, or any successor Entity thereto contemplated by this Agreement.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2), and the amount thereof shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).

“Contribution Agreement” means that certain Contribution Agreement dated effective as of December 2, 2016 by and among PEC, ACEC and the Company.

“Contribution Default” has the meaning set forth in Section 4.2(a).

“Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Co-Product Marketing Agreement” means that certain Co-Product Marketing Agreement dated effective as of the date hereof by and between the Company and Pacific Ag. Products, LLC.

“Curative Allocation” means any allocation of an item of income, gain, deduction or loss pursuant to the provisions of Section 5.1(d).

“Default Advance” has the meaning set forth in Section 4.2(a).

“Default Contribution” has the meaning set forth in Section 4.2(a).

“Defaulting Member” means any Member that fails to make a Capital Contribution that is required under this Agreement.

“Default Interest Rate” means, with respect to any Default Advance or Default Contribution, the lesser of (a) LIBOR (as published as of the date of the Default Advance or the Default Contribution) plus seven percent (7%) and (b) the maximum rate permitted by Law.

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for such period bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

“Designating Member” means, with respect to a Committee Member, the Member who designated such Committee Member pursuant to Section 6.2 (or pursuant to Section 3.6(a)).

“Determination Date” has the meaning set forth in Section 3.6(d).

4

“Disinterested Committee Member” means, with respect to a specific contract, transaction or arrangement, a Committee Member whose Designating Member (and its Affiliates) is not a party to such contract, transaction or arrangement.

“Disposition Default” has the meaning set forth in Section 3.7(d).

“Drag-Along Member” has the meaning set forth in Section 3.16(a).

“Drag-Along Notice” has the meaning set forth in Section 3.16(a).

“Drag-Along Sale” has the meaning set forth in Section 3.16(a).

“Dragging Member” has the meaning set forth in Section 3.16(a).

“Effective Date” has the meaning set forth in the recitals to this Agreement.

“Encumbering Member” has the meaning set forth in Section 3.6(c).

“Entity” means a corporation, cooperative corporation, limited company, limited liability company, unlimited liability company, venture, partnership (general or limited), trust, unincorporated organization, association or other entity.

“Ethanol Marketing Agreement” means that certain Ethanol Marketing Agreement dated effective as of the date hereof between the Company and Kinergy Marketing LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” has the meaning set forth in Section 3.6(b)(i).

“Exercising Member” has the meaning set forth in Section 3.14(b).

“Expenses” has the meaning set forth in Section 7.4(c).

“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is an Affiliate of the other or under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller. Fair Market Value shall be determined in accordance with Sections 3.6(d) and 3.11, as applicable.

“Fiscal Year” has the meaning set forth in Section 7.4(a).

“Fundamental Event” means in respect of a Member (a) that Member or such Member’s equity owner approves of the winding up, dissolution and/or termination of the Member (unless the sole distributee of the Member’s Membership Interest is a Permitted Affiliate Transferee) and such winding up, dissolution and/or termination is not withdrawn or cured by such Member or such Member’s equity owner within thirty (30) days thereafter or (b) the Member becomes a Bankrupt Member.

“GAAP” means United States generally accepted accounting principles with such exceptions to such United States generally accepted accounting principles as may be noted or otherwise referred to on any individual financial statement or schedule.

5

“Governmental Entity” means any legislature, court, tribunal, arbitrator, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the United States, or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

“Grain Facilities” has the meaning set forth in the recitals to this Agreement.

“Grain Procurement and Marketing Agreement” means that certain Grain Procurement and Marketing Agreement dated effective as of the date hereof between the Company and ACEC.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Values of the assets contributed by the Members to the Company shall be as set forth in the Contribution Agreement, and the initial Gross Asset Value of any other asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed upon by the Member and the Management Committee;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code section 7701(g) into account), as determined by the Management Committee, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g) (other than pursuant to Code section 708(b)(1)(B)); and (D) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; provided that an adjustment described in clauses (A), (B), and (D) of this paragraph shall be made only if the Management Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code section 7701(g) into account) of such asset on the date of distribution as determined by the Management Committee; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Treasury Regulations section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.1(c)(vii), provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

6

“Indebtedness” of a Person means any (a) indebtedness of such Person, whether or not contingent, for borrowed money, (b) obligations (contingent or otherwise) of such Person for the deferred purchase price of assets, property or services, other than trade payables, (c) obligations of such Person evidenced by notes, bonds, debentures, leases required to be capitalized in accordance with generally accepted accounting principles in the United States, and (d) indebtedness of others referred to in clauses (a) through (c) above guaranteed directly or indirectly in any manner by such Person.

“Indemnified Person” has the meaning set forth in Section 7.4(c).

“Indemnitee” means any (a) Person who is or was an Officer, Committee Member, employee, partner, manager, agent or trustee of the Company, (b) Person who is or was an officer or director, employee, partner, manager, agent or trustee of any of the Company’s Affiliates, or (c) Person who is or was serving at the request of the Company or any of its Affiliates as a director, officer, employee, partner, manager, agent or trustee of another Person.

“Independent Appraiser” has the meaning set forth in Section 3.11(b).

“Independent Third Party” shall mean any Person that, immediately prior to the contemplated transaction, is not a Member or an Affiliate of any Member.

“Initial Notice” has the meaning set forth in Section 3.14(b).

“Integrated Agreements” means (a) this Agreement, (b) the Ethanol Marketing Agreement, (c) the Grain Procurement and Marketing Agreement, (d) the Co-Product Marketing Agreement, (e) the Asset Management Agreement, (f) the Unit Purchase Agreement, (g) the Contribution Agreement and (h) all other documents and instruments entered into in connection with this Agreement that expressly state that they constitute integrated agreements for purposes of this Agreement or that the Parties agree in writing constitute integrated agreements for purposes of this Agreement; provided, however, that, notwithstanding the foregoing, unless otherwise expressly set forth in any Integrated Agreement, in no event will a breach, nonperformance, misrepresentation or default under any of the Integrated Agreements give rise to a breach, nonperformance, misrepresentation or default under any of the other Integrated Agreements.

“Intellectual Property Rights” means: (a) patents, trademarks, service marks, rights in designs, trade names, domain names, copyrights, know-how, rights in confidential information and all other intellectual property rights and similar property rights of whatever nature, in each case whether registered or not; (b) applications and rights to apply for registrations of any of the foregoing; and (c) all forms of protection of a similar nature or having equivalent or similar effect to any of them which may subsist anywhere in the world.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Entity.

“Liquidating Event” has the meaning set forth in Section 8.1.

“Liquidator” has the meaning set forth in Section 8.2.

“Management Committee” has the meaning set forth in Section 6.2.

“Member” means PEC, ACEC and any other Person hereafter admitted to the Company as an additional member of the Company or Substituted Member as provided in this Agreement, but does not include any Person who has ceased to be a member of the Company.

7

“Member Indemnitors” has the meaning set forth in Section 6.11(a).

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulation section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation section 1.704-2(i)(1).

“Membership Interest” means a limited liability company interest (as such term is defined in the Act) of a Member, including the right to receive distributions from the Company, together with all other rights, benefits, and privileges enjoyed by the Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, including the right to vote, consent, and approve, and all obligations, duties, and liabilities imposed on the Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, which limited liability company interest is expressed both (a) in a number of Membership Units and (b) in Percentage Interests.

“Membership Unit” or “Membership Units” has the meaning set forth in Section 3.3.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” and “Net Loss” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

8

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) is required, pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.1(c) or Section 5.1(d) shall not be taken into account in computing Net Income or Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.1(c) or Section 5.1(d) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in Code section 705(a)(2)(b)) that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulation section 1.704-2(b)(3).

“Non-Transferring Members” has the meaning set forth in Section 3.11(d).

“Notice” has the meaning set forth in Section 10.1.

“Officer” means any individual duly appointed as an officer of the Company as provided in Section 6.7, but such term does not include any Person who has ceased to be an officer of the Company.

“Operator” means Pacific Ethanol, Inc., through the terms of the Asset Management Agreement.

“Outstanding Liabilities” means, (a) with respect to any Transferring Member, (i) the liabilities (if any) that an arbitrator has determined, in a final determination, in accordance with ARTICLE 8, are owed by such Transferring Member to the Company prior to any Transfer by such Transferring Member to the extent such liabilities are outstanding and unpaid, (ii) any amounts owed by such Transferring Member with respect to a delinquent invoice that such Transferring Member is required to pay to the Company under this Agreement (provided, however, no portion of any amount set forth on such delinquent invoice will be deemed an Outstanding Liability of a Transferring Member to the extent a bona fide dispute exists with respect to such amount), and (iii) any outstanding amount due and payable by such Transferring Member in accordance with Section 4.1.

“Parent” means the Entity, if any, that Controls a Member as of the date that such Member executed this Agreement, and that is not itself Controlled by any other Entity. The Parents of the Members as of the Effective Date are: (a) with respect to PEC, Pacific Ethanol, Inc.; and (b) with respect to ACEC, none. Upon any change to the identity of a Member’s Parent, such Member shall immediately notify all other Members.

“Partnership Representative” has the meaning set forth in Section 7.7(b).

9

“Party” means any Member of the Company, individually; and “Parties” means the Members of the Company, collectively.

“PEC” has the meaning set forth in the preamble to this Agreement.

“Percentage Interest” means a percentage equal to a fraction (expressed as a percentage), the numerator of which is the number of Membership Units held by such Member and the denominator of which is the total number of issued and outstanding Membership Units.

“Performance Default” means any material breach or material default (other than a Contribution Default) by a Member in the performance of, or any material failure by a Member to comply with, any agreement, obligation, covenant, or undertaking of such Member under this Agreement which has not been remedied on or prior to (a) the expiration of the cure period, if any, set forth herein or (b) if no cure period is set forth herein, then thirty (30) days after such Member’s receipt of written notice of such breach, default or failure from the Company or any other Member, or if such breach, default or failure cannot reasonably be remedied within such thirty (30)-day period, then sixty (60) days after such Member’s receipt of such written notice; provided that such Member has and continues to diligently pursue such remedy.

“Permit” means any license, permit, certificate of authority, approval, tender, bid, registration, franchise, variance, exemption, consent or other authorization of or from a Governmental Entity.

“Permitted Affiliate Transferee” has the meaning in Section 3.6(a).

“Permitted Transfer” has the meaning in Section 3.5.

“Permitted Transferee” means (i) with respect to any Member, an Affiliate thereof, (ii) a Person who is a Member at the time of Transfer, or (iii) an “accredited investor” (as such term is defined under Regulation D of the Securities Act).

“Person” means a natural person, an Entity or a Governmental Entity.

“Plant Assets” has the meaning set forth in the recitals to this Agreement.

“Plants” has the meaning set forth in the recitals to this Agreement.

“Priority Return” means, with respect to any Default Contribution, an amount calculated like interest on the Default Contribution, compounding quarterly, at the Default Interest Rate from the date on which the Default Contribution is made.

“Property” means all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

“Quarterly Tax Distribution Amount” means, for any estimated tax payment date for a Fiscal Year, an amount equal to the excess, if any, of (x) the product of (i) the Assumed Tax Liability for the Fiscal Year (as determined in good faith by the Management Committee) and (ii) 25% (in the case of the first estimated tax payment date), 50% (in the case of the second estimated tax payment date), 75% (in the case of the third estimated tax payment date), or 100% (in the case of the fourth estimated tax payment date) over (y) prior distributions pursuant to Section 5.4(a)(iii) in respect of the Assumed Tax Liability for the Fiscal Year.

10

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Code sections 734 or 743) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulatory Allocations” has the meaning set forth in Section 5.1(d).

“ROFO Buyer” has the meaning set forth in Section 3.6(b)(i).

“ROFO Counter Offer” has the meaning set forth in Section 3.6(b)(i).

“ROFO Counter Price” has the meaning set forth in Section 3.6(b)(i).

“ROFO Members” has the meaning set forth in Section 3.6(b)(i).

“ROFO Notice” has the meaning set forth in Section 3.6(b)(i).

“ROFO Offer” has the meaning set forth in Section 3.6(b)(i).

“ROFO Over-Allotment Amount” has the meaning set forth in Section 3.6(b)(i).

“ROFO Price” has the meaning set forth in Section 3.6(b)(i).

“ROFO Transferring Member” has the meaning set forth in Section 3.6(b)(i).

“S&P” means Standard and Poor’s Rating Group.

“Secured Party” has the meaning set forth in Section 3.6(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, lien, mortgage, encumbrance, hypothecation, pledge or other obligation, whether created by operation of Law or otherwise, created by any Person in any of its property or rights.

“Service” means the Internal Revenue Service.

“Subject Units” has the meaning set forth in Section 3.6(b)(i).

“Subsequent Notice” has the meaning set forth in Section 3.14(c).

“Subsequent Purchase” has the meaning set forth in Section 3.14(c).

“Subsidiary” of a Person means any other Person of which (a) at least fifty percent (50%) or more of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such Person or (b) fifty percent (50%) or more of the equity interests in such Person, shall at the time be owned or Controlled, directly or indirectly, by such other Person and/or by one or more of its Subsidiaries.

“Substituted Member” means a Person who is newly admitted as a Member of the Company, at such time as such Person has complied with the requirements of Section 3.8, in place of and with all the rights and obligations of a Transferring Member with respect to the Membership Interest Transferred and who is shown as a Member on the books and records of the Company.

11

“Supermajority” means seventy-five percent (75%).

“Tag-Along Notice” has the meaning set forth in Section 3.15(b).

“Tag-Along Offered Units” has the meaning set forth in Section 3.15(a).

“Tag-Along Purchaser” has the meaning set forth in Section 3.15(a).

“Tag-Along Rightholder” has the meaning set forth in Section 3.15(a).

“Tag-Along Rightholder’s Offer” has the meaning set forth in Section 3.15(b).

“Tag-Along Sale” has the meaning set forth in Section 3.15(a).

“Tag-Along Seller” has the meaning set forth in Section 3.15(a).

“Tax Distribution Shortfall Amount” means, for any Fiscal Year, an amount equal to the excess, if any, of (x) the Assumed Tax Liability for all prior Fiscal Years (as determined in good faith by the Tax Matters Partner) over (y) prior distributions pursuant to Section 5.4(a)(iii) in respect of the Assumed Tax Liability for all prior Fiscal Years.

“Tax Matters Member” has the meaning set forth in Section 7.7(a).

“Third Party” means any Person other than a Member or any of its Affiliates.

“Transfer” or “Transferred” means, with respect to a Membership Interest, a direct or indirect, voluntary or involuntary sale (including a merger or consolidation), assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of such Membership Interest; provided, however, that a Transfer shall not include:

(a) any direct or indirect transfer or issuance of ownership interests in, or merger, asset sale, reorganization, recapitalization, restructuring, change in control or other change by, in or with respect to, any Member or any Person that, directly or indirectly, has an ownership interest in such Member, so long as after giving effect thereto such Member continues to be directly or indirectly Controlled by the same Parent or a successor Entity thereto;

(b) any direct or indirect transfer or issuance of ownership interests in, or merger, asset sale, reorganization, recapitalization, restructuring, change in control or other change by, in or with respect to, any Member or any Person that, directly or indirectly, has an ownership interest in such Member, and which is required by applicable Law or Governmental Entity; or

(c) any grant of a Security Interest on any of a Member’s Membership Interests in compliance with Section 3.6(c) or in connection with the terms of the Contribution Agreement; provided, however, that each such grant shall be treated as a Transfer for purposes of Section 3.7(d).

“Transferee” means a Person who receives all or part of a Member’s Membership Interest through a Transfer in accordance with this Agreement.

“Transferring Member” means a Member who Transfers all or a part of its Membership Interest to Transferee through a Transfer in accordance with this Agreement.

12

“Treasury Regulations” means the final and temporary regulations promulgated by the United States Department of the Treasury pursuant to the Code.

“Unit Purchase Agreement” means that certain Unit Purchase Agreement dated the date hereof by and between PEC and ACEC.

1.2 Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(a) terms defined in Section 1.1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(c) references to Articles and Sections (other than in connection with the Code, other Law, the Treasury Regulations or the Act) refer to Articles and Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(d) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section;

(e) “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(f) terms defined herein include the plural as well as the singular;

(g) “or” is not exclusive; and

(h) all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation.

ARTICLE 2
Organization

2.1 Formation. The Company was formed on the Effective Date upon the filing of the Certificate.

2.2 Name. The name of the Company is “Pacific Aurora, LLC” and all Company business must be conducted in that name or such other names that comply with Law and as the Management Committee may select.

13

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be located at c/o Pacific Ethanol, Inc., 400 Capitol Mall, Suite 2060, Sacramento, CA 95814, or such other place as the Management Committee may from time to time designate, which need not be in the State of Delaware. The Company may have such other offices as the Management Committee by may designate.

2.4 Purpose; Powers. The purposes of the Company shall be to own, operate and manage the Plant Assets and the Grain Facilities and (b) engage in any other lawful act or activity for which limited liability companies may be organized under the Act. The Company shall possess and may exercise all such powers and privileges granted by the Act, by any other Law or by this Agreement, and any powers incidental thereto as are necessary or convenient to the conduct, promotion or attainment of the foregoing purposes of the Company.

2.5 Foreign Qualification. Prior to the Company’s conducting of business in any jurisdiction other than the State of Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

2.6 Term. The term of the Company as a Delaware limited liability company commenced on the Effective Date, and the Company’s existence shall be perpetual, unless and until the Company is dissolved in accordance with ARTICLE 8.

2.7 No State Law Partnership. No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member as a partner or joint venturer of any other Member for any purposes other than U.S. federal and applicable state income tax purposes.

2.8 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an Entity, and no Member, Committee Member or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets shall be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Management Committee may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

2.9 No Liability. No Member will have any liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.

2.10 Mergers and Exchanges. Except as prohibited by Law, but subject to the terms of this Agreement, the Company may be a party to any merger, share exchange, consolidation, exchange or acquisition or any other type of reorganization.

14

2.11 Competitive Activities. No Member or Indemnitee, or any of their respective Subsidiaries, Affiliates or equity investees, shall be expressly or implicitly restricted or proscribed pursuant to this Agreement, by Law or otherwise, from engaging in other activities for profit, including any business or activity engaged in by the Company, any Member or any of their respective Subsidiaries, Affiliates or equity investees or anticipated to be engaged in by the Company, any Member or any of their respective Subsidiaries, Affiliates or equity investees. Without limitation of the foregoing, (a) nothing in this Agreement shall be construed to require any Committee Member to manage the Company or any of its Subsidiaries, Affiliates or equity investees as his or her exclusive function, (b) nothing in this Agreement shall be construed to require any Officer to serve as an officer of the Company or any of its Subsidiaries, Affiliates or equity investees as his or her exclusive function, and (c) each Member, Indemnitee and their respective Subsidiaries, Affiliates, and equity investees shall have the right to engage in businesses of every type and description and to engage in and possess an interest in other business ventures of any and every type or description, independently or with others, including business interests and activities in direct competition with the Company, any Member or any of their respective Subsidiaries, Affiliates or equity investees, and none of the same shall be deemed wrongful or improper or shall breach any duty, express or implied, to the Company, any Member or any of their respective Subsidiaries, Affiliates or equity investees. By way of example and not limitation, the Members acknowledge and agree that their respective Subsidiaries, Affiliates, and equity investees (including its officers and directors, who may also be officers or directors of the Company or its Subsidiaries, Affiliates or equity investees), whether directly or through its Subsidiaries, Affiliates or equity investees, plans to pursue, and actively pursues, business opportunities that could be considered to be, or are in, direct competition with the businesses engaged in by the Company, any other Member or any of their respective Subsidiaries, Affiliates or equity investees, and nothing in this Agreement precludes the Members or their respective Affiliates, Subsidiaries or equity investees (including their respective officers and directors, who may also be officers and/or directors of the Company or its Subsidiaries, Affiliates or equity investees) from pursuing any business activity such Person chooses to pursue based on such Person’s sole judgment. Neither the Company, the Members nor any other Person shall have any rights by virtue of this Agreement or the relationship created hereby, by Law or otherwise, in any business ventures of any Indemnitee, any Member or any of their respective Subsidiaries, Affiliates or equity investees, or to the income or proceeds derived therefrom, and such Indemnitees, Members and their respective Subsidiaries, Affiliates and equity investees shall have no obligation to offer any interest in any such business ventures to the Company, any Member or any of their respective Subsidiaries, Affiliates or equity investees or any other Person. The legal doctrines of “corporate opportunity,” “business opportunity,” and similar doctrines will not apply to any Indemnitee, any Member or any of their respective Subsidiaries, Affiliates or equity investees or any of their respective business ventures.

ARTICLE 3
Members; Units;
Issuance and Transfer of Membership Interests

3.1 Members. The Members as of the date of this Agreement are PEC and ACEC. Additional Members may be admitted to the Company either as additional Members or Substituted Members as provided in Section 3.8.

3.2 Number of Members. The number of Members of the Company shall never be fewer than one (1).

3.3 Membership Interests; Membership Units. Membership Interests shall be represented in unit increments (each a “Membership Unit” and collectively, “Membership Units”). The Company is authorized to issue an unlimited number of Membership Units. The Membership Units shall comprise a single class, and each Membership Unit shall have one (1) vote on any matter submitted for the vote or consent of the Members. The Membership Interests shall not be certificated. The creation of any new series or class of Membership Interests by designation, resolution, amendment or otherwise shall be deemed to be an amendment or restatement of this Agreement requiring the prior written consent of the Members. In exchange for the initial Capital Contributions by each of the Members as listed on Exhibit A and as more fully described in the Contribution Agreement, each of the Members are hereby admitted as Members of the Company with the Membership Units, Percentage Interests and initial Capital Accounts set forth across from each such Member’s name on Exhibit A. The Membership Units held by each Member are set forth on Exhibit A, which exhibit shall be amended or supplemented by the Management Committee as required to reflect changes and adjustments made from time to time in accordance with the terms of this Agreement.

15

3.4 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing and (if applicable) in good standing under the Laws of the state of its formation, and if required by Law is duly qualified to do business and (if applicable) is in good standing in the jurisdiction of its principal place of business (if not formed therein); (b) it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by its board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of Law or equity); (d) its authorization, execution, delivery, and performance of this Agreement does not conflict with any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (e) it (i) has been furnished with sufficient information about the Company and the Membership Interest, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and that Member’s Membership Interest therein, (iii) is able to bear the economic risks of its investment in the Company and has (or its parent has) a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act, and (vi) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act and other applicable securities Laws. Upon the occurrence and during the continuation of any event or condition which would cause a Member to be in breach of the representation and warranty contained in clause (d) of this Section 3.4, the breaching Person shall be treated as a Transferee who has not become a Substituted Member in accordance with the terms of Section 3.8.

3.5 Restrictions on Transfer. Except as otherwise provided herein, no Member may Transfer any Membership Interest unless (a)(i) such Transfer is consummated and approved by the affirmative vote or consent of a majority of the Committee Members, (ii) such Transfer is permitted under Section 3.6(a), or (iii) such Transfer is consummated in compliance with Sections 3.6(b), 3.15 or 3.16, and (b) in the case of any Transfer, such Transfer otherwise complies with the procedures and conditions set forth in Section 3.7. A Transfer completed in accordance with the terms and conditions set forth in this ARTICLE 3 is referred to in this Agreement as a “Permitted Transfer.” Any purported Transfer in contravention of this Section 3.5 shall be null and void ab initio, and the Company shall not recognize any such Transfer. Notwithstanding anything else in this Agreement to the contrary, the transfer of the Membership Units from PEC to ACEC pursuant to the Unit Purchase Agreement shall be a Permitted Transfer, without any further action hereunder, and shall not be subject to any other conditions, procedures or other requirements to transfer contained in this Agreement or otherwise; and, upon the transfer of such Membership Units, ACEC shall have all rights and interests in the Membership Interests represented by such Membership Units, and the Membership Units and Percentage Interests shall be (x) for PEC, 73.93 Membership Units and Percentage Interests equal to 73.93% and (y) for ACEC, 26.07 Membership Units and Percentage Interests equal to 26.07%.

16

3.6 Permitted Affiliate Transfers; Right of First Offer.

(a) Permitted Affiliate Transfers. Any Member may Transfer any of its Membership Interest to an Affiliate of such Member (the “Permitted Affiliate Transferee”); provided, however, that such Member shall provide no less than ten (10) Business Days’ prior written notice of such Transfer to the Management Committee and every other Member. In the event that a Member Transfers all or a portion of its Membership Interests to one or more Affiliates of such Member, the Transferring Member and its Permitted Affiliate Transferee(s) shall designate one entity that will be fully authorized and empowered to act as the designee of the Transferring Member and its Permitted Affiliate Transferee(s) (if any of such interests have been transferred to a Permitted Affiliate Transferee) with respect to notices, payments, distributions, and the exercise of the Transferring Member’s and its Permitted Affiliate Transferee(s)’ (if any of such interests have been transferred to a Permitted Affiliate Transferee) rights (including the right to designate Committee Members in accordance with Section 6.2), in each case, under this Agreement.

(b) Right of First Offer.

(i) If a Member (such Member, the “ROFO Transferring Member”) desires to Transfer all or any portion of its Membership Interests to a third party that is not a Member (or an Affiliate thereof) (other than in a Transfer pursuant to Section 3.6(a)), then, prior to commencing a sale process (including providing access to any physical or electronic data room to any third party) or entering into any binding agreement with respect to such proposed Transfer, such ROFO Transferring Member shall give written notice (the “ROFO Notice”) to the Management Committee and each of the other Members (such other Members, the “ROFO Members”) of the ROFO Transferring Member’s desire to Transfer such Membership Interests, which ROFO Notice shall specify the Membership Units that the ROFO Transferring Member desires to Transfer (the “Subject Units”) and the purchase price and terms and conditions of Transfer that such ROFO Transferring Member proposes to be paid for such Subject Units (the “ROFO Price”). Each ROFO Member shall have the right, at any time during the period (the “Exercise Period”) that ends at 5:00 p.m. Aurora, Nebraska time on the forty-fifth (45th) calendar day after receipt of the ROFO Notice to give a written notice to the ROFO Transferring Member that such ROFO Member is electing, on the terms and conditions contained in the ROFO Notice (which, for the avoidance of doubt, shall only include Acceptable Terms and Conditions), to purchase its proportionate share of Subject Units (calculated based on the number of Membership Units owned by such ROFO Member as of the date of the ROFO Notice relative to the number of Membership Units owned by all ROFO Members as of the date of the ROFO Notice) (a) at the ROFO Price (each such notice, a “ROFO Offer”), or (b) at such other price (a “ROFO Counter Price”) as previously agreed to by a majority of the ROFO Members (the “ROFO Counter Offer”), in either case, plus any additional portion of the Subject Units such ROFO Member desires to purchase in excess of its pro-rata share (a “ROFO Over-Allotment Amount”) if other ROFO Members do not exercise all or any of their rights hereunder. In the event that the ROFO Transferring Member receives a ROFO Counter Offer from any ROFO Member, the ROFO Transferring Member shall have fifteen (15) days to notify all such ROFO Members that the ROFO Transferring Member either accepts or declines the ROFO Counter Offer; and upon the acceptance, if any, of the ROFO Counter Offer, such ROFO Counter Offer shall be treated as a ROFO Offer hereunder. The right of each ROFO Member to purchase any ROFO Over-Allotment Amount shall be based on the relative Membership Unit ownership percentages of all ROFO Members desiring to purchase ROFO Over-Allotment Amounts (or in such other manner as all of the ROFO Members who submit ROFO Offers (each, a “ROFO Buyer”) may agree among themselves).

17

(ii) If ROFO Members elect to purchase all of the Subject Units at the ROFO Price or if the ROFO Transferring Member accepts the ROFO Counter Offer in writing, then the ROFO Transferring Member will be required to Transfer the Subject Units to the ROFO Buyer(s) and the ROFO Buyer(s) shall be bound to purchase the applicable portion of the Subject Units on the terms and conditions set forth in the ROFO Offer. For the avoidance of doubt, if the ROFO Members do not elect to purchase all of the Subject Units (after giving effect to all ROFO Over-Allotment Amounts indicated by ROFO Buyers in their respective ROFO Offers), then no ROFO Buyer may purchase any Subject Units and the ROFO Transferring Member may Transfer all, but not less than all, of the Subject Units to any one or more Persons in accordance with Section 3.6(b)(iv).

(iii) The closing of the Transfer of the Subject Units pursuant to the exercise of the rights in Section 3.6(b)(i) shall occur no later than at 9:00 a.m. Aurora, Nebraska time on the sixtieth (60th) calendar day (or the next succeeding Business Day, if such day is not a Business Day) following the expiration of the Exercise Period at the Company’s principal office, unless the ROFO Transferring Member and each ROFO Buyer otherwise agree in writing. At the closing, the ROFO Price or ROFO Counter Price, as applicable, to the Subject Units to be purchased by each ROFO Buyer shall be delivered by such ROFO Buyer to the ROFO Transferring Member (by wire transfer in immediately available funds), and the ROFO Transferring Member shall represent and warrant to each ROFO Buyer pursuant to a written instrument of assignment delivered at such closing concerning representations and warranties contained in the ROFO Offer.

(iv) If, after completion of the foregoing procedures under Sections 3.6(b)(i) and 3.6(b)(ii), (A) none of the ROFO Members makes a ROFO Offer or a ROFO Counter Offer during the Exercise Period, (B) the ROFO Offers or ROFO Counter Offers, collectively, are for less than all of the Subject Units, (C) having made a ROFO Offer or a ROFO Counter Offer that was accepted, the ROFO Buyer(s) fail to consummate the Transfer of all of the Subject Units within the sixty (60) day period specified in Section 3.6(b)(iii) (subject to any extension pursuant to Section 3.6(b)(vi)), or (D) the ROFO Transferring Member declines a ROFO Counter Offer, then, in each case, the ROFO Transferring Member may, at any time within twelve (12) months (subject to extension as provided in Section 3.6(b)(vi)) after (1) the expiration of the Exercise Period, in the case of clause (A) or (B), (2) such sixty (60) day period (subject to any extension pursuant to Section 3.6(b)(vi)), in the case of clause (C), or (3) notice by the ROFO Transferring Member to a ROFO Member, in the case of clause (D), Transfer all, but not less than all, of the Subject Units to any one or more Persons for a cash price (and/or publicly traded securities with a Fair Market Value) that is no less than (a) the ROFO Price, in the case of clause (A) or (B) above, or (b) the ROFO Counter Price, in the case of clause (C) or (D) above (and on such other terms as are required by such Persons (including representations, warranties and related indemnities); provided, however, that such terms may not include (i) any contractual terms and conditions that would reasonably be expected to make the aggregate consideration payable to the ROFO Transferring Member for the Subject Units less than the ROFO Price, (ii) other collateral terms, arrangements or agreements that would reasonably be expected to make such aggregate consideration materially less than the ROFO Price, and (iii) any terms, arrangements, conditions or agreements (other than price) that are, in the aggregate, materially more favorable to such Person or Persons as compared to those terms (other than price) contained in the ROFO Notice. Additionally, after the expiration of such initial twelve (12) month period (or such extension as provided in Section 3.6(b)(vi), if applicable), the ROFO Transferring Member may not Transfer the Subject Units described in the ROFO Notice without complying again with the provisions of this Section 3.6(b). Furthermore, no Member may give more than one (1) ROFO Notice in any six (6) month period. For the purposes of calculating Fair Market Value of any publicly traded securities included as part of the cash price for the Subject Units pursuant to this Section 3.6(b)(iv), the Fair Market Value shall equal the volume-weighted average trading price of such security on the applicable stock exchange over the immediately preceding thirty (30) day period.

18

(v) Upon consummation of any Transfer in compliance with this Section 3.6(b) (whether to a ROFO Buyer(s) or any Person) and upon compliance with Section 3.7, such Transferee shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder.

(vi) If a Transfer pursuant to this Section 3.6(b) is not consummated prior to the applicable deadline set forth in Sections 3.6(b)(iii) or 3.6(b)(iv) because such Transfer remains subject only to conditions relating to obtaining any Permit (whether or not also subject to other ministerial conditions), such deadline shall be extended for so long as the ROFO Buyer, Person or ROFO Transferring Member, as applicable, is diligently pursuing the receipt of such Permit; provided, however, that such extension shall not, in any event, exceed one hundred eighty (180) calendar days.

(vii) If a Transfer of Membership Interests that is subject to this Section 3.6(b) would be effectuated in a transaction in which the Membership Interests are not the sole asset being Transferred (or deemed to be Transferred in the case of an indirect Transfer), the ROFO Transferring Member shall identify in writing to the ROFO Members the portion of the consideration that is attributable to the Membership Interests included in such Transfer prior to entering into a binding purchase agreement or similar conveyance document therefor. The ROFO Members may require that the Company engage an Independent Appraiser, appointed pursuant to Section 3.11(b), to determine (at the cost of the Company, except as set forth in the last sentence of this Section 3.6(b)(vii)), the portion of the consideration that is fairly attributable to the Membership Interests. The ROFO Members shall instruct such Independent Appraiser to complete the determination within thirty (30) days after its engagement by the Company, and the Independent Appraiser’s determination of the portion of the consideration that is fairly attributable to the Membership Interests shall be binding on the ROFO Members solely for purposes of determining whether the value of the consideration fairly attributable to such Membership Interests equals or exceeds the ROFO Price; provided, however, that the ROFO Transferring Member may, within ten (10) days after the Independent Appraiser’s determination, elect not to Transfer the Subject Units pursuant to this Section 3.6(b) and revoke the ROFO Notice by giving written notice to the ROFO Members and timely paying (or reimbursing the Company for) the costs and expenses incurred by the Company and the Members in connection with the appraisal process.

(c) Security Interest; Bankruptcy. If any Member (“Encumbering Member”) permits any Security Interest on any of its Membership Interests and a creditor or trustee-in-bankruptcy (the “Secured Party”) forecloses upon all or any portion of such Membership Interests of an Encumbering Member by a legal or equitable proceeding, or a Member becomes a Bankrupt Member, then the Encumbering Member (or, at the option of the Secured Party, the Secured Party) or Bankrupt Member, as the case may be, shall give the other Members notice in writing (and such notice shall constitute a ROFO Notice and shall include the information required to be included in a ROFO Notice, including the ROFO Price (which, in this case, shall be the Encumbering Member’s (or, at the option of the Secured Party, the Secured Party’s) or Bankrupt Member’s estimate of the Fair Market Value of the Subject Units and subject to determination in accordance with Section 3.11(a)), and such Encumbering Member or Bankrupt Member, as the case may be, shall be deemed a ROFO Transferring Member with respect to such portion of its Membership Interests that have been foreclosed upon, or all of its Membership Interests in the case of a Member becoming a Bankrupt Member). The occurrence of a foreclosure or the Member becoming a Bankrupt Member shall be deemed to be a proposed Transfer of all the Membership Units subject to the Security Interest (in the case of an Encumbering Member) or all of the Membership Units of the Member (in the case of a Bankrupt Member) (and, in each case, such Membership Units shall be deemed Subject Units) under, and shall be subject to, Section 3.6(b) at a price equal to the Fair Market Value of such Subject Units.

19

(d) Fair Market Value. Whenever the Fair Market Value of a Membership Interest is determined as a result of a foreclosure or a Member becoming a Bankrupt Member, the Fair Market Value shall be determined in accordance with Section 3.11 as of the last day of the calendar month immediately preceding the occurrence of such deemed Transfer (the “Determination Date”); provided, however, that the Fair Market Value shall be reduced by any distributions made to the Transferring Member attributable to the Subject Units, and increased by any Capital Contributions made by the Transferring Member attributable to the Subject Units, occurring during the time period between the Determination Date and the closing of the deemed Transfer.

(e) Closing; Transfer Taxes. At the closing of the Transfer of a Membership Interest pursuant to Sections 3.6(b) or 3.6(c), the Transferee shall deliver to the Transferring Member the full consideration required by this Agreement. Any transfer or similar taxes involved in such sale shall be paid by the Transferring Member, and the Transferring Member shall provide the Transferee with such evidence of the Transferring Member’s authority to Transfer hereunder and such tax lien waivers and similar instruments as the Transferee may reasonably request.

(f) Forfeiture of Right to Participate in ROFO Offer. If required Permits for a proposed Transfer are not obtained as to a particular ROFO Buyer within the period contemplated by Section 3.6(b)(iii) (other than as a result of the failure of the Transferring Member to use diligent efforts to obtain such Permits in accordance with Section 3.6(b)(vi)), such ROFO Buyer shall forfeit its rights to acquire the Subject Units with respect to such Transfer; provided, however, that such forfeiture (i) shall not limit or otherwise affect such ROFO Buyer’s rights with respect to any subsequent proposed Transfer and (ii) shall have no effect on the rights of any other ROFO Buyers in respect of such proposed Transfer, provided that such other ROFO Buyers agree to acquire the Subject Units that were to be acquired by such forfeiting ROFO Buyer (otherwise the last sentence of Section 3.6(b)(ii) shall apply and none of the ROFO Buyers will be entitled to acquire the Subject Units and the ROFO Transferring Member may Transfer all, but not less than all, of the Subject Units to any one or more Persons in accordance with Section 3.6(b)(iv)).

(g) Cooperation. Subject to Section 3.7(c), each of the Members shall, and shall cause their respective Affiliates and Subsidiaries to, cooperate with the Transferee and the Transferring Member in doing all reasonable things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, a Transfer permitted by this Agreement, including (i) providing information reasonably requested by the Transferring Member in order to enable it to prepare the Transfer documentation and effectuate the Transfer, (ii) providing information concerning the Company reasonably requested by potential purchasers (subject to confidentiality restrictions acceptable to the Company acting reasonably), and (iii) obtaining necessary Permits and making necessary filings with third-parties or Governmental Entities.

(h) No Release. No Transfer of a Membership Interest shall effect a release of the Transferring Member from any liabilities or obligations to the Company or the other Members that accrued prior to such Transfer, except to the extent that the Transferee is an Independent Third Party that has assumed such liabilities or obligations.

20

3.7 Documentation; Validity of Transfer; Conditions.

(a) The Company shall not recognize for any purpose any purported Transfer of all or any part of a Membership Interest unless and until (i) Section 3.6 has been complied with, (ii) the Company has received a document in the form of Exhibit D (with such changes that are reasonably acceptable to the Management Committee) executed by both the Transferring Member (or if such Transfer is on account of the death, incapacity, or liquidation of the Member, its representative) and the Transferee, and (iii) the Transferee is a Permitted Transferee.

(b) Unless otherwise approved by the Management Committee, each Transfer and, if applicable, admission complying with the provisions of this Section 3.7 shall be effective against the Company as of the first (1st) Business Day of the calendar month immediately succeeding the calendar month in which both (i) the Company receives the document or documents required by this Section 3.7 reflecting such Transfer, and (ii) the other requirements in this Section 3.7 have been satisfied; provided, however, that, absent such receipt and satisfaction, the Company shall not be bound or otherwise affected by any purported Transfer of any Membership Interest.

(c) The Company, the Operator and their respective Affiliates shall be entitled to be reimbursed by a Transferring Member for the reasonable and documented administrative out-of-pocket costs and expenses incurred by them to effect a Transfer with respect to any or all of such Member’s Membership Interest, including costs incurred in connection with obtaining any necessary Permits or third party consents pursuant to Section 3.6.

(d) Notwithstanding any other provision of this Agreement to the contrary, unless such Transfer is in connection with a Transfer described in Section 9.6(b)(ii), no Transfer may be made (and any such Transfer shall be null and void ab initio) which would result in: (i) a material breach, default, event of default or the acceleration of any payments (other than de minimis payments), or which would give rise to a right to terminate or require the Company or any of its Subsidiaries to make any payment (other than de minimis payments) or mandatory repurchase offer or mandatory redemption under any material contract, agreement, Permit or other instrument of the Company; (ii) the Company becoming taxable as a corporation for U.S. federal income tax purposes; provided that such limitation shall not apply to any Transfer by any Member of all or part of its Membership Interest to an Affiliate; (iii) the transferee fails to deliver to the Company the fully executed agreement required pursuant to Section 3.7(a)(ii), (iv) the transferee of any Membership Interest is, at the time of such Transfer, a Person named on any of the following lists maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury: Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders, or Executive Order 13599; or (v) such Transfer would result in the violation of any applicable federal or state securities laws (with respect to the Transferring Member, (i) through (v) are hereinafter referred to as “Disposition Defaults”). Upon the request of a Member in connection with any Transfer that would be permitted hereunder except for the application of clause (i) of the foregoing sentence, the Company and each of the Members, at the Transferring Member’s sole cost and expense, shall use commercially reasonable efforts to cooperate with the Transferring Member in its efforts to effect the Transfer in a manner that does not result in any breach, default, event of default or acceleration of any payments, right to terminate, or requirement to make any payment or mandatory repurchase offer or mandatory redemption, in each case, under any material contract, agreement, Permit or other instrument of the Company.

3.8 Additional Members and Membership Interests; Substituted Members.

21

(a) The Company may issue additional Membership Interests at such price and on such terms as may be agreed upon by the Management Committee with the approval of the Members holding at least a majority of the then outstanding Units; provided that pursuant to Section 3.14, all Members (other than Defaulting Members) will have pro rata preemptive rights in the issuance by the Company of any additional Membership Interests to the extent necessary to maintain their Percentage Interests in the Company, as adjusted, prior to such additional Membership Interest issuance.

(b) Any Transferee of Membership Units pursuant to a Transfer made in accordance with Section 3.6 shall be admitted automatically as a Substituted Member with respect to the Transferred Membership Units upon compliance with the applicable provisions of Section 3.5 and Section 3.7 with respect to such Transfer, but without the consent or approval of any other Person, and upon the execution of the Joinder Agreement as set forth on Exhibit D.

(c) Unless and until a Transferee is admitted as a Member, such Transferee shall have no right to exercise any of the powers, rights or privileges of a Member hereunder. Upon becoming a Substituted Member (i) such Substituted Member shall have all of the powers, rights, privileges, duties, obligations, and liabilities of a Member, as provided in this Agreement and by Laws to the extent of the Membership Interest so Transferred, (ii) such Substituted Member shall be deemed to be in Default if the Transferring Member who Transferred Units to such Substituted Member (in connection with such Substituted Member’s admission) was in Default immediately prior to the Transfer, until the Substituting Member cures such Default of such Transferring Member in accordance with this Agreement, and (iii) the Member who Transferred the Membership Interest (A) shall cease to be a Member with respect to such Membership Interest so Transferred and (B) such Member shall be relieved of all of the obligations and liabilities with respect to such Membership Interest if the Substituted Member is an Independent Third Party that has assumed such obligations and liabilities.

3.9 Information; Confidentiality.

(a) The Members acknowledge that, from time to time, they may receive information from or regarding the Company, its Subsidiaries, Affiliates, investees or their respective customers or any other Member or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the disclosure of which may be damaging to the Company, its Subsidiaries, Affiliates or investees or the Member or its Affiliates, as applicable, or Persons with which they do business. While a Member, and for a period of twenty-four (24) months thereafter, each Member shall hold in strict confidence any such information it receives and may not disclose such information to any Person other than another Member, except for disclosures (i) necessary to comply with any Laws (including applicable stock exchange or quotation system requirements, disclosure of information required under the Securities Act or the Exchange Act and disclosures of tax treatment or tax structure required by the Service) or with the request of any Governmental Entity, (ii) to its employees, Affiliates, advisers or representatives, but only if the recipients of such information have agreed to be bound by the provisions of this Section 3.9(a) or are otherwise subject to a duty of confidentiality, (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) to existing or potential investors, lenders, accountants, attorneys and other representatives of the disclosing Member with a need to know such information, provided that the disclosing Member shall be responsible for such representatives’ use and disclosure of any such information, (v) of public information or (vi) in connection with any proposed Transfer of all or part of a Membership Interest of a Member, to advisers or representatives of the Member, its direct or indirect parent or Persons to which such interest may be Transferred (and their representatives) as permitted by this Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent on the recipient of information than those set forth in this Section 3.9(a) (subject to a term of twenty-four (24) months or such longer period of confidentiality imposed on the Company and its recipients of such information pursuant to any agreement or contract). Further, no Member shall be presumed to have misused any information solely because an Affiliate of such Member is the Operator nor shall such Member have any greater obligation than any other Member with respect to the information that is the subject of this Section 3.9(a) solely because an Affiliate of such Member is the Operator. The Members acknowledge that a breach of the provisions of this Section 3.9(a) may cause irreparable injury to the Company, its Subsidiaries, Affiliates or investees or another Member for which monetary damages are inadequate, difficult to compute or both. Accordingly, the Members agree that the provisions of this Section 3.9(a) may be enforced in accordance with Section 10.11. Each Member agrees and acknowledges that it shall be held accountable for disclosures in contravention of this Section 3.9(a) by its employees, Affiliates, advisers or representatives.

22

(b) The Members acknowledge that, from time to time, the Company may need information from any or all of such Members, including for complying with various applicable Law. Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with applicable Law within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information; and provided, further, however, that in the alternative, any Member may provide such information directly to such Governmental Entities.

(c) In any materials submitted to the Management Committee or the Members for review and approval, and in all communications between or among the Members and the Committee Members, the Members and the Committee Members shall maintain the confidentiality of (and redact from written materials as appropriate) customer names and commercially sensitive information the disclosure or exchange of which between competitors would be inconsistent with applicable federal and state antitrust or unfair competition laws and regulations. The foregoing confidentiality requirement shall also apply to non-public operational information and non-public customer-specific information, the disclosure of which would violate applicable Laws. Disclosure of any proposals shall be done in a form that prevents the direct or indirect disclosure of customer-specific, competitive-sensitive or operationally sensitive information. Each Member shall prohibit the use, dissemination or disclosure of such information in any form for the purpose of planning, marketing or operating a separate, competing business now or in the future.

3.10 Withdrawal. Each Member hereby covenants and agrees that it will not resign from the Company as a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in section 18-304 of the Act. So long as a Member continues to hold any Membership Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void.

3.11 Fair Market Value.

(a) For the purposes of this Agreement, except as set forth in the last sentence of Section 3.6(b)(iv), the Fair Market Value of any interest or property shall be determined by unanimous agreement of all Members. In each instance where such determination is required, the Members shall seek to agree on such determination for a period of twenty (20) days.

23

(b) In the event that a unanimous agreement is not reached by the Members within twenty (20) days pursuant to Section 3.11(a), the Members shall select, by mutual agreement, a nationally-recognized investment banking firm to serve as an independent appraiser. If the Members are unable to agree on such selection, the Members will submit to the regional office of the CPR Institute covering Aurora, Nebraska solely for the purpose of selecting an appropriate investment banking firm to serve as an independent appraiser (any such investment banking firm selected pursuant to this Section 3.11(b), an “Independent Appraiser”) to determine (i) in the case of Section 3.6(b)(vii), the portion of the consideration that is fairly attributable to the Membership Interests, and (ii) in all other cases pursuant to this Section 3.11, the Fair Market Value of such property or interest.

(c) The Members shall provide the Independent Appraiser with all information and data reasonably necessary to make a determination of Fair Market Value, subject to a customary confidentiality agreement. The Independent Appraiser shall report to the Members and the Management Committee its determination of Fair Market Value within thirty (30) days after appointment, and such determination shall be final and binding on all Members and the Company.

(d) In the case of such determination pursuant to (i) Section 3.6(b) or Section 3.6(c), the ROFO Transferring Member, on the one hand, and the Members that are not ROFO Transferring Members (the “Non-Transferring Members”), who have not irrevocably withdrawn as potential purchaser(s) prior to the date the Independent Appraiser is chosen, on the other hand, each shall pay one-half of the appraisal and court costs in appointing an appraiser (with the costs among the Non-Transferring Members being apportioned among them proportionately), or (ii) all other cases, the Members shall pay the costs proportionately. Unless otherwise agreed to by the ROFO Transferring Member and the Non-Transferring Members who have elected to acquire a portion of the Subject Units in accordance with Section 3.6(c), the purchase price for such Subject Units shall be payable only in cash.

3.12 Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final Treasury Regulations, (c) any ruling by the Service or (d) any judicial decision that in any such case, in the opinion of counsel to the Company, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the Transfer of a Membership Interest as may be required, in the reasonable opinion of counsel to the Company (after consultation with the Management Committee), to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall use reasonable efforts to amend this Agreement as necessary or appropriate to impose such restrictions.

3.13 Compliance with Law. Each Member agrees that, in connection with its ownership of Membership Units and this Agreement, it will conduct its activities in a lawful manner and specifically will not engage in the following transactions in violation of any applicable Laws: (a) pay or offer to pay directly or indirectly, to any domestic or foreign government official or employee amounts in order to obtain business, retain business or direct business to others, or for the purpose of inducing such government official or employee to fail to perform or to perform improperly his official functions; (b) receive, pay or offer anything of value, directly or indirectly, from or to any private party in the form of a commercial bribe, influence payment or kickback for any such purpose; or (c) use, directly or indirectly, any funds or other assets of the Company or its Subsidiaries, or proceeds from such Member’s investment in the Membership Interests, for any unlawful purpose including political contribution in violation of any applicable Laws.

3.14 Preemptive Rights.

(a) If the Company proposes to issue any Membership Interests to any Person in a transaction or transactions other than the Membership Interests attributable to the Capital Contributions made or agreed to be made by the Members pursuant to ARTICLE 4 as in effect on the date hereof, each Member (other than a Defaulting Member) shall have the right to purchase directly or through any Affiliate such portion of such Membership Interests sufficient to maintain such Member’s then Percentage Interest, on the same terms and conditions as applied to all Persons purchasing Membership Interests.

(b) In the event of a proposed transaction or transactions, as the case may be, that would give rise to preemptive rights of the Members under Section 3.14(a), the Company shall provide notice (the “Initial Notice”) to the Members no later than twenty (20) Business Days prior to the expected consummation of such transaction or transactions. Each Member shall provide notice of its election to exercise such rights within five (5) Business Days after delivery of such Initial Notice from the Company (each Member electing to exercise its preemptive right in such instance is referred to as an “Exercising Member”). The failure of a Member to respond to the Initial Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement and the Initial Notice shall be deemed an election not to exercise its preemptive right in connection with such proposed transaction or transactions.

24

(c) If a Member shall elect not to exercise its respective preemptive right, then the Exercising Members shall have the right to purchase additional Membership Interests (a “Subsequent Purchase”), from those securities as to which no such right was exercised, on a pro rata basis insofar as more than one such Exercising Member desires to so purchase additional securities. In the event of a situation described in the preceding sentence in which a Member elects not to exercise its respective preemptive right with respect to a proposed transaction or transactions, the Company shall provide notice (the “Subsequent Notice”) of such fact within three (3) Business Days following the receipt of all of the notices concerning such elections from the Members possessing such preemptive rights. Each Exercising Member shall respond to this Subsequent Notice by sending a response notice with respect thereto within three (3) Business Days after delivery of the Subsequent Notice. The failure of an Exercising Member to respond to such Subsequent Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed an election not to exercise its preemptive right in connection with such Subsequent Purchase.

3.15 Tag-Along Rights

(a) If at any time a Member (a “Tag-Along Seller”) agrees to Transfer Membership Units held by such Member for value to any Permitted Transferee (other than a Permitted Affiliate Transferee of such Tag-Along Seller, a “Tag-Along Purchaser” and such sale a “Tag-Along Sale”), then, each other Member (each, a “Tag-Along Rightholder”) shall have the right to make an offer to sell to such Tag-Along Purchaser, upon the terms set forth in the Tag-Along Notice, a number of Membership Units held by such Tag-Along Rightholder (the “Tag-Along Offered Membership Units”) equal to the product obtained by multiplying (i) the aggregate number of Units intended to be sold by the Tag-Along Seller in such Tag-Along Sale by (ii) a fraction, the numerator of which is the number of Membership Units owned by such Tag-Along Rightholder immediately prior to such Tag-Along Sale and the denominator of which is the total number of Membership Units outstanding immediately prior to such Tag-Along Sale. Notwithstanding any other provision of this Section 3.15, any Tag-Along Sale must satisfy the conditions set forth in Section 3.7 and otherwise be a Permitted Transfer.

(b) The Tag-Along Seller intending to Transfer Membership Units to a Tag-Along Purchaser shall give written notice to each Tag-Along Rightholder of each proposed Transfer by it that gives rise to the rights of the Tag-Along Rightholders set forth in this Section 3.15, at least fourteen (14) days prior to the proposed consummation of such transfer, setting forth the name of such Tag-Along Seller, the number of Membership Units proposed to be sold by such Tag-Along Seller, the name and address of the proposed Tag-Along Purchaser, the proposed amount and form of consideration and terms and conditions of payment offered by such Tag-Along Purchaser, the percentage of Membership Units that such Tag-Along Rightholder may sell to such Tag-Along Purchaser (determined in accordance with Section 3.15(a)) and the per Membership Unit purchase price (or a reasonable estimate of the maximum and minimum per Membership Unit purchase price) (the “Tag-Along Notice”). The tag-along rights provided by this Section 3.15 must be exercised by any Tag-Along Rightholder wishing to sell its Units within seven (7) Business Days following receipt of the Tag-Along Notice, by delivery of a written irrevocable offer (the “Tag-Along Rightholder’s Offer”) to the Tag-Along Seller indicating such Tag-Along Rightholder’s wish to have an amount of its Membership Units included in the Tag-Along Sale and specifying the number of Tag-Along Offered Units (up to the maximum number of Tag-Along Offered Membership Units as determined in accordance with Section 3.15(a)) it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Section 3.15 prior to the expiration of such seven (7) Business Day period by giving written notice to the Tag-Along Seller, with a copy to the Company. Subject to the other terms herein, delivery of the Tag-Along Rightholder’s Offer will constitute an irrevocable commitment by such Tag-Along Rightholder to sell its Membership Units on the terms set forth in such Tag-Along Rightholder’s Offer. The failure of a Tag-Along Rightholder to respond within such seven (7) Business Day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 3.15 with respect to the transfer on the terms set forth in the Tag-Along Notice.

(c) The Tag-Along Seller shall attempt to obtain the inclusion in the proposed Tag-Along Sale of the entire number of Membership Units that the Tag-Along Rightholders timely elect to have included in such Tag-Along Sale. If the Tag-Along Seller is unable to obtain such inclusion of all such Membership Units, then (i) the number of Membership Units to be sold in such Tag-Along Sale shall be allocated on a pro rata basis among the Tag-Along Seller and each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale in proportion to the total number of Membership Units offered and eligible to be sold in the Tag-Along Sale by each such Holder or (ii) the Tag-Along Seller shall be permitted to sell its Membership Units in a Tag-Along Sale provided that it purchases, for the same price and upon the same terms, from each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale the number of Membership Units that the Tag-Along Rightholder could have included in such Tag-Along Sale (in each case calculated on a fully-diluted basis).

(d) If (i) the Tag-Along Seller has not consummated the Tag-Along Sale within sixty (60) days of the delivery of the Tag-Along Notice (for any reason other than the failure of a Tag-Along Rightholder to sell its Membership Units under this Section 3.15) or (ii) the principal terms and conditions of the Tag-Along Sale shall change, in any material respect, from those in the Tag-Along Notice, then the Tag-Along Notice and any Tag-Along Rightholder’s Offer shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 3.15 separately complied with, in order to consummate such proposed Tag-Along Sale pursuant to this Section 3.15; provided, however, that the Tag-Along Notice and the Tag-Along Rightholders’ Offers shall not be null and void if the Tag-Along Seller receives the unanimous written consent of each of the Tag-Along Rightholders agreeing to an extension and/or revised terms. Notwithstanding any other provision of this Section 3.15, there shall be no liability on the part of any Tag-Along Seller to any other Member arising from the failure of any Tag-Along Seller to consummate the Tag-Along Sale for any reason, and the decision to consummate such Tag-Along Sale shall be in the sole discretion of the Tag-Along Seller.

25

3.16 Drag-Along Right.

(a) If one or more Members (such Member(s), the “Dragging Member(s)”), proposes to consummate, in one transaction or a series of related transactions, a sale of greater than 50% of the then outstanding Membership Units (a “Drag-Along Sale”), the Dragging Member shall have the right, after delivering a written notice (the “Drag-Along Notice”) to each other Member requiring that each other Member (each, a “Drag-Along Member”) participate in such Drag-Along Sale on substantially the same terms and conditions as the Dragging Member as set forth in the applicable Drag-Along Notice. Notwithstanding any other provision of this Section 3.16, any Drag-Along Sale must satisfy the conditions set forth in Section 3.7 and otherwise be a Permitted Transfer.

(b) If the Drag-Along Sale has not been consummated within ninety (90) days following delivery of the Drag-Along Notice, the Drag-Along Notice shall be null and void, each Drag-Along Member shall be released from his, her or its obligation under the Drag-Along Notice and it shall be necessary for the Dragging Member to furnish a new Drag-Along Notice to all Drag-Along Members in accordance with the provisions of this Section 3.16 in order to consummate such Drag-Along Sale pursuant to this Section 3.16.

3.17 Provisions Applicable to Tag-Along and Drag-Along Sales.

(a) Each Member participating in a proposed sale under Section 3.15 or Section 3.16 shall take or cause to be taken at the expense of the Company all such reasonable actions consistent with the terms of this Agreement as may be necessary or reasonably desirable in order expeditiously to consummate such sale and any related transactions, including without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents reasonably requested of it; and otherwise reasonably cooperating with the selling Members or the Company, as the case may be, and the prospective buyer. Without limiting the generality of the foregoing:

(i) with respect to proposed Tag-Along Sales, each such participating Member agrees to execute and deliver such agreements as may be reasonably specified by the selling Member or the Company, as the case may be, (so long as all Members will be subject to the same terms), including without limitation agreements to (A) make individual customary representations, warranties, covenants and other agreements as to, among other things, the unencumbered title to its Units and the power, authority and legal right to transfer such Units, (B) be severally, not jointly, liable with all other sellers (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements in respect of the Company and its subsidiaries and (C) be subject to confidentiality restrictions in respect of the business of the Company and its subsidiaries (with the operative provisions of such confidentiality restrictions substantially in the form of the Confidentiality Provisions); provided, however, that, with respect to representations, warranties and covenants of the type described in clause (B) above, the aggregate amount of such liability will not exceed the lesser of (1) such Member’s pro rata portion of any such liability, to be determined in accordance with such Member’s portion of the total amount of Units included in such sale and (2) the proceeds actually received by such Member in connection with such sale.

(ii) with respect to a proposed Drag-Along Sale, each Drag-Along Member agrees to execute and deliver such agreements as may be reasonably specified by the Dragging Member (so long as all Drag-Along Members will be subject to the same terms), including without limitation agreements to (A) make individual representations, warranties, covenants and other agreements that (y) are, in the case, acceptable to the Dragging Member and (z) relate to, among other things, the unencumbered title to such Drag-Along Member’s Membership Units and the power, authority and legal right to transfer such Membership Units, (B) be severally, not jointly, liable with all other Drag-Along Members (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements in respect of the Company and its subsidiaries and (C) be subject to confidentiality restrictions in respect of the business of the Company and its subsidiaries; provided, however, that, with respect to representations, warranties and covenants of the type described in clause (B) above, the aggregate amount of such liability will not exceed the lesser of (1) such Drag-Along Member’s pro rata portion of any such liability, to be determined in accordance with such Drag-Along Member’s portion of the total amount of Membership Units included in such sale and (2) the proceeds actually received by such Drag-Along Member in connection with such sale.

26

(b) The closing of a sale pursuant to Section 3.15 or Section 3.16 will take place at such time and place as the Tag-Along Seller or Dragging Member, as the case may be, shall reasonably specify by notice to each participating Tag-Along Rightholder or Drag-Along Member, as the case may be. At the closing of a sale of Membership Units, each participating Member shall deliver any certificates evidencing the Membership Units to be sold by such Member, duly endorsed in blank by the Person(s) in whose name the certificate is issued or accompanied by a duly executed instrument of assignment separate from the certificate, free and clear of any liens or encumbrances, against delivery of the applicable consideration.

(c) In any sale pursuant to Section 3.16 or Section 3.17, the sale of Membership Units by the selling Members shall be made on the same terms (including, without limitation, the per Unit price and the type of consideration to be received per Membership Unit or each type of security being purchased) and shall be subject to the same conditions, and all such selling Members shall receive the proceeds from such sale (allocated as provided herein) at the same time.

ARTICLE 4
Capital Contributions

4.1 Capital Contributions.

(a) Initial Contributions. On or prior to the date of this Agreement, each of PEC and ACEC has made the Capital Contributions specified in the Contribution Agreement. Except as set forth in this ARTICLE 4, or as otherwise approved by the Management Committee, no Member shall be required or permitted to make any Capital Contribution.

(b) Additional Contributions; Membership Interest Issuances; Limitations. At such times and in such amounts as are specified in Additional Capital Calls properly approved and issued by the Management Committee in accordance with Section 4.1(c)(i)(B), the Members shall be required to fund additional cash Capital Contributions in response to a single Additional Capital Call or over time in response to multiple Additional Capital Calls (the “Additional Capital Contributions”). All Capital Contributions shall be made by wire transfer in immediately available funds to a Company account specified in the Additional Capital Call.

(c) Funding Procedures; Additional Capital Calls; Conditions.

(i) Funding Procedures.

(A) From time to time, the Additional Capital Contributions required to be funded pursuant to this Section 4.1(c) shall be made pursuant to a written notice satisfying the requirements of Section 4.1(c)(i)(B) (each such written notice an “Additional Capital Call”).

27

(B) Each Additional Capital Call shall be approved and issued by the Management Committee and shall contain the following information: (A) the total amount of the Additional Capital Contributions required from all Members; (B) the amount of Additional Capital Contributions required from each Member, which amount shall be a pro rata amount of the aggregate requested Additional Capital Contributions based on such Member’s Percentage Interest; (C) a reasonably specific description of the uses for which such Additional Capital Contribution are to be applied; and (D) the date on which the Additional Capital Contribution shall be made (which date shall not be less than the fifteenth (15th) Business Day following the date of the Additional Capital Call).

(ii) Cash Contributions. All Additional Capital Contributions made by the Members shall be paid to the Company in cash, unless otherwise permitted by the Management Committee.

4.2 Failure to Contribute.

(a) If a Member fails to contribute all or any portion of a Capital Contribution that it is required to make in accordance with this Agreement, and such failure continues for five (5) Business Days after receipt by such Member of written notice thereof from the Company or any Member (a “Contribution Default”), then the non-Defaulting Member may (in its sole discretion) advance or contribute all or any portion of the amount of the Defaulting Member’s Capital Contribution that is the cause of the Contribution Default. If the non-Defaulting Member makes any such advance or contribution, (i) the amount of such advance or contribution and the amount of the non-Defaulting Member’s Capital Contribution for the applicable Capital Call shall be treated as a “Default Advance” or a “Default Contribution”, as the case may be, for purposes of this Agreement and (ii) the non-Defaulting Member shall notify the Company in writing as to whether the amounts paid by the Member constitute Default Advances or Default Contributions. In lieu of making a Default Advance or a Default Contribution, the non-Defaulting Member may request in writing that the Company return the non-Defaulting Member’s Capital Contribution for the applicable Capital Call, and the Company shall do so within five (5) Business Days of the non-Defaulting Member’s written request.

(b) The amount of any Default Advance shall constitute a loan from the applicable non-Defaulting Member to the Company. The Default Advance shall bear interest, compounding quarterly, at the Default Interest Rate from the date on which the Default Advance is made until the date that the loan, together with all interest accrued thereon, is repaid to the non-Defaulting Member. The Default Advance and any interest thereon shall be paid by the Company to the non-Defaulting Member in accordance with Section 5.6(a)(i).

(c) The amount of any Default Contribution shall constitute a Capital Contribution by the applicable non-Defaulting Member to the Company. Distributions with respect to the Default Contribution and the Priority Return with respect to the Default Contribution shall be made by the Company to the non-Defaulting Member in accordance with Section 5.6(a)(ii).

4.3 Return of Contributions.

A Member is not entitled (a) to the return of any Capital Contribution or (b) to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

28

4.4 Capital Accounts.

The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and in accordance with the provisions set forth in this Section 4.4. The Members’ initial Capital Account balances as of the date of this Agreement are set forth on Exhibit A.

(a) Each Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company by such Member pursuant to this Agreement, (ii) the Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 5.1(c) or Section 5.1(d), and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member, and decreased by (A) the amount of cash or property actually or deemed distributed to such Member pursuant to this Agreement, (B) the Member’s allocable share of Net Loss and any items in the nature of deduction or loss that are specially allocated pursuant to Section 5.1(c) or Section 5.1(d), and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(b) A Transferee shall succeed to the pro rata portion of the Capital Account of the transferor relating to the Membership Interest so Transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been transferred during any calendar year shall, if permitted by Law, be allocated between the transferor and the Transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, based upon the interim closing of the books method; provided, however, that this allocation must be made in accordance with a method permissible under Code section 706 and the Treasury Regulations thereunder.

ARTICLE 5
Allocations and Distributions

5.1 Allocations.

(a) Net Income. After giving effect to the special allocations set forth in Section 5.1(c) and Section 5.1(d), Net Income for each taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 5.1(c) and Section 5.1(d), and subject to Section 5.1(e), Net Loss for each taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.

(c) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period in the following order and priority:

(i) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 5.1(c)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(c)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 5.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

29

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Code section 704(b), the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 5.1(c)(iii) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this ARTICLE 5 have been tentatively made as if this Section 5.1(c)(iii) were not a part of this Agreement. This Section 5.1(c)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period in excess of the amount such Member is deemed obligated to restore pursuant to Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.1(c)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if Section 5.1(c)(iii) and this Section 5.1(c)(iv) were not in the Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their Percentage Interests.

(vi) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i)(1).

(vii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code sections 734(b) or 743(b) is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

30

(d) Curative Allocation. The allocations set forth in Section 5.1(c) and Section 5.1(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.1(d). Therefore, notwithstanding any other provision of this ARTICLE 5 (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.1(a) and Section 5.1(b). In exercising its discretion under this Section 5.1(d), the Management Committee shall take into account future Regulatory Allocations under Section 5.1(c)(i) and Section 5.1(c)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.1(c)(v) and Section 5.1(c)(vi).

(e) Loss Limitation. Net Loss allocated pursuant to Section 5.1(b) shall not exceed the maximum amount of Net Loss that can be allocated without causing any Member to have an Adjusted Capital Account deficit at the end of any taxable period. In the event some but not all of the Members would have Adjusted Capital Account deficits as a consequence of an allocation of Net Loss pursuant to Section 5.1(b), the limitation set forth in this Section 5.1(e) shall be applied on a Member by Member basis and Net Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in the Members’ Adjusted Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations section 1.704-1(b)(2)(ii)(d).

5.2 Other Allocation Rules.

(a) For purposes of determining the Net Income, Net Loss, or any other items allocable to any period, Net Income, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Management Committee using any permissible method under Code section 706 and the Treasury Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this ARTICLE 5 and hereby agree to be bound by the provisions of this ARTICLE 5 in reporting their shares of Company income and loss for income tax purposes.

(c) Any “excess nonrecourse liability” of the Company, within the meaning of Treasury Regulations section 1.752-3(a)(3), shall be allocated in accordance with the Members’ interests in Company profits. Solely for purposes of this Section 5.2(c), the Members’ interests in Company profits are in proportion to their Percentage Interests.

(d) To the extent permitted by Treasury Regulations section 1.704-2(h)(3), the Management Committee shall endeavor to treat distributions of cash flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase and Adjusted Capital Account deficit for any Member.

31

5.3 Tax Allocations; Code Section 704(c). Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this ARTICLE 5. In accordance with Code section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using an allocation method provided in the Treasury Regulations under Code section 704(c) and selected by the Management Committee. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement, provided that any items of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the Gross Asset Value of such property at such time, be allocated in its entirety to such contributing Member and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company. Allocations pursuant to this Section 5.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

5.4 Distributions. Subject to the provisions of Section 18-607 of the Act and Section 8.2, the Company shall pay or distribute at least five (5) days before each date prescribed by the Code for a corporation to pay a quarterly installment of estimated federal income tax (and at such other times as determined by the Management Committee) Available Cash, as determined by the Management Committee, to the Members in the following order and priority and in the following amounts:

(a) First, to each Member in proportion to and to the extent of the outstanding principal and interest with respect to the Member’s Default Advances.

(b) Second, to each Member in proportion to and to the extent of the excess, if any, of the sum of the Member’s Default Contributions and Priority Return over the distributions pursuant to this Section 5.4(a)(ii).

(c) Third, to the Members in proportion to their Percentage Interests an aggregate amount of cash equal to the sum of (i) the Quarterly Tax Distribution Amount for the estimated tax payment date and (ii) the Tax Distribution Shortfall Amount for all prior Fiscal Years.

Unless otherwise approved by the Management Committee, distributions of Available Cash shall be paid on or before the last Business Day of the quarter to which such distribution is applicable.

ARTICLE 6
Management

6.1 Generally.

(a) Governing Authority. The Members hereby agree that: (i) there shall be no managing Member and no Member shall have any rights or powers as a managing Member and (ii) except as otherwise expressly provided in this Agreement, including the delegations of authority to the Officers described in Section 6.7, or under the Act, the Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company with respect to all matters, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the carrying out of such matters by the Company. The Operator shall have the power and authority to take the actions on behalf of the Company expressly delegated to it in the Asset Management Agreement without being required to obtain further approval from the Management Committee until such time as (A) the Asset Management Agreement is amended to revoke any such delegated power and authority or eliminate any services to be performed thereunder or (B) the Operator is instructed otherwise by the Management Committee.

32

(b) Authority of Members. Subject to the express provisions of this Agreement, each Member agrees that it will not, in its capacity as a Member, exercise any authority it may have under the Act or otherwise to bind or commit the Company to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company.

(c) No Managers. The Company will not have “managers” as that term is used in the Act, it being understood that the Members, the Management Committee, the Committee Members, the Operator and the Officers do not constitute “managers.”

6.2 Management Committee. Decisions or actions of the Company shall be made or taken by a management committee constituted in accordance with Section 6.1(a)(i) (the “Management Committee”) in accordance with the provisions of this Agreement and shall constitute decisions or actions by the Company and shall be binding on the Company and each Member, Committee Member, Officer and employee of the Company. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

(a) Committee Members and Related Matters.

(i) Composition of Management Committee. The Management Committee shall be composed of that number of natural persons designated as Committee Members as there are Members, with each Member designating two (2) Committee Members.

(ii) Designation of Committee Members. Each Member shall notify the other Members in writing, from time to time, of the identity of two (2) natural persons who will represent such Member on the Management Committee (each, as further defined below and in Section 1.1, a “Committee Member”). A Committee Member shall serve in such capacity until such Committee Member’s successor is designated in accordance with this Agreement or until such Committee Member’s earlier death, disability, resignation or removal.

(iii) Alternative Committee Members. A Member may, at its option, designate from time to time, by giving written notice to the other Members, one or more alternates to such Member’s Committee Member (each, an “Alternate Committee Member”), each of whom may exercise all of the powers and authority of the Committee Member designated by such Member if such Committee Member fails to attend any meeting or execute any written consent of the Management Committee other than where such Committee Member advises the Management Committee that he objects to such consent. No Alternate Committee Member so designated by any Member shall be required to present any additional evidence of his authority. An Alternate Committee Member designated by any Member may resign or be removed only in the same manner as the Committee Member designated by such Member and shall otherwise have the rights and obligations of such Committee Member hereunder in the absence of such Committee Member. The term “Committee Member” as used in this Agreement shall, unless the context otherwise requires, be construed to also refer to any Alternate Committee Member designated by a Member that is exercising the powers and authority delegated to the Committee Member designated by such Member.

33

(b) The initial Committee Members and Alternate Committee Members, effective as of the date hereof, are set forth on Exhibit B. At any time upon written notice to the Company and the other Member, each Member shall be entitled to change the Alternate Committee Members identified on Exhibit B next to the Committee Members appointed by such Member. Except as otherwise specifically provided in this Agreement or by resolution of the Management Committee, (i) no Committee Member or group of Committee Members shall have any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, or to take any action in the name of or on behalf of the Company or conduct any business of the Company, and (ii) no Committee Member shall have the power or authority to delegate to any Person such Committee Member’s rights and powers as a Committee Member to manage the business and affairs of the Company.

6.3 Meetings. Regular meetings of the Management Committee shall be held at least quarterly at times and places as shall be designated from time to time by resolution of the Management Committee. Special meetings of the Management Committee may be called by any Committee Member. Notice of a regular or special meeting of the Management Committee will be given to each Committee Member, in accordance with Section 10.1, at least two (2) Business Days prior to such meeting. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by Law. Committee Members may participate in and hold a meeting of the Management Committee by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting. Each Committee Member shall be entitled to participate in all meetings of the Management Committee regardless of whether such Committee Member is entitled to vote (e.g., the Member designating the Committee Member is a Defaulting Member).

6.4 Action by Management Committee.

(a) The presence, in person, of a majority of the Committee Members then serving on the Management Committee shall constitute a quorum for the transaction of business at any meeting of the Management Committee.

(b) Any action to be taken or approved by the Management Committee hereunder must be taken or approved by majority vote of the Committee Members and any action so taken or approved shall constitute the act of the Management Committee. With respect to any action of the Management Committee involving an Affiliate Contract, all Committee Members may consider and approve such Affiliate Contract notwithstanding the fact that any such Committee Member has a financial interest in such Affiliate Contract, provided, however, that any such Affiliate Contract shall also be approved by the Members pursuant to Section 6.9.

(c) Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting if a written consent thereto is signed by a majority of the entire Management Committee and filed with the Company records. Such consent shall have the same force and effect as a vote of the Committee Members at a meeting duly called and held. Prompt notice of the taking of an action without a meeting of the Management Committee shall be given to any Committee Member that have not consented, but the failure to give such notice shall not invalidate or otherwise affect the validity of any action properly taken pursuant to this Section 6.4(c).

6.5 Resignation; Removal and Vacancies.

34

(a) Any Committee Member may resign at any time by giving written notice to each other Committee Member. The resignation of a Committee Member shall take effect upon receipt of notice thereof or on such date as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Any Committee Member may be removed at any time, with or without cause, by its Designating Member. The removal of a Committee Member shall be effective only upon receipt of notice thereof by the remaining Committee Members.

(c) Any vacancy on the Management Committee occurring for any reason may be filled only by the appointment of a replacement Committee Member by the Designating Member of the Committee Member whose death, resignation or removal created such vacancy. The appointment of a new Committee Member by a Member shall be effective upon receipt of notice thereof by the remaining Committee Members, or at such later time as may be specified in such notice.

6.6 Reliance on Reports. Each Committee Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the Management Committee. The Management Committee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Committee Members reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

6.7 Officers.

(a) The Management Committee shall have the power and authority to approve and appoint the “Officers” of the Company, who shall not be “managers” under the Act. Any Officers so appointed shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Management Committee may delegate to them and shall serve at the pleasure of the Management Committee and report to the Management Committee. The Management Committee shall have full power and authority to direct the Officers to do all things pursuant to their respective delegated authorities and on such terms as it determines to be necessary or appropriate to conduct the business of the Company in accordance with such delegated authorities. The initial Officers of the Company are set forth on Exhibit C.

(b) An Officer shall serve until his or her death, resignation or removal or the expiration of such Officer’s term. Any Officer of the Company may resign at any time by giving written notice to the Management Committee and the Members. The resignation of any Officer shall take effect upon receipt of notice by the Management Committee or on such date as shall be specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(c) If any vacancy shall occur in any office, for any reason whatsoever, then the Management Committee shall have the right to appoint (or not) any such person so nominated.

(d) The Officers may include a President, a Chief Financial Officer, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior,” “assistant” or otherwise, as the Management Committee shall determine), a Controller, a Secretary, and a Treasurer (including any “assistants” such as Assistant Controllers, Assistant Secretaries, Assistant Treasurers, etc.). If Officers are appointed, the election of an Officer to an office specified below shall constitute the delegation to such Officer of the authority and duties expressly set forth as follows:

35

(i) President. The President shall be the chief executive officer and chief operating officer of the Company and shall have general executive powers to manage the operations of the Company, including regular communications with the Operator, and will report to the Management Committee and have responsibility to cause the Company to carry out all directives of the Management Committee and any committees formed by the Management Committee. The President may sign any certificates evidencing the Membership Units and contracts and other instruments on behalf of the Company, except where the signing thereof shall be expressly delegated by the Management Committee to another officer or agent of the Company. The President shall not have power or authority not granted to the Management Committee and in no event shall he or she authorize, engage in or enter into any of the transactions or actions that require the approval of the Members hereunder, unless and until such Member approval has been provided and he or she has been directed by the Management Committee to act in connection therewith.

(ii) Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Company and shall have such powers and perform such duties as are necessary to generally oversee and supervise the funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of Indebtedness of the Company and determine that funds belonging to the Company are kept on deposit in reputable creditworthy banking institutions. The Chief Financial Officer shall ensure that accurate accounting records are kept, and shall render reports of the operations and of the financial condition of the Company to the Members or the Management Committee at any time upon request. The Chief Financial Officer shall perform other duties commonly incident to such office including the execution of tax returns.

(iii) Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, a Vice President shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform other duties commonly incident to such office.

(iv) Secretary. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of meetings or actions of the Management Committee, shall see that all notices are given in accordance with the provisions of this Agreement and as required by applicable Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by applicable Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned by this Agreement, the Management Committee or the President (and which are otherwise within the President’s authority provided for herein).

(v) Assistant Secretary. At the request of the Secretary or in the Secretary’s absence or inability or refusal to act, the Assistant Secretary shall exercise the powers of the Secretary. The Assistant Secretaries shall perform other duties commonly incident to such office.

(vi) Controllers and Treasurers. Controllers and Treasurers (including any “assistants” such as Assistant Controllers and Assistant Treasurers) shall perform other duties commonly incident to such offices.

36

6.8 Compensation; Employees. Except as otherwise provided by a separate agreement approved by the Management Committee, (a) Officers of the Company and its Subsidiaries who are also officers or employees of a Member or one of its Affiliates shall be entitled to participate only in and receive benefits from employee health, benefit, retirement, and similar plans provided by such Member or its Affiliates and the Company shall not have any liability for claims by Officers under any such benefit plans, and (b) cash compensation for any such Officer will be set and paid by the Member or its Affiliate with whom such Officer is employed. Committee Members shall receive no compensation for their services as Committee Members.

6.9 Interested Party Transactions. The Members hereby ratify, confirm, and approve the Company’s execution and delivery of, and performance by the Company of, its obligations under the Integrated Agreements (other than this Agreement). Subject to the rest of this Section 6.9, the Members acknowledge that the Company or one or more of its Subsidiaries may from time to time enter into transactions or contracts with a Member or an Affiliate of a Member (any such contract (including, for the avoidance of doubt, the Integrated Agreements (other than this Agreement)) or other transaction, an “Affiliate Contract”). With respect to any Affiliate Contract, the Company shall enter into any such Affiliate Contract only with the approval of the Members holding at least a Supermajority of the Membership Units, provided, however, that the extension of a previously approved Affiliate Contract may be approved by the Management Committee without the separate approval of the Members. In addition, the Company may terminate, amend, waive any of the Company’s rights under, commence or respond to a dispute or litigation arising under, or take any action that results in a material default by the Company under any Affiliate Contract only with the approval of the Members holding at least a Supermajority of the Membership Units.

6.10 Exculpation; Fiduciary Duties.

(a) Subject to the terms of the Asset Management Agreement and notwithstanding any other provision of this Agreement or any duty otherwise existing at Law or in equity, the parties hereby agree that each Member, the Officers, the Committee Members, and their Affiliates, shall, to the maximum extent permitted by Law, including Section 18-1101 of the Act, owe no fiduciary or quasi-fiduciary duty, or other duty, to the Company, its Subsidiaries, Affiliates or equity investees, the other Members or any other Person bound by this Agreement; provided, however, that each Member, the Officers, the Committee Members and their respective Affiliates shall, to the extent required by applicable Law, act in accordance with the implied contractual covenant of good faith and fair dealing. Except as otherwise provided in this Agreement, the Members, the Officers, the Committee Members and any of their Affiliates shall have no obligations whatsoever, by virtue of the relationships established pursuant to this Agreement, to take or refrain from taking any action that may impact the Company, the Members or any Subsidiary or Affiliate of the Company or a Member.

(b) A Committee Member shall be entitled to act or omit to act at the direction of its Designating Member, considering only such factors, including the separate interests of the Designating Member (which interests may differ from, and be given priority over, the interests of the Company or any other Member), as such Committee Member or the Designating Member chooses to consider.

(c) The provisions of this Agreement, including this Section 6.10 and Section 2.11, to the extent that they restrict or eliminate fiduciary and other duties of Members, Committee Members, Officers or Affiliates to the Company or its Members otherwise existing at Law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Members, Committee Members, Officers or Affiliates.

37

6.11 Indemnification.

(a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, joint or several, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) an officer, director, employee, partner, manager, agent or trustee of the Company or any of its Subsidiaries or Affiliates; or (ii) a Person serving at the request of the Company in another Entity in a similar capacity; provided, however, in each case, (A) the Indemnitee’s action or omission was in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, its Subsidiaries and Affiliates, (B) with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe such conduct was unlawful, (C) such Officer met the applicable standard of conduct under Section 6.10, and (D) the Indemnitee’s actions or omissions did not constitute an intentional breach of this Agreement, fraud, gross negligence or willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.11 shall be made only out of the assets of the Company, it being agreed that no Member or any of its Affiliates, in their respective capacities as such, shall, in any event, be personally liable for such indemnification nor shall it or they have any obligation to contribute or loan any monies or property to the Company to enable the Company to effectuate such indemnification. As a result of agreements or obligations arising outside of this Agreement, it may be the case that certain of the Indemnitees have certain rights to indemnification, advancement of expenses or insurance provided by a Member or certain of its Affiliates (collectively, the “Member Indemnitors”). However, regardless of whether or not there are any such rights to indemnification, advancement of expenses or insurance provided by any Member Indemnitor, (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Indemnitees are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and the Indemnitees), and (c) the Company hereby irrevocably waives, relinquishes and releases each of the Member Indemnitors from any and all claims against any of the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Regardless of any advancement or payment by the Member Indemnitors on behalf of any Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Company, (i) the foregoing shall not be affected and (ii) the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

(b) To the fullest extent permitted by Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 6.11 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.11; provided, however, that in no event shall the Company be required to pay or advance to any Indemnitee any amounts in connection with a proceeding initiated by (i) such Indemnitee or (ii) the Company or any of its Subsidiaries.

38

(c) The Company may purchase and maintain insurance, on behalf of the Officers and Committee Members and on behalf of such other Persons as the Management Committee shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(d) For purposes of this Section 6.11, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute “fines” for purposes of the indemnification contemplated by this Section 6.11; and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(e) An Indemnitee shall not be denied indemnification in whole or in part contemplated under this Section 6.11 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f) The provisions of this Section 6.11 are for the benefit of the Indemnitees, their heirs, successors, assigns, and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g) No amendment, modification or repeal of this Section 6.11 or any provision hereof or defined term used herein shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.11 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 7
Inspection; Books and Records; Taxes

7.1 Maintenance of Books and Records. The Company shall keep at its principal office complete and accurate books and records of the Company, its Subsidiaries and Affiliates, supporting documentation of the transactions with respect to the conduct of the Company’s, its Subsidiaries’ and Affiliates’ business and affairs and minutes of the proceedings of the Management Committee and the Members and the governing bodies and owners of the Company’s Subsidiaries and Affiliates. The records shall include: (i) complete and accurate information regarding the state of the business and financial condition of the Company; (ii) a copy of this Agreement and the Certificate and the organizational documents of the Company’s Subsidiaries and Affiliates; (iii) a current list of the names and last known business, residence or mailing addresses of all Committee Members and Officers; and (iv) the Company’s tax returns for the Company’s six (6) most recent tax years.

7.2 Tax Statements. On or before the last day of February during the existence of the Company, the Company shall cause each Member to be given all information reasonably necessary or appropriate to file its respective tax reports, including its Schedule K-1 or an estimated Schedule K-1, apportionment schedules for the immediately preceding tax year, together with such additional information as may be required by the Members (or their owners) in order to file their individual tax returns reflecting the Company’s operations. In addition, the Company will cause each Member to be provided with reasonable estimates of all such information as soon as reasonably practicable after the end of the tax year.

39

7.3 Accounts. The Management Committee may establish, or direct or authorize any Officer to establish, one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Management Committee, or any Officer so directed or authorized, determines and which shall be used for the payment of expenditures incurred by the Company in connection with the business of the Company and in which shall be deposited any and all receipts of the Company. All such receipts shall be and remain the property of the Company and shall not be commingled in any way with funds of any other Person. The designated Officers may invest the Company funds only in (a) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (b) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (c) readily marketable commercial paper rated “Prime 1” by Moody’s or “A 1” by S&P (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (d) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the laws of the United States of America which is rated at least “A” or “A2” by S&P or Moody’s, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.

7.4 Independent Auditors.

(a) The books and records of the Company shall be maintained and prepared in conformity with GAAP. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year. The accountants shall be the same accounting firm that is the auditor of PEC, unless the Management Committee shall elect to remove such accounting firm. Any replacement accounting firm shall be selected by the Management Committee.

(b) At all times during the continuance of the Company, full and complete books of account will be kept by the Operator in accordance with the Asset Management Agreement.

(c) In addition to any other rights which may be provided under the Act, each Member shall have the right at all reasonable times during usual business hours upon prior notice to the Operator to designate representatives that may (i) audit, examine, and make copies of the books and records of the Company, (ii) visit the facilities of the Company, or (iii) inspect the Plants or the Grain Facilities. The costs and expenses incurred in connection with any inspection or review permitted pursuant to this Section 7.4(c) shall be borne by the Member making such inspection or review.

(d) At the request of any Member, the Company will exercise its right to audit the Operator pursuant to the terms of the Asset Management Agreement and the other Integrated Agreements. Whether such rights are exercised by a Member on its own behalf or on behalf of the Company, such rights may be exercised through any agent, representative or employee of such Member designated by it or by independent certified public accountants or counsel designated by such Member. Each Member shall bear its expenses incurred in any examination made by a Member or its agents or representatives on its own behalf. If a Member causes the Company to initiate an audit of the Operator, the audit shall be at the expense of the Member causing the Company to initiate such audit.

40

(e) The Company shall provide to each Member the following reports:

(i) as soon as practicable after receipt thereof, any reports provided to the Company or the Management Committee pursuant to the Integrated Agreements;

(ii) within forty-five (45) days of the end of any fiscal quarter, quarterly consolidated financial statements of the Company (including an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated income statement and statement of cash flows of the Company and its consolidated Subsidiaries for the fiscal quarter then ended) for the previous quarter prepared in accordance with GAAP (subject to normal year-end adjustments) and showing any variance between actual and budgeted figures. The quarterly financial statements shall include a statement of the Capital Accounts and a summary narrative discussion of such financial statements;

(iii) within ninety (90) days of the end of each fiscal year, consolidated financial statements of the Company (including a balance sheet of the Company as of December 31 of each fiscal year and the related income statement and statement of cash flows of the Company for the fiscal year then ended) and a schedule showing any variance between actual and budgeted figures. The annual financial statements shall be prepared in accordance with GAAP and shall be audited in accordance with generally accepted auditing standards and certified by the Company’s auditor. The annual financial statements shall include a statement of the Capital Accounts and a summary narrative discussion of such financial statements;

(iv) as soon as available, but not later than thirty (30) days after the end of each calendar month, monthly financial and business reports, including (A) an operating statement and report of financial condition of the Company for such monthly period and year-to-date, including summary unaudited consolidated balance sheet, consolidated income statement and statement of cash flows of the Company and its consolidated Subsidiaries for such period, (B) a reconciliation report setting forth material discrepancies or variances between (x) amounts included in such reports for such month period and year-to-date and (y) the budgeted amounts for the corresponding periods to which such amounts relate, (C) a summary description of the business activities that took place during such period and the operating and financial performance of the Company during such period and year-to-date, including an explanation of material discrepancies described in clause (B) and (D) such other information as any Committee Member or Member shall reasonably request;

(v) notice of material events; and

(vi) such other reports and information (in any form, electronic or otherwise) as any such Member or any Committee Member may reasonably request, as the Management Committee may determine, or as otherwise required by law.

7.5 Tax Returns. The Company shall cause to be prepared and filed all necessary federal and state tax returns for the Company, including making the elections described in Section 7.6. Upon written request by the Company, each Member shall give to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company's tax returns to be prepared and filed.

41

7.6 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year as the Company’s Fiscal Year;

(b) to adopt the accrual method of accounting;

(c) an election pursuant to Code section 754 if requested by any Member;

(d) to elect to deduct the organizational expenses of the Company as permitted by Code section 709(b);

(e) to elect to deduct the start-up expenditures of the Company as permitted by Code section 195(b); and

(f) any other election that the Management Committee may deem appropriate and in the best interests of the Company or Members, as the case may be.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.

7.7 Tax Representative.

(a) For taxable years beginning before January 1, 2018 (or such later years before which the amendments to Chapter 63 of the Code by Section 1101 of the Bipartisan Budget Act of 2015, P. L. 114-74 (the “Budget Act”) are effective), PEC shall serve as the “tax matters partner” under Code section 6231 (the “Tax Matters Member”) until a successor is designated by the Management Committee.

(b) For taxable years beginning after December 31, 2017 (or such later years during which the Budget Act amendments to Chapter 63 of the Code are effective), PEC will be designated, and will be specifically authorized to act as, the partnership representative (the “Partnership Representative”) in accordance with Code section 6223, as amended by the Budget Act, until a successor is designated by the Management Committee. The Partnership Representative will apply the provisions of subchapter C of Chapter 63 of the Code, as amended by the Budget Act (or any successor rules thereto) with respect to any audit, imputed underpayment, other adjustment, or any such decision or action by the Internal Revenue Service with respect to the Company or the Members for such taxable years, in the manner determined by the Partnership Representative. The Partnership Representative shall exercise any and all authority of a Partnership Representative under the Code, including, without limitation: (i) binding the Company and its Members with respect to tax matters and (ii) determining whether to make any available election under Code section 6226. Each Member does hereby agree to indemnify and hold harmless the Company from and against any liability with respect to its share of any tax deficiency paid or payable by the Company that is allocable to the Member (as reasonably determined by the Management Committee) with respect to an audited or reviewed taxable year for which such Member was a Member in the Company (for the avoidance of doubt, including any applicable interest and penalties). The obligations set forth in this Section 7.7 will survive such Member’s ceasing to be a Member in the Company and/or the termination, dissolution, liquidation or winding up of the Company. The Members shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the audit, assessment and collection rules adopted by the Budget Act, including any amendments to those rules.

42

(c) The Tax Matters Member and the Partnership Representative, as applicable, shall promptly notify the Members if any tax return or report of the Company is audited or if any adjustments are proposed by any Governmental Entity. In addition, the Tax Matters Member and the Partnership Representative, as applicable, shall promptly give to the Members all notices concerning administrative or judicial actions relating to tax matters. During the pendency of any such administrative or judicial actions, the Tax Matters Member and the Partnership Representative, as applicable, shall give to the Members periodic reports concerning the status of any such action. Without the consent of each Member, the Tax Matters Member and the Partnership Representative, as applicable, shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any Fiscal Year of the Company. Neither the Tax Matters Member nor the Partnership Representative shall take any material action in its capacity as such without prior approval of the Management Committee. Any reasonable, documented cost or expense incurred by the Tax Matters Member or the Partnership Representative, as applicable, in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

7.8 Tax Treatment of Contribution Agreement Transactions. The Members and the Company intend that the transactions pursuant to the Contribution Agreement be treated as follows: (i) PEC contributed the assets of the Plant Owners (other than the PEC Sold Assets) to the Company in exchange for membership interests in the Company in a transaction described in Code section 721(a), (ii) Aurora contributed the Contributed Assets (other than the Aurora Sold Assets) to the Company in exchange for membership interests in the Company in a transaction described in Code section 721(a), (iii) PEC sold the PEC Sold Assets to the Company in exchange for the Closing PEC Payment, and (iv) Aurora sold the ACEC Sold Assets to the Company in exchange for the Closing Aurora Payment. The Company and the Members shall report the transactions pursuant to the Contribution Agreement consistently with the intent of this Section 7.8 for all income tax reporting purposes.

ARTICLE 8
Dissolution, Liquidation and Termination

8.1 Dissolution. Subject to the provisions of Section 8.2 and any Laws, the Company shall dissolve and its affairs shall be wound up only on the first to occur of the following (each a “Liquidating Event”):

(a) approval of the Management Committee and the Members in accordance with Section 9.6;

(b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and

(c) the occurrence of any event which requires dissolution of a limited liability company under the Act, except that the Company shall not be dissolved pursuant to this Section 8.1(c) if, within ninety (90) days after the occurrence of such event, the last remaining Member consents to the continuation of the Company.

43

8.2 Liquidation and Termination. Subject to Section 8.2(d), upon dissolution of the Company, a representative of the Company selected by the Management Committee (not including any Committee Member appointed by a Defaulting Member at the time of dissolution) shall act as a liquidator or may appoint one or more Members as liquidator (“Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidator shall cause any notices required by Law to be given to each known creditor of and claimant against the Company in the manner described by such Law;

(c) upon dissolution of the Company, the Liquidator shall either sell the assets of the Company at the best price available, or the Liquidator may distribute to the Members all or any portion of the Company’s assets in kind. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The Liquidator may sell any or all Company property, including to one or more of the Members (other than any Defaulting Member at the time of dissolution), provided that any such sale to a Member must be made on an arm’s length basis under terms which are in the best interest of the Company. If any assets are sold or otherwise liquidated for value, the Liquidator shall proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 8.2(c); and

(d) subject to the terms and conditions of this Agreement and the Act (especially Section 18-803), the Liquidator shall distribute the assets of the Company in the following order:

(i) the Liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities, and obligations of the Company, including all expenses incurred in liquidation or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); provided, however, that such payments shall not include any Capital Contributions described in ARTICLE 4 or any other obligations in favor of the Members created by this Agreement; and

(ii) all remaining assets of the Company shall be distributed to the Members in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

(e) The distribution to a Member in accordance with the provisions of this Section 8.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property.

44

8.3 Provision for Contingent Claims.

(a) The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

(b) If there are insufficient assets to both pay the creditors pursuant to Section 8.2 and to establish the provision contemplated by Section 8.3(a), the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.

8.4 Deficit Capital Accounts. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

8.5 Deemed Contribution and Distribution. In the event the Company is “liquidated” within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all Company property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

8.6 Certificate of Cancellation. On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 9
Member Meetings

9.1 Meetings. Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this ARTICLE 9. A meeting of the Members for the transaction of such business as may properly come before the meeting shall be held at such time and place as the Management Committee or, upon the written request of any Member, the Secretary shall specify in the notice of the meeting. Members may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute presence in person at the meeting. The presence in person or by proxy of Members holding not less than a majority of the Membership Units entitled to vote on matters scheduled to be presented a the meeting for action by the Members, shall constitute a quorum for the conduct of business at such meeting.

9.2 Notice of a Meeting. Notice of a meeting called pursuant to Section 9.1 shall be given to the Members in accordance with Section 10.1 and shall be given to each Member at least five (5) Business Days prior to such meeting.

45

9.3 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than forty-five (45) days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five (45) days, a notice of the adjourned meeting shall be given in accordance with this ARTICLE 9.

9.4 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of the Members, however called and noticed, and whenever held, shall be as valid as if they had been authorized at a meeting duly held after regular call and notice, if, either before or after the meeting, Members who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except (a) when the Member does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and (b) that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

9.5 Conduct of Meeting. The Management Committee shall have full power and authority concerning the manner of conducting any meeting of the Members or the solicitation of approvals in writing, including the determination of Persons entitled to vote, the satisfaction of the requirements of this ARTICLE 9, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Management Committee shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company. The Management Committee may make such other regulations consistent with applicable Law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members or the solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies, and other evidence of the right to vote and the revocation of approvals in writing.

9.6 Actions Requiring Consent of Members. Notwithstanding anything to the contrary in this Agreement:

(a) none of the following actions may be taken without the consent or approval of (y) the Management Committee (subject to the provisions of Section 9.6(c)) and (z) Members holding at least a majority of the Membership Units then outstanding:

(i) issuing additional Membership Units or any other security except as contemplated in, and accordance with, ARTICLE 3;

(ii) dissolving and liquidating the Company in accordance with ARTICLE 8;

46

(iii) commencing or permitting the Company or any of its Subsidiaries to voluntarily file a bankruptcy petition in a court of competent jurisdiction or a petition seeking a reorganization, liquidation, dissolution or similar relief under any Law or otherwise suffering to exist an involuntary proceeding against the Company or any of its Subsidiaries seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; and

(iv) incurring capital expenditures in excess of $5 million;

(b) none of the following actions may be taken without the consent or approval of (y) the Management Committee (subject to the provisions of Section 9.6(c)) and (z) Members holding at least a Supermajority of the Membership Units then outstanding:

(i) entering into any Affiliate Contract; and

(ii) effecting a merger, consolidation, public offering, business combination, sale of all or substantially all of the assets of the Company, or forming any joint venture; and

(c) in the event any Committee Member believes that the Management Committee is deadlocked with respect to any matter brought before the Management Committee, such Committee Member shall have the right to submit such matter to the vote of the Members. Any such deadlocked matter shall be resolved by the consent or approval of Members holding at least a majority of the Membership Units then outstanding; provided, however, that if the matter being consider by the Management Committee relates to any matter described in Section 9.6(c), then such matter shall be brought to the Members and resolved by the consent or approval of Members holding at least a Supermajority of the Membership Units then outstanding.

9.7 Action Without a Meeting. Prompt notice of the taking of the action without a meeting shall be given to those Members who have not consented to such action in writing. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the Members holding not less than the requisite number of Membership Units required by this Agreement to authorize such action. Each written consent shall bear the date and signature of each Member who signs the consent and shall be filed with the Company records or made a part of the minutes of the meeting.

ARTICLE 10
General Provisions

10.1 Notices. Any notice, request, demand, and other communication required or permitted to be given or made hereunder (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) sent by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent via a nationally-recognized overnight courier service, or (d) sent via email to a Party at the addresses set forth on Exhibit A (or at such other addresses as shall be specified by a Party by similar notice). Notices shall be effective (i) if delivered personally, on the date actually delivered to the recipient; (ii) if sent via first class registered or certified mail, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor; (iii) if sent via overnight carrier, the next Business Day after deposit with the courier; or (iv) if sent via email, upon the sending Party's receipt of an acknowledgement from the intended recipient (such as by the return receipt requested function, as available, return email or other written acknowledgement); provided, however, that notices sent via email shall not be deemed effective if an automatically generated “bounce-back” or “out of office” email is received by the sender, and provided further that if the day on which an email is sent is not a Business Day or is after 5:00 p.m. in recipient’s time zone on a Business Day, then such email shall be deemed to have been received on the next following Business Day. Whenever any notice is required to be given by Law, the Certificate of Formation or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

47

10.2 Entire Agreement. This Agreement, together with the exhibits, and the other Integrated Agreements, constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Members with respect to the subject matter hereof.

10.3 Waiver. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as specifically set forth in this Agreement, no failure by a party hereto to exercise, or delay in exercising, any right, remedy, power or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.4 Non-Compensatory Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE MEMBERS WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT ANY RIGHTS TO INDEMNIFICATION CONTAINED IN THE CONTRIBUTION AGREEMENT.

10.5 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Members, the Company, and their respective executors, administrators, successors, and legal representatives.

10.6 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

(b) The Members hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware over any dispute between or among the Members arising out of this Agreement, and the Members irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Members hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Members agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

48

(c) If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7 Further Action. The Members shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

10.8 No Right to Action for Dissolution or Partition. To the greatest extent permitted by Law, no Member has any right to maintain any action for dissolution of the Company or for partition of the property of the Company.

10.9 Third-Party Beneficiaries. Nothing in this Agreement is intended to or shall confer upon any Person other than the parties hereto, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Indemnitees, the Indemnified Persons and their respective executors, administrators, successors, and legal representatives shall be considered to be third-party beneficiaries of this Agreement. The Operator and its successors and legal representatives shall be considered to be third-party beneficiaries of Sections 3.7(c), 3.9, 6.1(a) and 6.1(c).

10.10 Amendments.

(a) Each Member agrees that the Management Committee may adopt amendments to this Agreement that are required to reflect:

(i) a change in the name of the Company, the location of the principal place of business of the Company or the registered agent or office of the Company;

(ii) admission or substitution of Members whose admission or substitution has already received the requisite approval in accordance with this Agreement;

(iii) a change that the Management Committee believes is reasonable and necessary or appropriate to (A) qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or (B) comply with applicable Law; and

(iv) an amendment that is necessary, in the opinion of counsel, to prevent the Company or its Officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

(b) Except as set forth in Section 10.10(a), no amendment, supplement or modification of this Agreement shall be binding unless approved by and executed in writing by all Members.

49

10.11 Specific Performance. Each Member agrees that the other Members would be damaged irreparably and would have no adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Member shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Members and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedies to which such Member is entitled at law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. No Member shall dispute or resist any such application for relief on the basis that another Member has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable. Notwithstanding anything to the contrary herein, with respect to any failure to fund under Section 4.1, none of the Company or any of the parties hereto may seek specific performance or be entitled to damages resulting from any Member failing to make a Capital Contribution pursuant to any such section.

10.12 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company in its capacity as such.

10.13 Disclosure; Public Announcements. The Company and each Member shall consult with the relevant Members or the Company before it or any of its Affiliates issues any press release or otherwise makes any public statement, in each case with respect to such relevant Members or the Company (as applicable). None of the Company, the Members or their Affiliates shall issue any such press release or make any such public statement without the prior written consent of such relevant Members or the Company (as applicable), which consent shall not be unreasonably withheld or delayed; provided that such consent shall not be required for press releases or public statements as may be required by Law, the Securities Act, the Exchange Act or applicable rule of any stock exchange.

10.14 Counterparts. This Agreement may be executed in counterparts (or by combining electronic and/or original signatures into one or more counterparts), all of which together shall constitute an agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

10.15 Legal Representation. Each Member hereby acknowledges that the Member has been advised that the Member should seek and has had the opportunity to seek independent legal counsel to review this Agreement on the Member’s behalf and to obtain the advice of such legal counsel relating to such documentation.

50

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first set forth above.

Pacific Ethanol Central, LLC

By:
Name: Neil M. Koehler
Title: Chief Executive Officer

Aurora Cooperative Elevator Company

By:
Name: Chris Vincent
Title: Chief Executive Officer

Signature Page to Amended and Restated Limited Liability Company Agreement of

Pacific Aurora, LLC

Exhibit A

Members and Membership Units

Member Name and Address	Membership Units	Percentage Interest	Initial Capital Account
PE Central, LLC c/o Pacific Ethanol, Inc. 400 Capitol Mall, Suite 2060 Sacramento, CA 95814	88.15	88.15%	$186,000,000

Aurora Cooperative Elevator Company P.O. Box 209 2225 Q Street Aurora, NE 68818	11.85	11.85%	$25,000,000

TOTAL	100	100.00%	$211,000,000

Address of the Company or the Management Committee:

c/o Pacific Ethanol, Inc.

400 Capitol Mall, Suite 2060

Sacramento, CA 95814

A-1

Exhibit B

Initial Committee Members & Alternate Committee Members

PEC Committee Members: Neil M. Koehler Mike Kandris	Alternate PEC Committee Members: Bryon T. McGregor Christopher Wright
ACEC Committee Members: Chris Vincent Chris Decker	Alternate ACEC Committee Members:

B-1

Exhibit C

Initial Officers

Name	Positions Held
Neil M. Koehler	Chief Executive Officer and President
Bryon T. McGregor	Chief Financial Officer, Vice President and Assistant Secretary
Michael D. Kandris	Chief Operating Officer
Christopher W. Wright	General Counsel, Vice President and Secretary
Chris Vincent	Vice President
Chris Decker	Vice President
Robert Brown	Vice President
James Sneed	Vice President
Paul P. Koehler	Vice President
Robert Olander	Vice President
Michael Kramer	Vice President
Ed Baker	Vice President

C-1

Exhibit D

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [______], 20[__] (the “Joinder Agreement”), is made and entered into by [______________] a [____________] (the “New Member”), pursuant to that certain Amended and Restated Limited Liability Company Agreement of Pacific Aurora LLC, dated as of December [_], 2016 (as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “LLC Agreement”). Capitalized terms used, but not defined herein, have the meanings given to such terms in the LLC Agreement.

W I T N E S S E T H

The New Member desires to purchase or become a transferee of [____] Units (the “Transferred Units”) and to be admitted as a Member of Pacific Aurora LLC, a Delaware limited liability company (the “Company”), as of the date first set forth above. Pursuant to Section 3.8(b) of the LLC Agreement, the New Member is required to execute this Joinder Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the New Member hereby agrees as follows:

1. Joinder and Assumption.

(a) The New Member hereby confirms that it has assumed, and hereby agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities applicable to a Member of the Company under the LLC Agreement. By virtue of the foregoing, the New Member hereby accepts and assumes any liability of a Member of the Company related to each covenant or obligation of a Member of the Company in the LLC Agreement. Upon the execution of this Joinder Agreement, the New Member is hereby admitted to the Company as a Member of the Company.

(b) As of the date hereof, all references to the term “Member” in the LLC Agreement or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the New Member.

2. New Member Representations and Warranties. The New Member hereby represents and warrants to the Company that the New Member has the requisite power and authority to enter into this Joinder Agreement and to perform its obligations hereunder and under the LLC Agreement. The New Member has the power and authority to execute, deliver and perform the obligations imposed on it under the LLC Agreement and this Joinder Agreement and to consummate the transactions contemplated by the LLC Agreement and this Joinder Agreement. No other proceedings, consents, approvals, registrations or filings on the part of the New Member are necessary to authorize the execution, delivery or performance of this Joinder Agreement, the transactions contemplated hereby or the performance of its obligations under the LLC Agreement or this Joinder Agreement. This Joinder Agreement has been duly executed and delivered by the New Member. This Joinder Agreement and the LLC Agreement each constitutes a legal, valid and binding obligation of the New Member enforceable against it in accordance with its terms, subject to the enforcement of remedies, applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

D-1

3. Covenants of the Company.

(a) The Company will treat the New Member as the owner of such Transferred Units from the date hereof.

(b) The Company will allocate to the New Member the distributive share of membership income, gain, loss, deduction, and credit associated with such Transferred Units for the entire period during which the New Member is the holder of the Transferred Units on the records of the Company.

4. Further Assurances. At any time and from time to time, upon the Company’s request and at the sole expense of the New Member, the New Member will promptly and duly execute and deliver any and all further instruments and documents and take such further action as the Company reasonably deems necessary to effect the purposes of this Joinder Agreement.

5. Binding Effect. This Joinder Agreement shall be binding upon the New Member and shall inure to the benefit of the Company and its Members and their respective successors and assigns.

6. GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NEW MEMBER] By: _______________________________ Name: Title:

D-2

EXHIBIT D

ESCROW INSTRUCTIONS

THESE ESCROW INSTRUCTIONS (this “Agreement”) are entered into to be effective as of December 12, 2016, by and among PACIFIC ETHANOL CENTRAL, LLC, a Delaware limited liability company (“PEC”), AURORA COOPERATIVE ELEVATOR COMPANY, a Nebraska cooperative corporation (“ACEC”), PACIFIC AURORA, LLC, a Delaware limited liability company (“PAL”) and PACIFIC ETHANOL PEKIN, INC., a Delaware corporation (“Pekin” and, together with PAL, ACEC, and PEC, the “Parties”), and acknowledged and agreed to by COMMONWEALTH LAND TITLE INSURANCE COMPANY, as escrow agent having an address at 1620 L. Street, NW, 4th Floor, Washington, DC 20036 (“Escrow Agent”).

R E C I T A L S:

A.                Pekin is entering into a credit facility with 1ST FARM CREDIT SERVICES, PCA (“Lender”), as Lender and COBANK, ACB, as Cash Management Provider and Agent (“CoBank” and, collectively with Lender, the “Lender Parties”), which credit facility consists of a $32,000,000 revolving term loan and a $64,000,000 term loan (collectively, the “Pekin Credit Facility”). The Pekin Credit Facility will be secured by all of the assets of Pekin, including the real property and the improvements thereon commonly referred to as the “Pekin ethanol plant facility”, all as further described in the loan documents evidencing, supporting and otherwise securing the Pekin Credit Facility (the “Pekin Loan Documents”), including the Illinois Future Advance Real Estate Mortgage (the “Pekin Mortgage”).

B.                 ACEC and PEC are entering into a joint venture pursuant to which certain assets of ACEC will be contributed to PAL, including that certain real property described as the “Grain Facilities” and PEC will contribute to PAL all of PEC’s ownership interests in and to Pacific Ethanol Aurora East, LLC, a Delaware limited liability company (“AE”) and Pacific Ethanol Aurora West, LLC, a Delaware limited liability company (“AW”, and together with AE, the “Plant Owners”), all pursuant to that certain Contribution Agreement dated as of December __, 2016 among PEC, ACEC and PAL (the “Contribution Agreement”). In addition to its contribution of the Grain Facilities and other assets (all as further described in the Contribution Agreement) to PAL, ACEC is also purchasing additional ownership interests in PAL from PEC for the sum of $30,000,000 (the “ACEC-PEC Payment”). ACEC is required to transfer the Grain Facilities to PAL free and clear of all liens, including those certain liens commonly referred to as the MetLife and Wells Fargo liens (collectively, the “MetLife Liens”). ACEC will also deposit into Escrow that amount necessary to obtain the release and reconveyance of those liens (collectively, the “Metlife Release Payment”). The foregoing transactions are collectively referred to as the “Aurora JV Transaction”.

C.                 PAL, AW and AE are entering into a credit facility with CoBank, which credit facility consists of a $30,000,000 revolving term loan (“Aurora Term Loan”) and a $500,000 letter of credit facility (collectively, the “Aurora Credit Facility”). The Aurora Credit Facility will be secured by all of the assets of PAL, AE and AW, including the real property and the improvements thereon commonly referred to as the “Aurora ethanol plant facilities” and the Grain Facilities, all as further described in the loan documents evidencing, supporting and otherwise securing the Aurora Credit Facility (the “Aurora Loan Documents”), including those certain Real Estate Deeds of Trust (collectively, the “Aurora Mortgages” and, together with the Pekin Mortgage, the “Mortgages”).

1

D.                The proceeds from the Pekin Credit Facility and the ACEC-PEC Payment are to be used toward the payment in full of that certain term loan in the estimated aggregate outstanding amount of approximately $158,650,000 pursuant to that certain Amended and Restated Senior Secured Term Loan Credit Agreement dated as of September 24, 2012 by and among PEC as borrower thereunder, Pekin, AW and AE as guarantors thereunder, Citibank, N.A., as administrative agent and collateral agent and certain lenders thereunder (the “Citibank Term Loan”), which Citibank Term Loan is currently secured by substantially all of the assets of PEC, Pekin, AE and AW. After application of the Pekin Credit Facility proceeds, the ACEC-PEC Payment, the Metlife Release Payment and any proceeds from the Aurora Term Loan to be advanced at closing, PEC will contribute an amount (the “PEC Payment”) which is equal to the remaining amounts required to pay (i) the Citibank Term Loan in full and (ii) all other amounts required to be paid under the Closing Statements (as defined in the Lender Instructions (as defined below)) in order to close the Transactions (as defined below), all as further described in the Sources and Uses Statement which is attached hereto as Exhibit A (the “Sources and Uses Statement”).

E.                 The source of the PEC Payment shall be a new loan which is being obtained by Pacific Ethanol, Inc. (“PEI”) substantially concurrently herewith (the “New PEI Loan”), certain proceeds of which will be deposited (on behalf of PEC, PEI’s wholly owned subsidiary) into Escrow as the PEC Payment. Certain of the lenders under the New PEI Loan are also lenders under the existing Citibank Term Loan. Certain of those lenders (the “Rollover Lenders”) have requested, and PEI has agreed, that such Rollover Lenders’ respective commitments under the Citibank Term Loan will be paid off by the issuance of new notes to such Rollover Lenders under the New PEI Loan (collectively, the “New PEI Notes”). As such, the PEC Payment, and the payoff of the Citibank Term Loan at the closing of Escrow, will consist of both a cash payment to Citibank, N.A. (as the agent under the Citibank Term Loan) and the delivery of the New PEI Notes to the Rollover Lenders (collectively, the “Citibank Payoff”).

F.                  The Pekin Credit Facility proceeds, The Aurora Term Loan proceeds, the ACEC-PEC Payment, the MetLife Release Payment and the PEC Payment are collectively referred to as the “Funding Amounts”.

G.                Closing of each of the Pekin Credit Facility and the Aurora Credit Facility are expressly conditioned upon satisfaction of CoBank’s and Lender Parties conditions precedent to closing (collectively, the “Lender Conditions”), all as set forth in the Pekin Loan Documents and the Aurora Loan Documents, and as further described in those certain lender closing instructions prepared by CoBank for each of the Pekin Credit Facility and the Aurora Credit Facility, which closing instructions have been approved by Pekin, PAL, AW, AE and the Escrow Agent substantially concurrently herewith, which approval is evidenced by their respective execution thereof (collectively, the “Lender Closing Instructions”).

H.                In addition to and in supplement of the Lender Conditions, the closing of the Pekin Credit Facility, the Aurora Credit Facility and the Aurora JV Transaction (collectively, the “Transactions”), which closing is presently scheduled to close by no later than December 16, 2016 (as may be adjusted from time to time by the Parties, the “Closing Date”) is conditioned upon the funding of the Funding Amounts and the simultaneous closing of all of the Transactions. In order to facilitate the simultaneous closing of the Transactions, the Parties desire to enter into this Agreement and establish an escrow with Escrow Agent (the “Escrow”) and Escrow Agent has agreed to serve in the capacity as escrow agent, to hold certain documents of the Transactions and to hold and distribute the Funding Amounts solely pursuant to the terms hereinafter set forth and as set forth in the Lender Closing Instructions.

2

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.                  Delivery of Loan Documents. Prior to the Closing Date, Pekin shall have delivered to CoBank the original, fully executed Pekin Loan Documents required for the closing of the Pekin Credit Facility, the list of which is attached hereto as Exhibit B and PAL shall have delivered to CoBank the original, fully executed Aurora Loan Documents required for closing of the Aurora Credit Facility, the list of which is attached hereto as Exhibit C (the documents listed on Exhibits A and B being collectively referred to as the “Loan Documents”); provided that, in each case, the originals of the Mortgages, together with the originals of the other recordable documents (the “Recordable Loan Documents”), all as set forth in the Lender Closing Instructions, shall have been delivered to Escrow Agent with copies of same delivered to CoBank.

2.                  Satisfaction of the Credit Facility Closing Conditions. On or before the Closing Date, CoBank shall have confirmed to Escrow Agent and the Parties that all of the conditions precedent required by the Lender Parties and CoBank for the closing of the Aurora Credit Facility and the Pekin Credit Facility have been satisfied, including as set forth in the Lender Closing Instructions. Notwithstanding the foregoing, the obligation of the Lender Parties and CoBank to fund shall remain subject to the Lender Closing Instructions (including confirmation by CoBank that each of the conditions set forth in Section 4.2 of the Credit Agreements applicable to the Pekin Credit Facility and the Aurora Credit Facility have been satisfied, waived or otherwise deferred).

3.                  Delivery of the Aurora JV Transaction Documents. Prior to the Closing Date, PEC, PAL and ACEC shall have delivered to the Escrow Agent to hold in Escrow fully executed originals of the Aurora JV Transaction documents as identified in the Contribution Agreement, including those identified on Exhibit D attached hereto, and, upon receiving authorization to close the Transactions pursuant to Section 6 below, record the recordable documents, including those identified on Exhibit D, and distribute the fully executed Aurora JV Transaction Documents, at which time the Aurora JV Transaction shall be deemed consummated.

4.                  Confirmation of Satisfaction of Nonmonetary Closing Conditions. By no later than 10 a.m. PST on the Closing Date, the Parties shall have each confirmed to Escrow Agent that, except for the deposit into Escrow of the Funding Amounts, all of the conditions precedent to closing of all of the Transactions have been satisfied and each of the Transactions are in a position to close.

5.                  Funding of the MetLife Release Payment, the ACEC-PEC Payment and the PEC Payment. By no later than 11:00 a.m. PST on the Closing Date (but subject to the confirmations described in above Section 4), ACEC shall have deposited the ACEC-PEC Payment and the MetLife Release Payment into Escrow and PEC shall have deposited the PEC Payment into Escrow, which shall, subject to the termination provisions set forth below, be held in Escrow until such time as the Escrow has terminated (whether as a result of closing of the Transactions or by termination).

6.                  Closing. Upon its receipt of all of Aurora JV Transaction Documents, the Funding Amounts and its receipt of confirmation from CoBank and the Parties that all of the other conditions precedent to closing of all of the Transactions have been satisfied, including those set forth in the Lender Closing Instructions, Escrow Agent shall be authorized to close the Transactions in accordance with the Lender Closing Instructions, this Agreement, the Closing Statement (as that term is defined in the Lender Closing Instructions) and, otherwise consistent with the Sources and Uses Statement, with such Closing including, without limitation, (a) disbursement of the MetLife Release Payment to MetLife and recording the MetLife Lien releases and reconveyances, (b) distributing the MetLife Payment (in the form of cash and the New PEI Notes as described above in Recital E) and recording the corresponding releases and reconveyances, and (c) recording the transfer deed for the Grain Facilities and distributing the Aurora Transaction Documents to PAL, PEC and ACEC in accordance with the Contribution Agreement.

3

7.                  Failure to Close; Termination of Escrow. Notwithstanding anything to the contrary contained herein, in the event that Escrow Agent shall not have received written or email notification from CoBank and the Parties authorizing the closing of the Transactions and disbursement of the Funding Amounts in accordance with the Lender Instructions and this Agreement on or before the deadline for wire transfers by no later than the Closing Date (or such later time that CoBank and the Parties have consented to in writing), Escrow Agent agrees to return to the applicable party the documents and funds deposited by such party, with funds returned pursuant to wiring instructions to be provided by each such party; provided that, any distribution of funds to the Parties shall be reduced by their respective share of the Escrow Costs, which Escrow Costs shall be paid (i) on a 75/25 basis as between PEC and ACEC respectively as to the Escrow Costs related to the Aurora Credit Facility and the Aurora JV Transaction and (ii) by Pekin with respect to the Escrow Costs related to the Pekin Credit Facility. As used herein, the “Escrow Costs” shall mean all fees, costs and charges incurred by Escrow Agent in the opening and maintaining of the Escrow pursuant to the Lender Closing Instructions and this Agreement, all as set forth on the Closing Statement. Upon the disbursement or return of all funds and documents deposited in Escrow as provided herein, this Agreement shall terminate (subject to any terms which, by their express terms survive such termination).

8.                  Term of Agreement. This Agreement shall remain in effect until the earlier of closing of the Transactions and the disbursement of the Funding Amounts pursuant to this Agreement (and the Lender Closing Instructions) or the termination of this Agreement pursuant to above Section 7.

9.                  Lender Closing Instructions Control. The provisions of this Agreement are intended to supplement the Lender Closing Instructions, to be cumulative therewith and not mutually exclusive therefrom; provide that, in the event of any irreconcilable inconsistency between the provisions of this Agreement and the Lender Closing Instructions, the Lender Closing Instructions shall control. Nothing contained in such Lender Closing Instructions, however, shall modify any rights or obligations of, or impose any additional obligations on, ACEC without ACEC’s prior written consent.

10.              Notification of Parties; Confirmation of Closing. The contact information for the Parties is as set forth on Exhibit E hereto. Escrow Agent is authorized to communicate to the Parties using such contact information. As soon as the Escrow has closed, including disbursement of the Funding Amounts pursuant to the Closing Statement, Escrow Agent shall email written confirmation thereof to each of the Parties.

11.              Effectiveness of Electronic Transmission. If this Agreement or any document executed in connection with the closing of the Transactions is transmitted by fax, email or other electronic medium, it shall be treated for all purposes as an original document and shall be considered to have the same binding legal effect as an original document. At the reasonable request of any Party or Escrow Agent, any faxed, emailed or electronically transmitted document shall be re-executed by each signatory party in an original form.

12.              Amendment. The Parties may amend this Agreement only by in writing executed by each of the Parties hereto and Escrow Agent.

4

13.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute a fully executed agreement even though all signatures do not appear on the same document. Delivery of an executed counterpart of a signature page by fax or email shall be as effective as delivery of a manually executed counterpart.

14.              Escrow Agent Provisions.

(a)               Escrow Agent is not obligated to render any statements or notices of nonperformance hereunder to any party, but may in its discretion inform any party hereto, or its authorized representative, of any matters pertaining to this Agreement and the Lender Closing Instructions. Escrow Agent shall be protected in acting upon any written notices, requests, waivers, consents, certificates, receipts or authorizations received by Escrow Agent from any of the Parties hereto with respect to Escrow Agent’s obligations hereunder as escrow agent and which Escrow Agent believes in good faith to be genuine. Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement, except its own gross negligence or willful misconduct.

(b)               The Parties jointly and severally agree to, and do hereby, indemnify Escrow Agent, its officers, directors and employees in their respective capacity as escrow agent hereunder (each herein called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses, costs, damages, reasonable, out-of-pocket expenses, claims and reasonable attorney’s fees, including, but not limited to, costs of investigation, litigation, or tax liability, suffered or incurred by any Indemnified Party in connection with or arising from or out of this Agreement, except such acts or omissions as may result from the willful misconduct, bad faith or gross negligence of any Indemnified Party. The indemnities contained herein shall survive the termination of the Escrow created hereby.

(c)               The duties and responsibilities of Escrow Agent under this Agreement shall be limited to those expressly set forth herein. Escrow Agent shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith and in the exercise of its own best judgment, and Escrow Agent shall also be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine. Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of any certificates, documents or notices deposited hereunder nor shall Escrow Agent be responsible nor liable in any respect on the account of the identity, authority or right of the persons executing or delivering or purporting to execute or deliver any such document, certificate or notice. Escrow Agent shall not be required to notify any party of its receipt of any such document, certificate or notice except as specifically provided herein.

(d)               Please confirm Escrow Agent's agreement to comply with the foregoing instructions by signing where indicated below and returning same via email to Martin Taylor of Troutman Sanders, LLP and Joel Wiegert of Kutak Rock LLP at the email addresses set forth on Exhibit E by no later than December 9, 2016.

[Signatures on following page(s)]

5

EXECUTED effective as of the date first set forth above.

PEC:	PACIFIC ETHANOL CENTRAL, LLC,
a Delaware limited liability company

By:
Name:
Title:

PEKIN:	PACIFIC ETHANOL PEKIN, INC.,
a Delaware corporation

By:
Name:
Title:

PACIFIC AURORA:	PACIFIC AURORA, LLC,
a Delaware limited liability company

	By:	PACIFIC ETHANOL CENTRAL, LLC,
a Delaware limited liability company,
its sole member

By: ________________________________
Name: ______________________________
Title: ______________________________

ACEC:	AURORA COOPERATIVE ELEVATOR COMPANY,
a Nebraska cooperative corporation

By:
Name:
Title:

[Signature page to Escrow Instructions]

RECEIPT AND ACKNOWLEDGEMENT

As of the date first set forth above, the undersigned hereby confirms that it shall (i) comply with the terms of this Agreement and (ii) file any Form 1099 necessitated by the consummation of the contemplated Transactions.

Commonwealth Land Title Insurance Company

By: _______________________________

Name: _____________________________

Title: ______________________________

[Acknowledgement of Escrow Agent]

EXHIBIT A

SOURCES AND USES STATEMENT

[See attached]

EXHIBIT B

PEKIN CLOSING LOAN DOCUMENTS

Credit Agreement
Term Note ($64 million)
Revolving Term Note ($32 million)
Environmental Indemnity and Reimbursement Agreement
Security Agreement
Future Advance Real Estate Mortgage (Pekin Wet Plant and Pekin Dry Plant) (recorded in Tazewell County, Illinois)
*UCC-1 Fixture Filing (Pekin Wet Plant and Pekin Dry Plant) (recorded in Tazewell County, Illinois)
*UCC-1 Financing Statement (filed against Borrower with the Delaware Secretary of State)
* No signatures required, to be filed and recorded as applicable by Lender

EXHIBIT C

AURORA LOAN DOCUMENTS

Credit Agreement
Revolving Term Note ($30.0 million)
Support L/C Facility Note ($0.5 million)
Working Capital Maintenance Agreement
Environmental Indemnity and Reimbursement Agreement
Security Agreement
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (AE Plant) (recorded in Hamilton County, Nebraska)
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (AW Plant) (recorded in Hamilton County, Nebraska)
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Grain Facility) (recorded in Hamilton County, Nebraska)
*UCC-1 Fixture Filing (AE Plant) (recorded in Hamilton County, Nebraska)
*UCC-1 Fixture Filing (AW Plant) (recorded in Hamilton County, Nebraska)
*UCC-1 Fixture Filing (Grain Facility) (recorded in Hamilton County, Nebraska)
*UCC-1 Financing Statement (filed against PAL with the Delaware Secretary of State)
*UCC-1 Financing Statement (filed against AE with the Delaware Secretary of State)
*UCC-1 Financing Statement (filed against AW with the Delaware Secretary of State)
*No signatures required, to be filed and recorded as applicable by Lender

EXHIBIT D

AURORA JV TRANSACTION DOCUMENTS

Transfer and Deal Documents
1.	Contribution Agreement
2.	Bill of Sale
3.	Outer Track Loop Easement and Use Agreement
4.	Lot Line Application
5.	General Warranty Deed
6.	Termination of Master Development Agreement and Related Memoranda
7.	Termination and Release of Easements (post closing)
8.	Assignment of Limited Liability Company Interest (AE)
9.	Assignment of Limited Liability Company Interest (AW)
10.	Aurora Pacific Limited Liability Company Operating Agreement
11.	Unit Purchase Agreement
12.	Grain Procurement Agreement
13.	Ethanol Marketing Agreement
14.	Co-Product Marketing Agreement
15.	Asset Management Agreement

Payoff and Lien Release Documents – Pekin, AW and AE
1.	Citibank Payoff Letter
2.	Reconveyance of Mortgage – Pekin
3.	Reconveyance of Mortgage – AW
4.	Reconveyance of Mortgage – AE
5.	UCC Termination – AW (VFI KR SPE I LLC)
6.	Termination of DACA
7.	UCC-3 Termination – Pekin
8.	UCC-3 Termination – PEC
9.	UCC-3 Termination – AW
10.	UCC-3 Termination – AE
11.	Such other release, termination and reconveyance documents as may be required by the releasing parties.

Payoff and Lien Release Documents – ACEC
1.	MetLife Payoff Letter
2.	Reconveyance of Mortgage – MetLife
3.	Reconveyance of Mortgage – Wells Fargo
4.	UCC-3 Termination – Union
5.	UCC-3 Amendment (releasing property) – Union
6.	Such other release, termination and reconveyance documents as may be required by the releasing parties.

EXHIBIT E

CONTACTS

AURORA COOPERATIVE Aurora Cooperative 2225 Q Street Aurora, Nebraska 68818 Robert (Bob) Brown Email: rbrown@auroracoop.com Chris Vincent Email: cvincent@auroracoop.com

PACIFIC AURORA, LLC, PACIFIC ETHANOL AURORA EAST, LLC, PACIFIC ETHANOL AURORA WEST, LLC

c/o Pacific Ethanol, Inc.

400 Capital Mall, Suite 2060

Sacramento, California 95814

Byron T. McGregor

Email: bmcgregor@pacificethanol.com

Christopher Wright

Email: cwright@pacificethanol.com

Michael Kramer

Email: mkramer@pacificethanol.com

AURORA COOPERATIVE COUNSEL Kutak Rock LLP 1650 Farnam Street Omaha, Nebraska 68102 Joel L. Wiegert, Esq. Email: joel.wiegert@kutakrock.com	PACIFIC ETHANOL COUNSEL Troutman Sanders LLP 5 Park Plaza, Suite 1400 Irvine, California 92614 Martin Taylor, Esq. Email: Martin.Taylor@troutmansanders.com

EXHIBIT E

OUTER TRACK LOOP EASEMENT AND USE AGREEMENT

(attached hereto)

Space above for Recorder's Use

After Recording Please Return To:

David C. Levy

c/o Baird Holm LLP

1700 Farnam Street, Suite 1500

Omaha, Nebraska 68102

Outer Track Loop Easement and Use Agreement

This Outer Track Loop Easement and Use Agreement (the "Agreement") is made and entered into this ___ day of _________, 2016, by and between AURORA COOPERATIVE ELEVATOR COMPANY, a Nebraska cooperative corporation ("ACEC"), PACIFIC ETHANOL AURORA WEST, LLC, a Delaware limited liability company ("Aurora West"), and Pacific AURORA, LLC, a Delaware limited liability company (“Pacific Aurora”) (Aurora West and Pacific Aurora collectively the "Ethanol Parties") (ACEC, Aurora West and Pacific Aurora collectively the "Parties" and individually a "Party").

Recitals

WHEREAS, ACEC owns Lot 3 of Aurora West Subdivision Replat ("AWSR"), a subdivision of Aurora, Nebraska ("Lot 3");

WHEREAS, ACEC owns Lot 4 of Aurora West Subdivision Replat ("AWSR"), a subdivision of Aurora, Nebraska ("Lot 4");

WHEREAS, Aurora West owns Lot 6 of AWSR ("Lot 6");

WHEREAS, a double track loop is connected by switches and crossover tracks to the Burlington Northern Santa Fe Railroad ("BNSF") main line and is comprised of an interior track loop (the "Inner Track Loop") and an exterior track loop (the "Outer Track Loop");

WHEREAS, a portion of the Outer Track Loop lies on Lot 3 and Lot 4 and ACEC has agreed to grant an easement to the Ethanol Parties and their successors and assigns over, upon and under that portion of the Outer Track Loop located on Lot 3 and Lot 4 ("Easement Area") as described and shown on the survey which is attached hereto as Exhibit A (the "Easement Area Survey");

WHEREAS, Pacific Ethanol Central, LLC, a Delaware limited liability company (“PEC”) will contribute 100 percent of the issued and outstanding equity interests of Aurora West to Pacific Aurora pursuant to that certain agreement by and among PEC, ACEC, and Pacific Aurora;

1

WHEREAS, ACEC and the Ethanol Parties desire to grant one another easements on, over, under and upon their respective lots and the Outer Track Loop to the extent the same are necessary to provide access to and the use of the Outer Track Loop and fulfill their respective obligations with respect to the operation, maintenance, repair and replacement thereof in conformity with this Agreement;

WHEREAS, ACEC and the Ethanol Parties intend to later adjust the common lot line between Lot 3 and Lot 6 and Lot 4 and Lot 6 ("Lot Line Adjustment") so the entire Outer Track Loop lies on Lot 6;

WHEREAS, the Parties intend that immediately upon recording the Lot Line Adjustment in the real estate records of Hamilton County, Nebraska, the ACEC Easement (as defined below) in favor of the Ethanol Parties will terminate and the Lot 6 Easement (as defined below) in favor of ACEC will arise to provide ACEC permanent access and use of the Outer Track Loop as necessary to operate its fertilizer plant on Lot 3 and to facilitate its use of Lot 4;

Now, THEREFORE, in consideration of the foregoing recitals, and for good and valuable consideration, the receipt and sufficiency of which the Parties each independently accept and acknowledge:

1. Easement Area. The Easement Area shall be that area depicted and described as such on Exhibit “A”.

2. Grant of Easement to the Ethanol Parties. ACEC does hereby grant to the Ethanol Parties, their successors and assigns, a non-exclusive easement over, upon and under the Easement Area along with the right to enter onto Lot 3 and Lot 4 and the Easement Area for constructing, reconstructing, maintaining, repairing, replacing, improving, operating and using the Outer Track Loop on the Easement Area ("ACEC Easement"). This Easement further grants to the Ethanol Parties the right to perform any activities necessary to carry out the intent of the Easement. In exercising their rights under this Agreement, the Ethanol Parties shall at all times use prudent utility and commercial practices and shall act in a reasonable manner and in a way that best avoids interference with ACEC's activities on Lot 3 and Lot 4. This Easement shall not prohibit ACEC from continued use of the Outer Track Loop and Easement Area for the operation of its fertilizer plant on Lot 3 or its use of Lot 4 in any manner that does not materially or unreasonably interfere with the Ethanol Parties’ rights hereunder or their use of Lot 6.

3. Lot Line Adjustment. As soon as is reasonably practical, the Parties agree to take all steps necessary to process and record a lot line adjustment or lot line adjustments through the City of Aurora to adjust the common lot line between Lot 3 and Lot 6, and Lot 4 and Lot 6, so that all of the Outer Track Loop, including but not limited to the portion currently lying on Lot 3 and Lot 4, will lie within the adjusted boundary of Lot 6. ACEC and the Ethanol Parties each agree to perform all actions necessary and required by Hamilton County and the City of Aurora to accomplish the Lot Line Adjustment.

4. Grant of Easement to ACEC. The Ethanol Parties do hereby grant to ACEC, its successors and assigns (a) effective upon recording the Lot Line Adjustment, a perpetual and non-exclusive easement over, upon and under the Easement Area (the “Lot 6 Easement”) and (b) a perpetual and non-exclusive easement to enter onto Lot 6 to use the Outer Track Loop as reasonably necessary to use and operate its fertilizer plant on Lot 3 and to facilitate its use of Lot 4 (the "Track Loop Easement" and together with the Lot 6 Easement, individually and collectively, the “Ethanol Easement”). In conjunction with the Ethanol Easement, at all times while a fertilizer plant is operating on Lot 3 in a manner that in the sole judgment of ACEC necessitates rail access, the Ethanol Parties shall provide and maintain for the non-exclusive benefit and use of Lot 3 the Outer Track Loop in an operable, available and working condition. In exercising its rights under this Agreement, ACEC shall at all times use prudent utility and commercial practices and shall act in a reasonable manner and in a way that best avoids interference with the activities on Lot 6 of the Ethanol Parties, and their successors and assigns. This Agreement shall not prohibit the Ethanol Parties, and their successors and assigns from using the Outer Track Loop and Easement Area for any purpose that does not materially or unreasonably interfere with ACEC's rights hereunder. The Ethanol Parties shall be responsible for constructing, reconstructing, maintaining, repairing, replacing, improving, operating and using the Outer Track Loop.

2

5. Effectiveness of Easements. The ACEC Easement, as described in Section 2 above, will take effect and will burden Lot 3 and Lot 4 and benefit Lot 6 and their respective owners upon the recording of this Agreement. The Track Loop Easement, as described in Section 4 above, will take effect and will benefit Lot 3 and Lot 4 and burden Lot 6 and their respective owners upon the recording of this Agreement. The Lot 6 Easement, as described in Section 4 above, will take effect and will benefit Lot 3 and Lot 4 and burden Lot 6 and their respective owners immediately upon the recording of the Lot Line Adjustment, at which time the ACEC Easement will terminate and be of no further force and effect. Thereafter, ACEC may record a termination of the ACEC Easement at its sole discretion, and if it does so, the Ethanol Parties will cooperate as reasonably necessary to effectuate such filing.

6. Binding Effect. The terms of this Agreement and the easements granted herein shall be appurtenant to and run with the land, and shall be binding on all parties having or acquiring any right, title or interest in such properties and shall inure to the benefit of each owner thereof, and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties herein. The Parties and their successors and assigns shall be entitled to use and enjoy the easements granted herein.

7. Compliance with Applicable Law and BNSF Contracts. The Parties each agree at all times to operate, inspect and maintain any portion of Easement Area which each is required to operate inspect and maintain under this Agreement; and to use the Outer Track Loop and any of their respective improvements or personal property that are located thereon or incorporated therein in compliance with applicable law and contracts, including, but not limited to any agreement or contract with BNSF related to use of BNSF's railroad tracks (the "BNSF Contracts").

8. Compliance with Environmental Law. Except for the use or storage of materials in connection with the use, operation, construction, or maintenance of the improvements, which use and storage shall at all times strictly comply with all applicable Environmental Law, as hereinafter defined, ACEC and the Ethanol Parties each agree they will not violate any Environmental Law, in their use or operation of the Outer Track Loop or the operation, use or maintenance of any of their improvements or personal property that are located thereon or incorporated therein. Further, and except as noted above, the Parties each agree not to engage in, commit or permit the storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Substance, as hereinafter defined, from, under, into, on, or otherwise in connection with their use or operation of the Outer Track Loop or the operation, use or maintenance of any of their improvements or personal property located thereon or incorporated therein, or engage in any other activity or permit any occurrence that could reasonably be expected to cause any such event to exist. For purposes of this Agreement, the term "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6902 et seq; the Clean Water Act, 33, U.S.C. Section 1251 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws; and any other federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes industrial hygiene or the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of any Hazardous Substance. For purposes of this Agreement, the term "Hazardous Substance" means any regulated quantity of any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (v) lead, (v) asbestos, (vi) flammable explosives, (vii) infectious materials, (viii) toxic mold, or (ix) radioactive materials.

3

9. Required Insurance Coverage. For and during the term of this Agreement, the Parties shall each purchase and maintain in force the following insurance coverages, provided, however, that if a parent or subsidiary of any Party has in force one of the following coverages, the related entity(ies) need not have duplicative coverage:

(A) Commercial Property Insurance. "Commercial Property Insurance" including, as is appropriate in the circumstances, "Builders Risk" on the portion of the Outer Track Loop which they are required to inspect and maintain pursuant to this Agreement and all of the improvements located thereon or associated therewith; and "Business Personal Property Coverage" on all personal property they own, including without limitation all uninstalled fixtures, furniture, construction materials, supplies, tools and equipment that are located on or incorporated into the Outer Track Loop. Said insurance shall at a minimum provide "Special Perils" coverage and be in an amount equal to the full replacement value of all such improvements and personal property. In addition, each such policy of insurance shall contain a waiver of subrogation endorsement in favor of the other Party to this Agreement and its officers, directors, shareholders, employees, agents, contractees, representatives and invitees.

(B) Comprehensive General Liability Insurance. "Comprehensive Commercial General Liability Insurance," and, if necessary, commercial umbrella insurance with an aggregate limit of not less than $1,000,000.00 for each occurrence. Each such policy, including any such commercial umbrella insurance, if any, shall include the other party to this Agreement as an additional named insured, and shall apply as primary insurance with respect to any other insurance or self-insurance programs maintained by such other Party. If any such policy states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to any additional insurance of such other Party.

(C) Workers Compensation Insurance. Workers compensation and employers liability insurance as may be required by the State of Nebraska.

(D) Proof of Insurance. Upon execution of this Agreement, and annually on renewal of the required insurance, the Ethanol Parties and ACEC shall furnish each other with a certificate(s) of insurance, executed by a duly authorized representative of each insurer, showing compliance with the insurance requirements set forth above. All certificates shall provide for thirty (30) days written notice to the other party prior to the cancellation or material change of any insurance referred to therein. Failure of a Party to demand such certificate or other evidence of full compliance with these insurance requirements or failure of a party to identify a deficiency from evidence that is provided shall not be construed as a waiver of the other Party's obligation to maintain such insurance. If a Party fails to maintain the insurance as set forth herein, the other Party shall have the right, but not the obligation, to purchase said insurance at their expense, and all amounts so paid shall be immediately due and payable to the Party making such payment and shall bear interest at a rate of fifteen percent (15%) per annum or if less, the maximum rate permitted by applicable law until paid in full. By requiring insurance herein, neither of the Parties represent that coverage or limits will necessarily be adequate to protect the other Party and, except as is expressly provided herein, such coverage and limits shall not be deemed as a limitation on any Party's liability under any of the indemnities granted in this Agreement.

4

10. Construction Requirements. All activity undertaken by the Parties relating to the inspection, maintenance, repair or replacement of the Outer Track Loop or any improvements or equipment located thereon shall conform to the following requirements:

(A) Progress Reports and Scheduling. The Party prosecuting such work shall make reasonable efforts to keep the other Party informed as to its progress and construction schedules on at least a monthly basis, and shall perform all work in a manner that is reasonably calculated to cause as little disruption as is reasonably possible to the other Party's use of the Outer Track Loop.

(B) Conformity to Plans and Specifications. The location, plans, specifications and/or construction scheduling of all maintenance, repair or replacement work shall be subject to the prior approval of the other Party, which approval shall not be unnecessarily withheld, conditioned or delayed, and such prior approvals as may be required by BNSF.

(C) Right to Observe and Inspect. Subject to complying with such security and safety procedures as have been established pursuant to subparagraphs (F) and (G) below, each Party to this Agreement shall have the right to have its authorized representatives observe and inspect all maintenance, repair and replacement work performed by the other Party as it progresses.

(D) Quality of Work. All work shall be performed in a good and workmanlike manner, using quality materials.

(E) Compliance with Applicable Laws and Insurance Requirements. All work shall be performed in compliance with all requirements of all laws, rules, orders, ordinances, directions, regulations, all BNSF requirements, and all insurance requirements applicable thereto.

(F) Health and Safety. The Parties shall maintain all work sites under their control in good order, in compliance with all applicable laws relating to industrial hygiene and workplace safety, and otherwise in a safe, neat and clean condition, free from refuse or debris.

(G) Security. The Parties shall be responsible for providing all security measures which are necessary, in their reasonable discretion, to keep the portion of the Outer Track Loop which they are required to inspect and maintain under this Agreement and all work sites under their control, as well as any improvements or personal property located thereon, including, without limitation, construction materials, tools, supplies and equipment secure from theft, damage or vandalism.

(H) Payment of Taxes and Expenses. The Parties shall cause all taxes with respect to the portion of the Outer Track Loop that is located on their real estate, and all costs or expenses incurred in connection with any work they are required to perform in connection with the portion of the Outer Track Loop they are required to inspect and maintain to be paid when due and not suffer or permit any such cost or expense to become delinquent or be in default.

(I) Absence of Liens. The Parties shall keep the portion of the Outer Track Loop they are required to inspect and maintain free from any and all liens arising out of any work performed, materials furnished, or obligations incurred by them.

11. Relationship of Parties. The relationship between the Parties shall be and at all times remain as set forth in this Agreement. Nothing herein shall be deemed or construed to create a joint venture, partnership, principal/agent or other legal relationship of any name, nature or description as between the Parties with respect to the matters that are the subject of this Agreement. Each Party shall hire, discharge, and supervise its on-site employees, independent contractors and labor necessary to properly perform the duties and functions of such Party as set forth herein. Such personnel shall be deemed to be the employees, independent contractors or laborers of the Party which hired them for all purposes, and except to the extent such costs or expenses are required to be reimbursed hereunder, all costs or expenses associated therewith or incidental thereto shall be and remain the sole responsibility of the Party who engaged such party, including without limitation, salary and wages, or proportionate shares thereof, payroll taxes, employee's health insurance, 401(k), workers compensation, termination benefits payable pursuant to Nebraska law and all other benefits of the particular Party's employees who are located on-site, including temporary employees performing on-site services in connection with the project.

5

12. Representations and Warranties of ACEC. ACEC hereby represents and warrants to the Ethanol Parties that each of the following representations and warranties are true and correct in all material respects as of the date of this Agreement:

(A) Organization, Qualification and Power. ACEC is a cooperative corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska, is duly authorized to do business in the State of Nebraska, and has full power and authority to conduct its businesses and to own and use the properties and assets owned and used by it.

(B) Authority/Validity. ACEC has all necessary power and authority to execute, enter into and deliver this Agreement, and has taken all action necessary (including obtaining all requisite authorization from its shareholders and board of directors) to perform its obligations hereunder and to consummate the transactions contemplated herein. This Agreement is a legal, valid, and binding obligation of ACEC; and upon complete execution and delivery will be enforceable against ACEC in accordance with its terms.

(C) Noncontravention. Neither the execution nor delivery of this Agreement will: (i) violate or result in a conflict with the Articles of Incorporation or Bylaws of ACEC; (ii) violate any constitution, statute, regulation, rule, injunction, judgment or other restriction of any government, governmental agency or court ("Laws or Regulations") to which ACEC is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any note, deed, security agreement, mortgage, agreement, contract, lease, license, instrument or other arrangement to which ACEC is a party, by which any of its properties are bound, or result in the imposition of a lien or encumbrance upon any of its properties.

(D) Litigation. No lawsuit, claim or demand has been served upon ACEC, or to ACEC's knowledge is threatened with respect to this Agreement, the Aurora West Subdivision or any action required to be taken by ACEC in connection with any of the transactions contemplated herein, and there are no pending, or to ACEC's knowledge, threatened, actions, suits or investigations with regard to condemnation, zoning, fire, safety, health, environmental or other conditions which relate thereto or could reasonably be expected to have a material adverse effect thereon.

(E) Third Party Consents. Except for BNSF approvals, governmental permits, consents or other actions required with respect to zoning, platting, subdivision, and construction, no consent of any third party is required in order for ACEC to perform the obligations and undertakings required to be performed by it under this Agreement.

13. Representations and Warranties of the Ethanol Parties. The Ethanol Parties hereby represent and warrant to ACEC that each of the following representations and warranties are true and correct in all material respects as of the date of this Agreement:

6

(A) Organization, Qualification and Power. Each is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly authorized to do business in the State of Nebraska, and has full power and authority to conduct its businesses and to own and use the properties and assets owned and used by it.

(B) Authority/Validity. Each has all necessary power and authority to execute, enter into, and deliver this Agreement and has taken all action necessary (including obtaining all requisite authorization from its shareholders and board of directors) to perform its obligations hereunder and consummate the transaction contemplated herein. This Agreement has been duly executed and delivered by the Ethanol Parties; and is a legal, valid, and binding obligation of the Ethanol Parties and their successors and assigns, including, but not limited to Pacific Aurora and Aurora West; and upon complete execution and delivery will be enforceable against the Ethanol Parties and their successors and assigns, including, but not limited to Pacific Aurora and Aurora West in accordance with its terms.

(C) Noncontravention. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or result in a conflict with the Articles of Organization or Operating Agreement of Aurora West and Pacific Aurora; (ii) violate any Laws or Regulations to which Aurora West or Pacific Aurora is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any note, deed, security agreement, mortgage, agreement, contract, lease, license, instrument or other arrangement to which Aurora West or Pacific Aurora is a party, by which any of its properties are bound, or result in the imposition of a lien or encumbrance upon any of its properties.

(D) Litigation. No lawsuit, claim or demand has been served upon the Ethanol Parties, nor to the Ethanol Parties' knowledge is threatened with respect to this Agreement or any action required to be taken by the Ethanol Parties in connection with any of the transactions contemplated herein, and there are no pending, nor to the Ethanol Parties' knowledge, threatened, actions, suits or investigations with regard to condemnation, zoning, fire, safety, health, environmental or other conditions which relate thereto or could reasonably be expected to have a material adverse effect thereon.

(E) Third Party Consents. Except for BNSF approvals, governmental permits, consents or other actions required with respect to zoning, platting, subdivision, lot line adjustments and construction, no consent of any third party is required for the Ethanol Parties to perform the obligations and undertakings required to be performed by them under this Agreement or under any other contract, agreement, certificate or other instrument that is attached hereto.

14. Default. The occurrence of any one of the following shall constitute an "Event of Default":  (i) any failure by a Party to make any payment required to be made by a Party under the terms of this Agreement, where such failure continues for ten (10) days after written notice of nonpayment given to such Party by the other Party to this Agreement; (ii) any failure by a Party, other than nonpayment, to observe and perform any other provisions of this Agreement required to be observed or performed by such Party where such failure continues for thirty (30) days after written notice of nonperformance to such Party given by the other Party to this Agreement; provided, however if the nature of such default is such that it cannot reasonably be expected to result in immediate financial loss or irreparable harm to the other Party and if it cannot be reasonably cured within such period, the Party receiving such notice shall not be deemed to be in default if such Party shall immediately undertake and diligently pursue all commercially reasonable efforts to cure such default to the notifying Party's satisfaction as soon as is reasonably possible thereafter; (iii) the making by a Party of a general assignment for the benefit of creditors; the filing by or against a Party of a petition to have it adjudged bankrupt or of a petition for reorganization or arrangement under any bankruptcy law; or (iv) the appointment of a trustee or receiver to take possession of substantially all of a Party's assets or where possession is not restored to such Party within sixty (60) days, or the attachment or other judicial seizure of substantially all of a Party's assets or the Party's interest in this Agreement.

7

15. Remedies. Upon an Event of Default by one Party, the other Party may, without further notice or demand; exercise the following rights, individually or in combination and in any order:

(A) Pay or perform any amounts or obligations required to be paid or performed by the defaulting Party and in such event, all amounts so paid shall become immediately due and owing from the defaulting Party and shall bear interest at a rate of fifteen percent (15%) per annum, or if less, the maximum rate permitted by applicable law until paid in full; or

(B) Take any other action which may be available hereunder or at law or in equity, other than termination of this Agreement or any of the easements granted herein.

16. Indemnification.

(A) ACEC's Indemnification of the Ethanol Parties. Except to the extent the same are caused by the negligence or willful misconduct of the Ethanol Parties or their officers, directors, employees, agents or invitees; except to the extent the same are covered by applicable insurance maintained by the Ethanol Parties pursuant to Section 9 above; and provided the Ethanol Parties have purchased and maintained the insurance required to be purchased and maintained by them hereunder; ACEC (referred to in such capacity as the "Indemnitor"), hereby agrees to indemnify and hold the Ethanol Parties and their respective officers, directors, shareholders, employees, agents and representatives (referred to in such capacity as the "lndemnitee") harmless from and against any and all Liabilities, as hereinafter defined, to the extent the same arise out of or are proximately caused by: (i) ACEC's use of that portion of the Outer Track Loop which the Ethanol Parties are required to inspect and maintain pursuant to this Agreement and/or any improvements or personal property located thereon or associated therewith; (ii) ACEC's use or operation of that portion of the Outer Track Loop which ACEC is required to inspect and maintain pursuant to the terms of this Agreement or any improvements or personal property located thereon or associated therewith; and (iii) any breach by ACEC of any representation or warranty given or any covenant, agreement or obligation required to be observed by ACEC hereunder.

(B) The Ethanol Parties Indemnification of ACEC. Except to the extent the same are caused by the negligence or willful misconduct of ACEC or its officers, directors, employees, agents or invitees; except to the extent the same are covered by applicable insurance maintained by ACEC pursuant to Section 9 above; and provided ACEC has purchased and maintained the insurance required to be purchased and maintained by it hereunder; the Ethanol Parties (each in such capacity an "Indemnitor"), hereby agree to indemnify and hold ACEC and its respective officers, directors, shareholders, employees, agents and representatives (referred to in such capacity as the "Indemnitee") harmless from and against any and all Liabilities, as hereinafter defined, to the extent the same arise out of or are proximately caused by: (i) the Ethanol Parties' use of that portion of the Outer Track Loop which ACEC is required to inspect and maintain pursuant to this Agreement and/or any improvements or personal property located thereon or associated therewith; (ii) the Ethanol Parties' use or operation of that portion of the Outer Track Loop which the Ethanol Parties are required to inspect and maintain pursuant to the terms of this Agreement or any improvements or personal property located thereon or associated therewith; and (iii) any breach by the Ethanol Parties of any representation or warranty given or any covenant, agreement or obligation required to be observed by the Ethanol Parties hereunder.

8

(C) Liabilities Defined. As used in this Section 16, "Liabilities" shall include all damages, deficiencies, obligations, assessments, judgments, fines, penalties, costs, expenses (including response costs, remediation expense, consultant fees, reasonable attorneys' fees, expert witness fees or court costs) and all other losses or expenses of any kind arising out of or in any way connected with any claim, action, suit, proceeding, investigation or inquiry initiated or undertaken against the Indemnitee, whether or not successfully prosecuted.

(D) Any Indemnitee shall give notice to the Indemnitor within thirty (30) days of the assertion or institution of any claim, action, suit or proceeding if the Indemnitee intends to seek indemnification hereunder, and in the case of a claim relating to a representation or warranty before the expiration of the survival period applicable thereto. Indemnitor shall thereafter have the right to participate, at its sole cost and expense, in the defense, settlement or other resolution thereof, including the right to retain counsel at its own expense to defend, or cooperate in the defense of, any such matter, and the right to consent to any settlement or compromise thereof, provided that such consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that Indemnitee determines, in its reasonable discretion, that there is a reasonable probability that an indemnified claim or proceeding may materially and adversely affect it, other than as a result of money payments required to be reimbursed by Indemnitor pursuant to this Section 16, Indemnitee shall have the right to prosecute the defense, and compromise or settlement of such claim or proceeding. In any event, Indemnitor, Indemnitee, and their respective counsel shall cooperate in the defense against, and settlement and compromise of, any such indemnified claim or proceeding. Indemnitor shall pay to Indemnitee any amount owing under this Section 16 within thirty (30) days after (i) the completion of any investigation or inquiry, the settlement or compromise of any claim, suit or proceeding; or (ii) the entry of a final nonappealable order by a court or other body having jurisdiction over the matter.

17. Notice. All notices, demands and communications (a "Notice") under this Agreement shall be delivered or sent by: (a) personal messenger delivery, (b) registered or certified mail, postage prepaid, return receipt requested or (c) nationally recognized overnight carrier, addressed to the address of the intended recipient set forth below or to such other address as either party may designate by notice pursuant to this Article. Notices shall be deemed given on the date of such personal messenger delivery, one business day after delivery to the overnight carrier or three business days after being mailed as provided in clause (b) above.

Notices to ACEC:	Aurora Cooperative Elevator Company
c/o Chief Financial Officer
2225 Q Street
Aurora, Nebraska 68818

With a copy to:	Joel L. Wiegert
Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102

9

Notices to Pacific Aurora	Pacific Aurora, LLC
and Aurora West:	Attn: General Counsel
400 Capitol Mall, Suite 2060
Sacramento, California 95814

With a copy to:	David C. Levy
Baird Holm LLP
1700 Farnam Street
Omaha, Nebraska 68102

18. Assignment. All, but not less than all of the rights and obligations of the Ethanol Parties under this Agreement and any easements granted herein may be assigned upon written notice to ACEC, but without the prior written consent of ACEC to an entity owned or controlled by the Ethanol Parties or their parent company Pacific Ethanol, Inc., provided, however, that such assignment shall not constitute a novation and the Ethanol Parties, together with such assignee, shall nevertheless be and for all purposes remain jointly and severally liable to ACEC for full and faithful performance of all of the obligations and undertakings required to be observed and performed by the Ethanol Parties under this Agreement. Except as provided above and except as a part of a sale, transfer or other disposition of Lot 3, Lot 4 or Lot 6 (including without limitation a judicial or non-judicial foreclosure sale or deed in lieu of foreclosure), neither the Ethanol Parties nor ACEC may assign any of its rights or obligations under this Agreement, including any easements granted herein, without the prior written consent of the other Parties, provided that such consent shall not be unreasonably withheld, conditioned or delayed. Nothing herein shall be deemed or construed to otherwise limit or restrict the rights of either the Ethanol Parties or ACEC to sell its respective property that is the subject of this Agreement.

19. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties, each subsequent owner or occupant of all or any portion of Lot 3, Lot 4 or Lot 6, the Parties’ permitted assignees, and their respective heirs, successors, permitted assigns, and legal representatives and is not intended, nor shall it be construed, to give any person, other than the parties hereto, each subsequent owner or occupant of all or any portion of Lot 3, Lot 4 or Lot 6, their permitted assignees, and their respective heirs, successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

20. Choice of Law. This Agreement shall be construed and enforced pursuant to the laws of the State of Nebraska. Any legal action or proceeding with respect to this Agreement or any document related hereto may be brought in the Douglas County District Court located in Omaha, Nebraska or the United States District Court for the District of Nebraska, and in connection with any suit so initiated, the Parties, by execution and delivery of this Agreement, hereby accept for themselves, generally and unconditionally, the jurisdiction of the aforesaid courts and do hereby irrevocably waive any objection, including, without limitation, any forum non conveniens, which any of them may now or hereafter have to the bringing of such action or proceeding in such jurisdictions. each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceedings arising out of or related to this agreement or the transaction contemplated hereby.

21. Incorporation by Reference. Each definition in the recitals at the beginning of this Agreement, and each exhibit, schedule or document which is referred to herein and which is attached hereto shall be deemed to be incorporated herein and made a part hereof by such reference to the same extent and with the same effect as if the same were set forth herein in its entirety.

22. Entire Agreement; Amendments. This Agreement, together with all exhibits and schedules, shall constitute the entire agreement among the parties pertaining to the subject matter hereof and will supersede and replace all prior contracts, agreements, understandings, negotiations and discussions, whether oral or written, of the parties in regard thereto.

10

23. Modification or Amendment. No supplement, modification or amendment of this Agreement shall be binding unless the same is reduced to writing and is signed by all of the parties hereto.

24. Waiver. No waiver of any of the provisions of this Agreement or any breach of any provision of this Agreement shall be deemed to, or shall constitute a waiver of any other provision or breach hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly set forth in writing and signed by the party or parties against whom enforcement is sought.

25. Invalidity. It is the intention of the parties that this Agreement and each provision hereof constitutes a binding and legally enforceable agreement. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court of competent jurisdiction to be invalid or unenforceable, then, unless such determination shall have the effect of depriving the Ethanol Parties or ACEC of any material benefit of its bargain, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained therein and each such valid and enforceable provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

26. Rules of Construction. Any uncertainty or ambiguity existing herein shall not be interpreted against either party because such party prepared any portion of this Agreement, but shall be interpreted according to the application of rules of interpretation of contracts generally. The headings and table of contents (if any) used in this Agreement are inserted for convenience and reference only and are not intended to be an integral part of or to affect the meaning or interpretation of this Agreement.

27. Confidentiality. The parties each agree that all nonpublic information provided to them by the other party hereto and designated as confidential shall be treated by the receiving party with the same degree of care that it provides to its own confidential information and that the party receiving such confidential information shall not use such information for its own benefit or the benefit of any third party or disclose such information to any third party, except to the extent such use or disclosure is necessary to perform or enforce this Agreement or is otherwise required by law or any listing agreement with any national securities exchange.

28. Further Assurances. The Parties hereby agree to take all such further action and execute, acknowledge and deliver to each other any further writings, documents, transfers, acknowledgments, instruments, authorizations, filings, applications, and reports, that may be reasonably required to give full force and effect to the provisions of this Agreement, and to take such further actions reasonably required in fulfillment of obligations set forth herein or in furtherance of the intent hereof.

29. Successors and Assigns. The term "ACEC" shall mean Aurora Cooperative Elevator Company, a Nebraska cooperative corporation and any of its successors or assigns as owner or owners or occupants of Lot 3 or Lot 4 (excluding the portion of Lot 3 or Lot 4 subject to the Easement Area and to be replatted into Lot 6 pursuant to the Lot Line Adjustment) or any part thereof or any interest therein. The term "Aurora West" shall mean Pacific Ethanol Aurora West, LLC, a Delaware limited liability company and any of its successors or assigns as owner or owners or occupants of Lot 6 or any part thereof or any interest therein.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

AURORA COOPERATIVE ELEVATOR COMPANY, a Nebraska cooperative corporation

By:

Print Name:

Title:

PACIFIC ETHANOL AURORA WEST, LLC, a Delaware limited liability company

By:

Print Name:

Title:

PACIFIC AURORA, LLC, a Delaware limited liability company

By:

Print Name:

Title:

[Signature page to Outer Track Loop Easement and Use Agreement]

STATE OF NEBRASKA	)
) ss.
COUNTY OF _________________	)

The foregoing instrument was acknowledged before me this _____ day of ___________, 2016, by ___________________, President of Aurora Cooperative Elevator Company, a Nebraska Cooperative Corporation, on behalf of the company.

_________________________________

Notary Public

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy or validity of that document.

State of California	)
County of _________________	) ss.

On _______________________ before me, ___________________________________,

Notary Public, personally appeared ________________________________________________,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

______________________________, Notary Public

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy or validity of that document.

State of California	)
County of _________________	) ss.

On _______________________ before me, ___________________________________,

Notary Public, personally appeared ________________________________________________,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

______________________________, Notary Public

Exhibit A

Description and Depiction of Easement Area

EASEMENT AREA ON LOT 3

AN OUTER TRACK LOOP EASEMENT LOCATED IN PART OF LOT 3, AURORA WEST SUBDIVISION REPLAT, IN THE CITY OF AURORA, HAMILTON COUNTY, NEBRASKA, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF AURORA BUSINESS PARK SOUTH FIFTH SUBDIVISION ALSO BEING A SOUTHEASTERLY CORNER OF LOT 3, AURORA WEST SUBDIVISION REPLAT AND THE POINT OF BEGINNING; THENCE ON AN ASSUMED BEARING OF N77°14'50"W, ALONG THE SOUTH LINE OF LOT 3, AURORA WEST SUBDIVISION REPLAT, A DISTANCE OF 1409.30 FEET TO A POINT OF CURVATURE; THENCE ON A 715.00 FOOT RADIUS CURVE TO THE RIGHT WITH A CHORD BEARING OF N52°30'42"W AND HAVING A CHORD DISTANCE OF 586.36 FEET; THENCE N61°41'45"E A DISTANCE OF 5.50 FEET TO A POINT OF CURVATURE; THENCE ON A 709.50 FOOT RADIUS CURVE TO THE RIGHT WITH A CHORD BEARING OF N23°22'08"W AND HAVING A CHORD DISTANCE OF 122.08 FEET; THENCE S71°34'00"W A DISTANCE OF 5.50 FEET TO A POINT OF CURVATURE; THENCE ON A 715.00 FOOT RADIUS CURVE TO THE RIGHT WITH A CHORD BEARING OF N13°04'23"W AND HAVING A CHORD DISTANCE OF 133.59 FEET TO A POINT ON THE NORTHERLY LINE OF LOT 3, AURORA WEST SUBDIVISION REPLAT AND A SOUTHERLY RIGHT OF WAY LINE OF HARVEST DRIVE; THENCE S67°03'03"E, ALONG SAID NORTHERLY LINE OF LOT 3, A DISTANCE OF 32.20 FEET TO A POINT OF CURVATURE; THENCE ON A 687.50 FOOT RADIUS CURVE TO THE LEFT WITH A CHORD BEARING OF S43°10'42"E, ALONG SAID NORTHERLY LINE OF LOT 3, AND HAVING A CHORD DISTANCE OF 770.82 FEET; THENCE S77°16'31"E, ALONG SAID NORTHERLY LINE OF LOT 3, A DISTANCE OF 1577.12 FEET TO A POINT ON THE EASTERLY LINE OF LOT 3 AND WEST LINE OF AURORA BUSINESS PARK SOUTH FIFTH SUBDIVISION; THENCE N86°25'38"W, ALONG SAID EASTERLY LINE OF LOT 3, A DISTANCE OF 177.02 FEET TO THE POINT OF BEGINNING. SAID TRACT CONTAINS A CALCULATED AREA OF 63976 SQUARE FEET OR 1.469 ACRES MORE OR LESS.

EASEMENT AREA ON LOT 4

AN OUTER TRACK LOOP EASEMENT LOCATED IN PART OF LOT 4, AURORA WEST SUBDIVISION REPLAT, IN THE CITY OF AURORA, HAMILTON COUNTY, NEBRASKA, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEAST CORNER OF LOT 4, AURORA WEST SUBDIVISION REPLAT AND THE POINT OF BEGINNING; THENCE ON AN ASSUMED BEARING OF N75°07'47"W, ALONG THE SOUTHERLY LINE OF LOT 4, A DISTANCE OF 25.00 FEET TO A POINT OF CURVATURE; THENCE ON A 712.50 FOOT RADIUS CURVE TO THE RIGHT HAVING A CHORD BEARING OF N23°30'01"E WITH A CHORD DISTANCE OF 210.73 FEET TO A POINT ON THE EAST LINE OF LOT 4; THENCE S00°04'29"E, ALONG THE EAST LINE OF LOT 4, A DISTANCE OF 49.48 FEET TO A POINT OF CURVATURE; THENCE ON A 687.50 FOOT RADIUS CURVE TO THE LEFT HAVE A CHORD BEARING OF S21°45'15"W WITH A CHORD DISTANCE OF 161.70 FEET TO THE POINT OF BEGINNING. SAID TRACT CONTAINS A CALCULATED AREA OF 4,679 SQUARE FEET OR 0.107 ACRES MORE OR LESS.

EXHIBIT F

TERMINATION AND RELEASE OF EASEMENTS

(attached hereto)

TERMINATION AND RELEASE OF EASEMENTS

THIS TERMINATION AND RELEASE OF EASEMENTS (the "Termination") is entered into as of ___________, 201__ (the "Effective Date") by PACIFIC AURORA, LLC, a Delaware limited liability company ("Pacific Aurora").

WHEREAS, Pacific Ethanol Aurora West, LLC, a Delaware limited liability company, f/k/a Aventine Renewable Energy – Aurora West, LLC, a Delaware limited liability company (“AW”), immediately prior to the Effective Date, owned the property legally described on Exhibit A (the "AW Property"); and,

WHEREAS, Pacific Ethanol Aurora East, LLC, a Delaware limited liability company, f/k/a Nebraska Energy, L.L.C. a/k/a Nebraska Energy, LLC, a Kansas limited liability company (“AE”), immediately prior to the Effective Date, owned the property legally described on Exhibit B (the "AE Property"); and,

WHEREAS, Aurora Cooperative Elevator Company, a Nebraska cooperative corporation (“ACEC”), prior to the Effective Date, owned the property legally described on Exhibit C (the "ACEC Property"); and,

WHEREAS, ACEC contributed the ACEC Property to Pacific Aurora pursuant to that certain Contribution Agreement by and between ACEC, Pacific Ethanol Central, LLC, a Delaware limited liability company ("PEC") and Pacific Aurora dated __________, 2016 (the “Contribution Agreement”); and,

WHEREAS, PEC contributed 100% of the issued and outstanding equity interests of each of AW and AE to Pacific Aurora pursuant to the Contribution Agreement; and,

WHEREAS, AW merged into Pacific Aurora pursuant to that certain Certificate of Merger dated ________ as a result of which Pacific Aurora now owns the AW Property; and,

WHEREAS, AE merged into Pacific Aurora pursuant to that certain Certificate of Merger dated ________ as a result of which Pacific Aurora now owns the AE Property; and,

WHEREAS, those certain easements described on Exhibit D (collectively, the "Easements") benefit, burden, and otherwise encumber the AW Property, the AE Property, and the ACEC Property (collectively, the "Properties"); and,

WHEREAS, Pacific Aurora now owns the Properties; and,

1

WHEREAS, Pacific Aurora desires to forever and unconditionally terminate and release the Easements on the terms and conditions set forth in this Termination.

NOW, THEREFORE, Pacific Aurora declares the following:

1.       Pacific Aurora hereby terminates and releases the Easements along with any benefits and burdens associated with the Easements. All right, title, and interest in, to and/or under the Easements is hereby terminated and of no further force and effect.

2.       This Termination is binding on and inures to the benefit of Pacific Aurora and its respective heirs, legatees, devisees, administrators, executors, successors and assignees. The laws of the State of Nebraska shall govern this Termination. The invalidity or unenforceability of any provision of this Termination shall not affect or impair any other provision.

(SIGNATURE PAGE TO FOLLOW)

2

(SIGNATURE PAGE TO TERMINATION AND RELEASE OF EASEMENTS)

IN WITNESS WHEREOF, Pacific Aurora has executed this Termination as of the date first above written.

PACIFIC AURORA, LLC, a Delaware limited liability company By: _________________________ Print Name: ___________________ Title: _________________________

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy or validity of that document.

State of California	)
County of _______________	) ss.

On _______________________ before me, ___________________________________, Notary Public, personally appeared ________________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

______________________________, Notary Public

EXHIBIT A

Legal Description of AW Property

Lots 5 and 6, Aurora West Subdivision Replat, Aurora, Hamilton County, Nebraska.

EXHIBIT B

Legal Description of AE Property

PARCEL 1:

Part of Lot One (1), Aurora Business Park South Subdivision, in part of the Northeast Quarter (NE1/4) of Section Six (6), Township Ten (10) North, Range Six (6) West of the 6th P.M., Hamilton County, Nebraska, more particularly described as:

Beginning at the Southeast corner of said Lot Two (2); thence on an assumed bearing of N00°42'45"E upon and along the East line of said Lot Two (2) a distance of 136.30 feet to a point on the Southerly line of Lot Two (2), a distance of 136.30 feet to a point on Southerly line of Lot Nine (9), Aurora West Subdivision Replat; thence S76°00'54"E upon and along said Southerly line of Lot Nine (9) a distance of 203.98 feet to a point on the East line of said Lot Nine (9), thence N02°41'46"E upon and along said East line of Lot Nine (9), a distance of 335.91 feet; thence N27°00'20"E upon and along said Easterly line of Lot Nine (9) a distance of 322.63 feet, thence N89°24'13"E a distance of 101.14 feet, thence N01°00'56"E upon and along said East line of Lot Nine (9) a distance of 228.95 feet to a point on the South line of Lot Two (2), Aurora Business Park South 4th Subdivision; thence S89°11'45"E upon and along the South lines of said Lot Two (2) and Lot One (1), Aurora Business Park South 4th Subdivision, a distance of 746.18 feet to the West Right-of-Way (ROW) line of 0 Road, thence S00°48'38"W upon and along said West ROW Line a distance of 1200.06 feet to the intersection of said West ROW line and the Northerly ROW line of the Burlington Northern Railroad, thence N77°15'37"W upon and along said Northerly ROW line of the Burlington Northern Railroad, a distance of 1226.44 feet to the point of beginning.

PARCEL 2:

Aurora Business Park South Fifth Subdivision, Hamilton County, Nebraska, more particularly described as follows:

A tract of land comprising a part of the Northeast Quarter (NE1/4) of Section Six (6), Township Ten (10) North, Range Six (6) West of the 6th P.M., Hamilton County, Nebraska more particularly described as:

Beginning at the Southwest corner of Lot Two (2), Aurora Business Park South Subdivision, Hamilton County, Nebraska; thence on an assumed bearing of N00°47'34"E upon and along the West line of said Lot Two (2), a distance of 134.42 feet thence N86°25'38"W a distance of 826.59 feet to a point on the Northerly Right of Way (ROW) line of the Burlington Northern Railroad; thence S77°16'20"E upon and along said Northerly ROW line of the Burlington Northern Railroad a distance of 843.86 feet to the point of beginning.

PARCEL 3:

A tract of land comprising a part of Lot Two (2), Aurora Business Park South Subdivision, Hamilton County, Nebraska, more particularly described as follows:

Beginning at the Southeast corner of said Lot Two (2); thence on an assumed bearing of N00°42'45"E upon and along the East line of said Lot Two (2) a distance of 136.30 feet; thence N77°39'05"W a distance of 241.01 feet to a point on the West line of said Lot Two (2); thence S00°47'34"W upon and along said West line of Lot Two (2), a distance of 134.42 feet to the intersection of the Southwest corner of said Lot Two (2) and a point on the Northerly Right-of-Way (ROW) line of the Burlington Northern Railroad; thence S77°13'26"E upon and along the South line of said Lot Two (2), said line also being the Northerly ROW line of the Burlington Northern Railroad a distance of 241.58 feet to the point of beginning. File No.: L20153021 Exhibit A (Continued)

Parcel 4: INTENTIONALLY LEFT BLANK

Parcel 5:

Lot Two (2), Aurora Business Park South Fourth Subdivision, Hamilton County, Nebraska, according to the recorded plat thereof.

AND

That Part of Lot 1, Aurora Business Park South Fourth Addition, a Subdivision as surveyed, platted and recorded in Hamilton County, Nebraska, described as follows: Beginning at the Southwest Corner of Lot 1, Aurora Business Park South Fourth Addition, said point also being the Southeast Corner of Lot 2, Aurora Business Park South Fourth Addition; thence North 00°30'49"West (Bearing Referenced to Nebraska State Plane NAD83) for 199.94 feet to the Northeast Corner of said Lot 2; thence North 89°31'44"East for 50.00 feet to the extended North line of said Lot 2; thence South 00°30'49"East for 199.92 feet parallel with and 50.00 feet East of the West line of said Lot 2 to the South line of said Lot 1; thence South 89°30'25" West for 50.00 feet to the Point of Beginning.

EXHIBIT C

Legal Description of ACEC Property

Outlot 1, Outlot 7, Lot 8 and Lot 9, Aurora West Subdivision Replat, Aurora, Hamilton County, Nebraska.

EXHIBIT D

Easements for Termination

1. That certain NELLC Track Easement and Use Agreement by and between Aurora Cooperative Elevator Company and Aventine Renewable Energy Holdings, Inc. and Nebraska Energy LLC, made and entered into on August 1, 2006, a Memorandum of which was recorded on August 6, 2007 in Book 46 at Page 233;

2. That certain Double Track Loop Easement and Use Agreement by and between Aventine Renewable Energy Holdings, Inc. and Aurora Cooperative Elevator Company, made and entered into on August 1, 2006, a Memorandum of which was recorded on August 6, 2007 in Book 46, at Page 234;

3. That certain unrecorded Aventine Grain Conveyor System Easement and Use Agreement by and between Aurora Cooperative Elevator Company and Aventine Renewable Energy Holdings, Inc., made and entered into on August 1, 2006;

4. That certain unrecorded NELLC Grain Conveyor System Easement and Use Agreement by and between Aurora Cooperative Elevator Company and Nebraska Energy LLC, made and entered into on August 1, 2006;

5. That certain unrecorded Track Switch Easement and Use Agreement by and between Aventine Renewable Energy – Aurora West, LLC, as assignee of Aventine Renewable Energy Holdings, Inc., and Aurora Cooperative Elevator Company, made and entered into effective as of September 15, 2010;

6. That certain unrecorded Road Easement and Use Agreement by and between Aventine Renewable Energy – Aurora West, LLC, and Aventine Renewable Energy Holdings, Inc., and Aurora Cooperative Elevator Company, made and entered into effective as of September 15, 2010;

7. That certain Electrical Conduit Easement and Use Agreement by and between Aventine Renewable Energy – Aurora West, LLC, and Aventine Renewable Energy Holdings, Inc., and Aurora Cooperative Elevator Company, made and entered into effective as of September 15, 2010;

8. That certain Gas Line Easement Agreement by and between Pacific Ethanol Aurora East, LLC, and Aurora Cooperative Elevator Company, dated May 17, 2016, filed May 19, 2016 in Book 51 at Page 182; and

9. Any other easements benefitting or burdening the AW Property, the AE Property, and the ACEC Property which have been extinguished as a matter of law pursuant to the doctrine of merger now that Pacific Aurora is title holder to the Properties.